      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1999

                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 MEDSCAPE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   7375                                  13-3879679
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                            ------------------------

                              134 WEST 29TH STREET
                         NEW YORK, NEW YORK 10001-5399
                                 (212) 760-3100
                            ------------------------

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 PAUL T. SHEILS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 MEDSCAPE, INC.
                              134 WEST 29TH STREET
                         NEW YORK, NEW YORK 10001-5399
                                 (212) 760-3100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                   JOHN P. SCHMITT, ESQ.                                      STEVEN A. MUSELES, ESQ.
           PATTERSON, BELKNAP, WEBB & TYLER LLP                               HOGAN & HARTSON L.L.P.
                1133 AVENUE OF THE AMERICAS                                    555 13TH STREET, N.W.
               NEW YORK, NEW YORK 10036-6710                                WASHINGTON, D.C. 20004-1109
                      (212) 336-2000                                              (202) 637-5600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                       AGGREGATE OFFERING            AMOUNT OF
                SECURITIES TO BE REGISTERED                            PRICE             REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value................................        $57,500,000                $15,985
---------------------------------------------------------------------------------------------------------------
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(1) Determined pursuant to Rule 457(o) under the Securities Act of 1933.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

              SUBJECT TO COMPLETION --                     , 1999

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--------------------------------------------------------------------------------

PROSPECTUS
            , 1999
MEDSCAPE LOGO
                                 MEDSCAPE, INC.
                                     SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

MEDSCAPE, INC.:                         THE OFFERING:
- We operate Medscape.com,                - We are offering           shares of
  a leading healthcare Web Site                                             our
  that provides comprehensive,                                    common stock.
  authoritative and timely medical
  information and interactive              - The underwriters have an option to
  programs to physicians, allied           purchase an additional        shares
  healthcare professionals, such as     from Medscape to cover over-allotments.
  pharmacists and nurses, and
  consumers.                            - We anticipate that the initial public
                                                 offering price will be between
- Medscape, Inc.                                     $     and $     per share.
  134 West 29th Street                    - This is our initial public offering
  New York, New York 10001-5399           and no public market currently exists
  (212) 760-3100                          for our shares.

PROPOSED SYMBOL/MARKET:                  - We intend to use the net proceeds of
- MSCP/we intend to apply for listing       this offering for general corporate
  on the Nasdaq National Market.          purposes, including funding operating
                                            losses, working capital and capital
                                                 needs. We may use a portion to
                                             acquire or invest in complementary
                                                    businesses or technologies.
                                          - Closing:                     , 1999

-----------------------------------------------------------------------------
                                              Per Share        Total
-----------------------------------------------------------------------------
Public offering price:                        $              $
Underwriting fees:
Proceeds to Medscape:
-----------------------------------------------------------------------------

   THIS INVESTMENT INVOLVES RISKS.   SEE "RISK FACTORS" BEGINNING ON PAGE 6.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

                                 BT ALEX. BROWN

                                                        BEAR, STEARNS & CO. INC.

            The undersigned are facilitating Internet distribution.

               WIT CAPITAL CORPORATION            DLJDIRECT INC.

                            ------------------------

[ARTWORK TO BE INCLUDED WILL INCLUDE MEDSCAPE'S LOGO, SCREEN SHOTS OF MEDSCAPE'S WEB SITE, A DESCRIPTION OF SOME OF OUR SERVICE OFFERINGS AND LOGOS OF SOME OF OUR STRATEGIC PARTNERS.]

                               TABLE OF CONTENTS

                                    PAGE
Prospectus Summary................     3
Risk Factors......................     6
Use of Proceeds...................    19
Dividend Policy...................    19
Capitalization....................    20
Dilution..........................    21
Pro Forma Consolidated Statements
  of Operations...................    22
Selected Consolidated Financial
  Data............................    23
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......    24
Business..........................    31

                                    PAGE
Management........................    43
Transactions with Related
  Parties.........................    50
Principal Stockholders............    52
Description of Capital Stock......    55
Shares Eligible for Future Sale...    57
Underwriting......................    59
Validity of the Shares............    61
Experts...........................    61
Where You Can Find More
  Information.....................    61
Index to Consolidated Financial
  Statements......................   F-1

                               PROSPECTUS SUMMARY

     The information below is only a summary of more detailed information included in other sections of this prospectus. This summary may not contain all the information that is important to you or that you should consider before buying shares in the offering. The other information is important, so please read this entire prospectus carefully.

                                 MEDSCAPE, INC.

OUR BUSINESS

     We operate Medscape.com, a leading healthcare Web site that provides comprehensive, authoritative and timely medical information and interactive programs to physicians, allied healthcare professionals, such as pharmacists and nurses, and consumers. We offer a wide range of high-quality medical information, including original, proprietary articles written for us by renowned medical experts. We also offer what we believe is the Web's largest collection of free, peer-reviewed, full-text medical journal articles and one of the Web's most extensive libraries of continuing medical education accredited programs. We supplement our medical content with a variety of non-medical information, community features and interactive programs that make Medscape.com a full-service healthcare destination Web site. As of March 31, 1999, Medscape.com had more than one million registered members worldwide, including over 180,000 registered as physicians, 500,000 registered as allied healthcare professionals and 350,000 registered as consumers.

     Medscape.com is designed to meet the needs of our members in a personalized and easy-to-use manner. We organize our professional information by medical specialty area, such as oncology and cardiology, to make it easier for our members to access the information most relevant to them. Our extensive and up-to-date medical content and easy-to-use searching features assist medical professionals in keeping abreast of medical advances and obtaining fast, online answers to medical questions, helping them to make more informed diagnoses. We believe our consumer members view Medscape.com as a trusted source of healthcare information because of our high-quality content and our credibility with physicians. To enhance and personalize the consumer experience, we plan to launch a separate consumer site that will provide consumer-oriented information organized by health topic and offer community features and interactive healthcare information programs. The consumer site will also operate under the Medscape brand.

     Our database of registered members, coupled with our ability to deliver advertisements to specific groups within our membership base, enables pharmaceutical, medical device and other healthcare companies to reach substantially all segments of their target audience. Our advertisers and sponsors include over 30 of the world's largest pharmaceutical companies.

OUR MARKET OPPORTUNITY

     We believe the $1 trillion healthcare industry is being changed by the emergence of the Internet as a global medium for communications, news, information and commerce. In particular, we believe that the Internet can cost-effectively address the increasing need for timely, comprehensive and authoritative medical information caused by:

     - the accelerated development of new medical and pharmaceutical therapies;

     - increased time constraints on physicians who are faced with an ever-increasing volume of information; and

     - consumers taking greater interest in health-related issues.

     We address these needs by providing high-quality, timely and well-organized medical content on Medscape.com. Medscape.com allows consumers easy access to the same high-quality medical content available to physicians, helping them become better informed about health-related issues. Our Web site is conveniently accessible wherever and whenever our members choose. The organization of our site and breadth of our membership base enables our advertisers and sponsors, including pharmaceutical, medical device and other healthcare companies, to deliver targeted marketing programs and interactive services directly to all of their important healthcare constituencies.

OUR STRATEGY

     Our objective is to be the premier online healthcare destination Web site where physicians, allied healthcare professionals and consumers find reliable and comprehensive information that enables them to make better and more informed medical and health decisions. We believe we are positioned to become the preferred online advertising medium and e-commerce partner in the healthcare sector. We intend to achieve our objective by pursuing the following strategies:

     - strengthening the Medscape brand;

     - expanding and enhancing our content offerings;

     - growing membership and audience loyalty;

     - developing strategic alliances and enhancing distribution; and

     - generating multiple revenue streams.

OUR HISTORY

     Medscape, Inc. was incorporated in New York in March 1996 and commenced operations in April 1996. Medscape, Inc. was reincorporated in Delaware in December 1998. In October 1998, we purchased Healthcare Communications Group, LLC, which operated a leading HIV Web site.

     Our executive offices are located at 134 West 29th Street, New York, New York, 10001-5399. Our telephone number is (212) 760-3100. Our Web site is located at www.medscape.com. Information contained on our Web site is not part of this prospectus.

     Medscape is our registered service mark. Each other trademark, trade name or service mark of any other company appearing in this prospectus is the property of its holder.

                                  THE OFFERING

Common stock offered by Medscape............    shares

Common stock to be outstanding after this
  offering..................................    shares

Use of proceeds.............................    We intend to use the net proceeds of this
                                                offering for general corporate purposes,
                                                including funding operating losses, working
                                                capital and capital needs. We may use a
                                                portion to acquire or invest in
                                                complementary businesses or technologies.

Proposed Nasdaq National Market Symbol......    MSCP

     The outstanding share information is based on our shares outstanding as of , 1999. This information excludes:

     - shares of common stock subject to options granted under our 1996 Stock Option Plan and outstanding as of April 30, 1999 at a weighted
       average exercise price of $     per share; and

     -           shares of common stock reserved for outstanding warrants at an
       exercise price of $     per share.

                   CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

     Unless we indicate otherwise, all information in this prospectus reflects the following:

     - the conversion of our outstanding Class B Common Stock on a one-for-one basis into Class A Common Stock, and the redesignation of our Class A Common Stock as common stock, both of which will occur concurrently with the completion of this offering;

     - the conversion of our Series A Preferred Stock, Series C-1 Preferred Stock, and Series D Preferred Stock, all on a one-for-one basis, and our Series C Preferred Stock, on an approximately 1.07-for-one basis, into Class A Common Stock, and the redesignation of our Class A Common Stock as common stock, all of which will occur immediately prior to the completion of this offering;

     - an increase in the number of our authorized shares of common stock to to be effected concurrently with this offering; and

     - no exercise by the underwriters of their over-allotment option to
       purchase up to                additional shares of common stock.

The prospectus does not reflect the      for-one stock split of our common
stock, to be effected in May 1999.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes our financial data for the nine months ended December 31, 1996 and for each of the two years in the period ended December 31, 1998 and the three month periods ended March 31, 1998 and 1999, which have been derived from our consolidated financial statements and the notes thereto. The pro forma data for the year ended December 31, 1998 have been prepared as though the acquisition of Healthcare Communications Group, LLC had occurred on January 1, 1998. For a more detailed explanation of these financial data, see "Selected Consolidated Financial Data" and our financial statements located elsewhere in this prospectus.

                                                   HISTORICAL
                                      -------------------------------------
                                                             YEAR ENDED        PRO FORMA      THREE MONTHS ENDED
                                      NINE MONTHS ENDED     DECEMBER 31,       YEAR ENDED          MARCH 31,
                                        DECEMBER 31,      -----------------   DECEMBER 31,   ---------------------
                                            1996           1997      1998         1998         1998        1999
CONSOLIDATED STATEMENTS
OF OPERATIONS DATA:
Revenues............................       $ 1,015        $ 1,522   $ 3,069    $   5,654     $     550   $   1,644
                                           -------        -------   -------    ---------     ---------   ---------
Operating expenses:
  Editorial, production, content and
    technology......................         1,182          1,790     2,563        4,300           396       1,231
  Sales and marketing...............           278          1,201     2,344        2,344           299       1,081
  General and administration........           830          1,823     1,775        2,643           360         765
  Depreciation and amortization.....            41            160       280          399            47          88
                                           -------        -------   -------    ---------     ---------   ---------
         Total operating expenses...         2,331          4,974     6,962        9,686         1,102       3,165
                                           -------        -------   -------    ---------     ---------   ---------
Loss from operations................        (1,316)        (3,452)   (3,893)      (4,032)         (552)     (1,521)
  Interest expense (income).........            28             12      (249)        (251)          (49)        (82)
                                           -------        -------   -------    ---------     ---------   ---------
Net loss............................       $(1,344)       $(3,464)  $(3,644)   $  (3,781)    $    (503)  $  (1,439)
                                           =======        =======   =======    =========     =========   =========
Basic net loss per share(1).........       $              $         $          $             $           $
Weighted average number of shares of
  common stock outstanding..........

                                                                   MARCH 31, 1999
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(2)
CONSOLIDATED BALANCE SHEET DATA:
Current assets..............................................  $22,985
Working capital.............................................   19,302
Total assets................................................   25,403
Stockholders' equity........................................   21,720

---------------
(1) We calculate loss per common share by dividing the loss attributable to common shares by the weighted average number of shares outstanding. We do not include outstanding common stock options and warrants in the loss per common share calculation, as their effect is anti-dilutive.

(2) Adjusted to give effect to this offering, assuming net proceeds of
    $          .

                                  RISK FACTORS

     You should consider carefully the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would likely suffer. In this case, the market price of our common stock could decline, and you may lose all or a part of the money you pay to buy our common stock.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

     We initiated our operations in April 1996. As a result, we have only a limited operating history on which you can base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets like ours. Some of these risks and uncertainties relate to our ability to:

     - attract and maintain a large base of users;

     - develop and introduce desirable services and compelling and original content to members and users;

     - establish and maintain strategic relationships with distribution partners and service and content providers;

     - establish and maintain relationships with sponsors and with advertisers and their advertising agencies;

     - respond effectively to competitive and technological developments; and

     - build an infrastructure to support our business.

     We cannot assure you that we will be successful in addressing these risks and uncertainties. Our failure to do so could have a material adverse effect on our financial condition.

WE ARE NOT PROFITABLE AND EXPECT TO CONTINUE TO INCUR LOSSES.

     We have not achieved profitability. We expect to continue to incur net losses for the foreseeable future and may never become profitable. We have incurred net losses of approximately $9.9 million during the period from our inception through March 31, 1999.

     Our ability to generate significant revenues is uncertain. We cannot be certain that our growth to date will continue. Almost all of our revenues to date have been derived from advertising sales and sponsorships. As our business evolves, we expect to introduce a number of new products and services. With respect to both current and future product and service offerings, we expect to increase significantly our operating expenses to increase our customer base, enhance our brand image and support our infrastructure. For us to make a profit, our revenues and gross profit margins will need to increase sufficiently to cover these and other future costs. Otherwise, we may never make a profit. Even if we become profitable, we may not sustain or increase our profits on a quarterly or annual basis in the future.

WE DEPEND ON THE PHARMACEUTICAL INDUSTRY FOR A SIGNIFICANT PORTION OF OUR REVENUES.

     Our near-term and long-term prospects depend upon selling our services to the pharmaceutical industry. In 1998, 92% of our revenues were derived from services provided to pharmaceutical companies, and three pharmaceutical companies in particular provided 48% of our 1998 revenues. Accordingly, our success is highly dependent on the sales and marketing expenditures of pharmaceutical companies and our ability to attract these expenditures. Our revenues could seriously decrease if there were adverse developments in the pharmaceutical industry including:

     - an increase in the use of generic drugs instead of branded drugs;

     - a reduction in sales and marketing expenditures of pharmaceutical companies;

     - public or private market initiatives or reforms designed to regulate the manner in which pharmaceutical companies promote their products;

     - regulatory or legislative developments that discourage or prohibit these activities;

     - a decrease in the number of new drugs being developed; or

     - current legislative and regulatory attempts to control drug costs for Medicare and Medicaid patients, including proposals in the U.S. Congress.

OUR BUSINESS MODEL IS UNPROVEN AND THE MARKET MAY NOT ACCEPT IT.

     Our success is dependent upon achieving significant market acceptance of our services by physicians, allied healthcare professionals and consumers. We cannot guarantee that medical professionals or consumers will accept Medscape.com, or even the Internet, as a replacement for traditional sources of healthcare information. Market acceptance of Medscape.com depends upon continued growth in the use of the Internet generally and, in particular, as a source of healthcare information services for medical professionals and consumers. The Internet may not prove to be a viable channel for these services due to:

     - inadequate development of necessary infrastructure, such as reliable network backbones, or complementary services, such as high-speed modems and security procedures for the transmission of confidential healthcare information;

     - implementation of competing technologies;

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; and

     - governmental regulation or other reasons.

     Failure to achieve and maintain market acceptance of Medscape.com would seriously harm our business.

WE DEPEND ON REVENUES FROM ADVERTISING AND SPONSORSHIPS, AND THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET ADVERTISING AND SPONSORSHIP IS UNCERTAIN.

     Our future success depends on an increase in the use of the Internet as an advertising medium. We derive most of our revenues from the sale of advertisements and sponsorships on our site, and we expect to continue to do so for the foreseeable future. The Internet advertising market is new and rapidly evolving. It cannot yet be compared with the traditional advertising market to gauge its effectiveness. As a result, there is significant uncertainty about the demand and market acceptance for Internet advertising. Many of our advertising customers and sponsors have limited experience with Internet advertising and sponsorship, and may ultimately conclude that Internet advertising and sponsorship are not effective relative to traditional advertising media and sponsorship opportunities. Different pricing models are used to sell advertising on the Web, and it is difficult to predict which model, if any, will emerge as the industry standard. This makes it difficult to project our future advertising and sponsorship rates and revenues.

     In addition, widespread adoption or increased use by Internet users of "filter" software programs that allow them to limit or remove advertising from their desktops or the adoption of this type of software by Internet access providers could have a material adverse effect on the viability of advertising on the Internet and on our financial condition. We cannot assure you that the market for Internet advertising will continue to emerge or will become sustainable. If the market for Internet advertising and sponsorships fails to develop or develops more slowly than we expect, our revenues will decline.

OUR OPERATING RESULTS WILL BE SEASONAL AND MAY FLUCTUATE FROM QUARTER TO
QUARTER.

     Because a substantial portion of our revenues come from sponsorships associated with major medical conferences that occur less frequently in the summer months, our results of operations have historically been seasonal. Our limited operating history makes it difficult to assess the impact of this seasonal factor on our business and our stock price. Should the major medical conferences' schedule change, our operating results would be affected accordingly.

     Because of seasonality and other factors, our operating results will likely continue to vary from quarter to quarter. Since a substantial portion of our current and future costs are fixed, if our revenues fall short of expectations, we may not be able to adjust our fixed expenses to compensate for this shortfall on a timely basis.

OUR SUCCESS IS DEPENDENT UPON OUR ACHIEVING MARKET ACCEPTANCE FOR OUR MEDSCAPE BRAND.

     We believe that broad recognition and a favorable audience perception of the Medscape brand are essential to our future success. Successful positioning of the Medscape brand will largely depend on:

     - the success of our advertising and promotional efforts; and

     - our ability to continue to provide a high-quality experience for our audience.

     We incurred sales and marketing expenses of $2.3 million during the year ended December 31, 1998. To increase awareness of the Medscape brand, we expect to spend significantly more on sales and marketing in the future. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues. In addition, even if brand recognition increases, the number of Medscape.com users may not increase. Furthermore, even if the number of new users increases, those users may not become registered members or use Medscape.com regularly.

OUR ADVERTISING AND SPONSORSHIP REVENUE IS CONCENTRATED AMONG A LIMITED NUMBER OF ADVERTISERS AND SPONSORS, AND OUR ADVERTISING AND SPONSORSHIP CONTRACTS ARE GENERALLY SHORT-TERM.

     A limited number of advertisers and sponsors accounted for almost half of our advertising and sponsorship revenues for the quarter ended March 31, 1999. In 1998, we derived approximately 27% of our revenue from Genentech Incorporated, 14% from Roche Laboratories and 7% from Johnson & Johnson. We believe that a substantial amount of revenue from advertising and sponsorship sales in any given future period may continue to come from a relatively small number of advertisers and sponsors. If any of our major advertisers or sponsors were to substantially cut back on advertising or sponsorship expenditures or stop using our services, our revenues would decline.

     We typically sell advertisements and sponsorships for a one year period or less. As a result, we cannot assure you that any of our current advertisers or sponsors will purchase advertising or sponsorships from us in the future, and we may not be able to successfully attract additional advertisers or sponsors. The loss of any of the advertisers or sponsors that account for a material portion of our total revenues, or the non-payment or late payment of amounts due from significant advertisers and sponsors, could seriously harm our business.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL OR OTHER CHANGES.

     The markets in which we compete are characterized by rapidly changing technology, evolving technological standards in the industry, frequent new service and product announcements and changing consumer demands. Our future success will depend on our ability to adapt to these changes and to continuously improve the performance, features and reliability of our service in response to competitive services and product offerings and the evolving demands of the marketplace. We may not be able to do so. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure, which might impact our ability to become or remain profitable.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

     The market for Internet content, products, services and advertising is new, rapidly evolving and intensely competitive. We currently compete, or potentially compete, with many providers of Web content, information services and products, as well as traditional media and promotional efforts, for audience attention and advertising and sponsorship expenditures. We expect competition to intensify in the future. Barriers to entry are not significant, and current and new competitors may be able to launch new Web sites at a relatively low cost. We compete, directly and indirectly, for members, consumers, content providers, advertisers, sponsors and acquisition candidates with:

     - companies and organizations providing or maintaining online services or Web sites targeted to physicians or the healthcare industry;

     - companies and organizations providing or maintaining general purpose consumer online services which provide access to healthcare content and services;

     - companies and organizations providing or maintaining public sector and non-profit Web sites that provide healthcare information and services without advertising or commercial sponsorships;

     - companies and organizations providing or maintaining Web search and retrieval services and other high-traffic Web sites;

     - publishers and distributors of traditional media, including those targeted to medical professionals, many of which have established or may establish Web sites; and

     - vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging.

     Competition for members, users and advertisers, as well as competition in the electronic commerce market, is intense and is expected to increase significantly.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR RAPID GROWTH.

     Our ability to successfully offer services and products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations. These expansion efforts could be expensive and may put a strain on management, and, if we do not manage growth properly, could adversely affect our business. To manage our future growth, we will need to:

     - improve existing or implement new operational and financial systems, procedures and controls;

     - expand, train and manage our employee base; and

     - maintain close coordination among our technical, finance, marketing, sales and editorial staffs.

     If we are unable to manage growth effectively, our business would be seriously harmed.

WE MAY NOT BE ABLE TO RETAIN AND ATTRACT KEY PERSONNEL.

     Competition for personnel with experience in Internet content and commerce is intense. If we do not succeed in attracting new employees or retaining and motivating our current and future employees, our business could suffer significantly. We believe our performance is substantially dependent on:

     - our ability to retain and motivate our senior management and other key employees; and

     - our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, editorial, marketing and customer services personnel.

OUR FUTURE SUCCESS DEPENDS UPON FURTHER DEVELOPING AND ENHANCING OUR STRATEGIC RELATIONSHIPS.

     Although we have a variety of sources of traffic to our Web site, we expect a growing percentage of our traffic to be generated by strategic distribution partners. If we are not successful in developing and enhancing our strategic relationships, our business could be harmed. We formed our existing relationships recently and our distribution partners may not view their relationships with us as significant to their own business. As a result, they may reassess their commitment to us or decide to compete directly with us in the future. We generally do not have agreements that prohibit our distribution partners from competing against us directly or from contracting with our competitors. Our arrangements with our distribution partners generally do not establish minimum performance requirements, but instead rely on the voluntary efforts of our distribution partners. As a result, we cannot guarantee that these relationships will be successful.

OUR FUTURE SUCCESS DEPENDS UPON OUR ABILITY TO MAINTAIN OUR EXISTING RELATIONSHIPS WITH CONTENT PROVIDERS, TO BUILD NEW RELATIONSHIPS WITH OTHER CONTENT PROVIDERS AND TO CONTINUE TO OBTAIN ORIGINAL CONTENT FROM MEDICAL EXPERTS.

     Our Web site includes content licensed from independent providers and original content created for us by expert medical professionals. We have entered into relationships with approximately 45 companies representing over 100 publications, medical databases and newsfeeds to obtain content for Medscape.com, and we intend to enter into additional relationships in the future. Our success depends significantly on our ability to maintain our existing relationships with these content providers, to build new relationships with other content providers and to continue to obtain original content from medical experts.

     Many of our agreements with content providers are non-exclusive, and competitors offer, or could offer, content that is similar or the same as ours. If content providers, including our current providers, offer information to users or our competitors on more favorable terms than offered to us, we could become less competitive and our business and prospects could be harmed. In addition, the failure by our content providers to deliver high-quality content from reliable sources and to continuously upgrade their content in response to user demand and evolving healthcare industry trends could result in user dissatisfaction and inhibit our ability to attract users and add members.

     Our agreements with expert medical professionals who provide us with a majority of our original proprietary content are generally short-term and project-based. We cannot assure you that we will be able to attract expert medical professionals to provide us with original proprietary content in the future. Our failure to acquire original proprietary content written by expert medical professionals would have a negative effect on our content, resulting in a likely decline in our revenues.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY.

     Our intellectual property is important to our business. Our efforts to protect our intellectual property may not be adequate. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others, which could be time consuming and costly.

     We could be subject to intellectual property infringement claims as the number of our competitors grows. These claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and to develop comparable non-infringing intellectual property or obtain a license or cease providing the services that contain the infringing intellectual property. We may be unable to develop non-infringing intellectual property or obtain a license on commercially reasonable terms, or at all.

OUR ACTIVITIES MAY EXPOSE US TO MALPRACTICE LIABILITY AND OTHER LIABILITY INHERENT IN HEALTHCARE DELIVERY.

     Patients who file lawsuits against doctors often name as defendants all persons or companies with any relationship to the doctors. As a result, patients may file lawsuits against us based on treatment provided by physicians who maintain Web pages at our site. In addition, a court or government agency may take the position that our delivery of health information, or information delivered by a third-party site that a consumer accesses through our Web site, exposes us to malpractice or other personal injury liability for wrongful delivery of healthcare services or erroneous health information. We cannot assure you that the amount of insurance we maintain with insurance carriers will be sufficient to cover all of the losses we might incur from these claims and legal actions. In addition, insurance for some risks is difficult, impossible or too costly to obtain, and as a result, we may not be able to purchase insurance for some types of risks.

OUR SYSTEMS MAY EXPERIENCE FAILURES.

     If we are not able to operate our Web site 24 hours a day, seven days a week, with limited interruptions, our business would be seriously harmed. Our Web site may be required to accommodate a high volume of traffic and deliver frequently updated information. We may experience slower response times or system failures due to increased traffic on our Web site or for a variety of other reasons. We depend on content providers to provide information and data feeds on a timely basis. Our Web site could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, our members and consumers depend on Internet service providers and other Web site operators for access to our Web site. These providers and operators have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. We do not maintain redundant systems or facilities for all of our services. To operate with limited interruption, our service and content providers must guard against:

     - damage from fire, power loss and other natural disasters;

     - communications failures;

     - software and hardware errors or failures;

     - security breaches, computer viruses and similar disruptive problems; and

     - other potential interruptions.

     We have experienced periodic system interruptions in the past, and we cannot guarantee that they will not occur again. Any significant interruptions in our services or an increase in response time could result in a loss of potential or existing users and members, strategic partners or advertisers and sponsors and, if sustained or repeated, could reduce the attractiveness of our Web site to these parties in the future. Our insurance policies have low coverage limits and, therefore, cannot adequately compensate us for any material losses that may occur due to disruptions in our service. Any significant interruption in our operations would negatively affect our business, financial condition and operating results.

STATE RESTRICTIONS ON THE PRACTICE OF MEDICINE MAY NEGATIVELY AFFECT OUR ACTIVITIES.

     Any finding in a state that we are not in compliance with its laws could require us to restructure our services, which could adversely affect our business. The laws in some states prohibit some business entities, such as our company, from practicing medicine. This is commonly referred to as the prohibition against the "corporate practice of medicine." These laws generally prohibit us from employing physicians to practice medicine or from directly furnishing medical care to patients. Each state requires licensure for the practice of medicine within that state, and some states consider the receipt of an electronic transmission of selected healthcare information in that state to be the practice of medicine. These laws restrict our activities and the extent to which we can provide medical advice to consumers. If challenged, we cannot assure you that our activities would be found to be in compliance with these laws.

WE DEPEND UPON OUR MEMBERS TO PROVIDE US WITH ACCURATE REGISTRATION INFORMATION ABOUT THEMSELVES.

     We classify our members as physicians, allied healthcare professionals and consumers based on the information that members supply to us at the time of registration, and we cannot guarantee that this information is accurate, or that our members are who they say they are. In addition, possible changes in state or federal confidentiality laws may make it more costly and more difficult to verify the accuracy of information about our members. We are conducting an ongoing verification effort that may result in some members being reclassified because of incomplete or inaccurate information that they supplied at the time of registration. A significant amount of reclassifications may make us less attractive to advertisers, and revenues may decrease.

WE MAY INCUR LIABILITY FOR CONTENT AND USER DATA.

     As a content provider, we may face potential liability for intellectual property infringement, defamation, indecency and other claims. In addition, we may incur liability for unauthorized duplication or distribution of third-party content or materials or for information collected from and about our users. We cannot assure you that third parties or users will not bring claims against us relating to proprietary rights or use of personal information. Our general liability insurance may not cover or be adequate for potential claims of this type.

HEALTHCARE REFORMS AND THE COST OF REGULATORY COMPLIANCE COULD NEGATIVELY AFFECT OUR BUSINESS.

     The healthcare industry is heavily regulated. Various laws, regulations and guidelines promulgated by government, industry and professional bodies affect, among other matters, the provision, licensing, labeling, marketing, promotion and reimbursement of healthcare services and products, including pharmaceutical products. A federal law commonly known as the Medicare/Medicaid antikickback law, and several similar state laws, prohibit payments that are intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services, including pharmaceuticals. Another federal law, commonly known as the "Stark" law, prohibits physicians from referring Medicare and Medicaid patients for designated health services to entities with which they have a financial relationship, unless that relationship qualifies for an explicit exception to the referral ban. It is possible that additional or changed laws, regulations or guidelines could be adopted in the future. Our failure or our clients' failure to comply with any applicable regulatory requirements or industry guidelines could:

     - limit or prohibit business activities;

     - subject us or our clients to adverse publicity; or

     - increase the costs of regulatory compliance or subject us or our clients to monetary fines or other penalties.

     In addition, healthcare reform measures have been considered by the U.S. Congress and other federal and state bodies during recent years. The intent of the proposals generally has been to reduce the growth of total healthcare expenditures and expand healthcare coverage. Implementation of government healthcare reform may adversely affect promotional and marketing expenditures by pharmaceutical companies, which could decrease the business opportunities available to us.

THE INTERNET IS SUBJECT TO MANY GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES THAT MAY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

     Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business and prospects.

     Laws and regulations may be adopted in the future that address Internet-related issues, including online content, user privacy, pricing and quality of products and services. For example, although it was held unconstitutional, the Communications Decency Act of 1996 prohibited the transmission over the Internet of various types of information and content. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on the Internet service providers.

     Currently, U.S. privacy law consists of disparate state and federal statutes regulating specific industries that collect personal data. Most of them predate and therefore do not specifically address online activities. However, European nations are now implementing a European Union Data Privacy Directive regulating the transmission and storage of personal information and data. In addition, a number of comprehensive legislative and regulatory privacy proposals are now under consideration by federal, state and local govern-ments in the United States. We cannot guarantee that the United States or foreign nations will not adopt legislation aimed at protecting Internet users' privacy. Any such legislation could negatively affect our business. Moreover, it may take years to determine the extent to which existing laws governing issues like property ownership, libel, negligence and personal privacy are applicable to the Internet.

SOME OF OUR ACTIVITIES ARE SUBJECT TO STATE AND FEDERAL LAWS THAT PROTECT INDIVIDUAL HEALTH INFORMATION AND GOVERN OWNERSHIP, USE AND DISCLOSURE OF THAT INFORMATION.

     Consumers sometimes enter private health information about themselves or their family members when using our services. Also, our systems record use patterns when consumers access our databases that may reveal health-related information or other private information about the user. Numerous federal and state laws and regulations govern collection, dissemination, use and confidentiality of patient-identifiable health information, including:

     - state privacy and confidentiality laws;

     - state pharmacy laws;

     - Medicaid laws;

     - the Health Insurance Portability and Accountability Act of 1996 and related rules proposed by the Health Care Financing Administration; and

     - Health Care Financing Administration standards for Internet transmission of health data.

     The U.S. Congress currently is considering proposed legislation that would establish a new federal standard for protection and use of health information. In addition, the laws of other countries also govern the use of and disclosure of health information. We cannot assure you that our systems for safeguarding patient health information from unauthorized disclosure or use will preclude successful claims against us for violation of applicable law. We also cannot assure you that other third-party sites that consumers access through our site will maintain systems to safeguard this health information. In addition, future laws or changes in current laws may necessitate costly adaptations to our systems. If we fail to comply with current or future laws or regulations governing the collection, dissemination, use and confidentiality of patient health information, this failure could have a material adverse effect on our business, operating results and financial condition.

     We intend to develop medical information systems and market research services that we will use to collect, analyze and report aggregate medical care, medical research, outcomes and financial data pertaining to items such as prescribing patterns and usage habits. Some states have enacted legislation regulating the aggregation of health information and the manipulation, use and ownership of that aggregated data, even when this data does not reveal the patient's identity. Because this area of the law is rapidly changing, we cannot assure you that our collection, analysis and reporting of aggregate healthcare data maintained in our database will at all times and in all respects comply with current or future laws or regulations governing the ownership, collection and use of this data. We cannot assure you that future laws or changes in current laws governing the ownership, collection and use of aggregate healthcare data will not necessitate costly adaptations to our systems or limit our ability to use this data.

WE ARE SUBJECT TO FDA REGULATIONS.

     The U.S. Food and Drug Administration regulates the form and content of labeling, advertising and promotional materials, including direct-to-consumer prescription drug and medical device advertising, prepared by, or for, pharmaceutical or medical device companies. Any information developed by, or for, pharmaceutical and medical device companies, either alone or together with us, that promotes the use of their products and is put on our Web site is covered by the full array of FDA requirements and enforcement actions. Accordingly, if we are required to comply with FDA regulations, the time-consuming, burdensome and expensive nature of compliance could harm our:

     - relationships with pharmaceutical and medical device companies;

     - ability to continue to provide some of our services or content; or

     - ability to introduce new services or content in a timely manner.

     In addition, the FDA has been considering the development of a broad set of policies dealing with the promotion of pharmaceutical and medical device products on the Internet. They have not done so to date. In the future, the FDA may develop new regulatory policies that may more tightly regulate the format and content of this information on the Internet. The FDA may also alter its present policies on the direct-to-consumer advertising of prescription drugs and medical devices in a way that would reduce or restrict the amount of this information available to consumers. Therefore, existing FDA rules and enforcement actions and regulatory policies that the FDA may develop in the future could have a material adverse effect on our ability to provide existing or future applications or services to our audience or obtain the necessary corporate sponsorship to do so.

     Some computer applications and software are considered medical devices and are subject to regulation by the FDA. If any of our current or future services or applications are regulated by the FDA as medical devices, we would be subject to various laws, regulations and policies enforced by the FDA or other governmental authorities, including both premarket and postmarket requirements. Noncompliance with applicable FDA requirements, including those related to pharmaceutical and medical device promotional practices and the pre-market and post-market approval requirements for medical devices, can result in an enforcement action that could substantially harm our business. Changes in existing regulatory requirements, our failure to comply with current or future requirements or adoption of new requirements could negatively affect our business.

INTERNET SALES MAY BECOME TAXABLE.

     The tax treatment of the Internet and e-commerce is currently unsettled and any legislation that substantially impairs the growth of e-commerce could seriously harm our business and prospects. A number of proposals have been made at the federal, state and local level and by some foreign governments that could impose taxes on the sale of goods and services and some other Internet activities. A recently enacted law places a temporary moratorium on selected types of taxation on Internet commerce. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet.

WE HAVE LIMITED EXPERIENCE WITH INTERNATIONAL OPERATIONS, WHICH MAY RESULT IN OUR INABILITY TO SUCCEED ON AN INTERNATIONAL LEVEL.

     To date, we have had limited experience in developing localized versions of our online services and in marketing and operating our online services internationally. One element of our strategy is to develop our online service brands in international markets. To achieve this, we intend to enter into relationships with foreign business partners. We may experience difficulty in obtaining such partners and managing international operations because of distance, trade regulation, language barriers and cultural differences. Our revenues could be adversely affected if we or our future foreign business associates are unable to successfully market and operate our online services in foreign markets.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS.

     The secure transmission of confidential information over the Internet is essential in maintaining confidence in Medscape.com and will be increasingly important as we expand our consumer-oriented offerings. Substantial or ongoing security breaches on our system or other Internet-based systems could significantly harm our business.

     A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches could also damage our reputation and expose us to a risk of loss or litigation and possible liability. We may need to incur substantial expense to protect against and remedy security breaches and their consequences. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches.

     We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet and, therefore, the Medscape.com service.

WE WOULD LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT.

     The failure of our internal systems or material third-party systems to be Year 2000 compliant would significantly harm our business. The Year 2000 issue is the potential for system and processing failures of date-related data and the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Medscape may be affected by Year 2000 issues related to non-compliant information technology systems or non-information technology systems operated by Medscape or by third parties. As a result, we could suffer a significant number of business disruptions and inefficiencies for us, our service and content providers and our members and users that may divert our time and attention and financial and human resources from our ordinary business activities.

     In addition, we cannot be certain that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, that could also prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing our Web site which would lead to a decline in our revenues.

SPENDING BY OUR ADVERTISERS AND SPONSORS TO EVALUATE AND ADDRESS YEAR 2000 COMPLIANCE COULD RESULT IN LOWER DEMAND FOR OUR SERVICES.

     Year 2000 compliance issues could also cause a significant number of companies, including our current advertisers and sponsors, to reevaluate their current system needs and, as a result, consider switching to other systems and means of advertising. This could result in a decrease in our advertising and sponsorship revenues. Also, during the next six months advertisers and sponsors are likely to increase their focus on addressing Year 2000 compliance issues, creating the risk that they may reallocate expenditures to fix Year 2000 problems of existing systems. Although we have not experienced these effects to date, if advertisers or sponsors defer Internet advertising and commerce and related services because of such a reallocation, it would adversely affect our business and operating results.

WE MAY FAIL TO EFFECTIVELY INTEGRATE AND MANAGE OUR RECENT OR POTENTIAL ACQUISITIONS.

     We have recently acquired two medical Web sites and our strategy is to acquire other selected medical Web sites that complement or expand our service. We are now finalizing the integration of the technologies, service offerings, operations and systems of our recently acquired sites. Potential challenges to the successful integration of Web sites we acquire include:

     - our ability to attract their users to our Web site;

     - our ability to market and sell these Web sites' services to our clients;

     - centralization and consolidation of financial, operational and administrative functions;

     - elimination of unnecessary costs;

     - the technological integration of these Web sites' services with ours; and

     - the integration of these Web sites' personnel with ours.

     The process of integrating potential acquisitions could be complex and place significant demands on our management, technical, financial and other resources.

     The successful integration of the acquisitions is critical to our future success. We cannot guarantee that our systems, procedures, controls and existing space will be adequate to support the integration of these acquisitions into our operations. We cannot guarantee that any of our acquisitions will result in sufficient sales or earnings to justify our investment in, or our expenses related to, the acquisitions.

POTENTIAL ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

     We may make investments in or acquire complementary products, technologies and businesses. These acquisitions and investments could disrupt our ongoing business, distract our management and employees and increase our expenses. If we acquire a company, we could face difficulties in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Acquisitions of additional services or technologies also involve risks of incompatibility and the need for integration into our existing services and marketing, sales and support efforts. If we finance the acquisitions by issuing equity securities, this could dilute our existing stockholders. Any amortization of goodwill or other assets, or other charges resulting from the costs of these acquisitions, could adversely affect our operating results.

OUR STOCK PRICE IS LIKELY TO BE VOLATILE.

     The market prices of the securities of Internet-related companies have been very volatile. We cannot guarantee that our investors will be able to sell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price for a company's securities, stockholders have often instituted securities class action litigation. If a lawsuit were to be filed against us, it could result in substantial costs and the diversion of our management's attention and resources, which could seriously harm our business.

OUR EXISTING STOCKHOLDERS WILL MAINTAIN CONTROL OF OUR COMPANY.

     Upon completion of this offering, our present directors and executive officers, holders of more than 5% of our common stock and their affiliates will
beneficially own approximately                % of the outstanding common stock.
As a result, these stockholders, if they act as a group, will be able to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This control may have the effect of delaying or preventing a change in control of Medscape, which could negatively affect our stock price.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

     Based on our current operating plan, we anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, capital expenditures and business expansion for at least the next 12 months. After that time, we may need additional capital. Alternatively, we may need to raise additional funds sooner to fund more rapid expansion, to develop new or enhanced services, or to respond to competitive pressures. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of the common stock.

     We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures.

WE HAVE BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING.

     We intend to use the net proceeds from this offering for general corporate purposes, funding operating losses, working capital and capital expenditures. We may also use a portion of the proceeds for potential strategic alliances and acquisitions. Our management will have significant flexibility in applying the net proceeds of the offering, including uses with which the stockholders may not agree. The failure of our management to apply such funds effectively could seriously harm our business.

A SIGNIFICANT NUMBER OF SHARES ARE ELIGIBLE FOR RESALE, AND THEIR SALE COULD REDUCE OUR STOCK PRICE.

     Sales of substantial amounts of common stock in the public market following this offering, or the perception that those sales will occur, could negatively affect the market price of our common stock. After the completion of this
offering,           shares of common stock will be outstanding. Of such shares,
only the           shares sold in this offering will be tradable in the public
market without restriction. The remaining           shares of common stock that
will be outstanding after this offering are "restricted securities" within the meaning of Rule 144 under the Securities Act, and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or under an exemption from registration, including that provided by Rule 144.

     Beginning 90 days after the date of this prospectus,           shares and
shares issuable upon exercise of options will be eligible for resale in the public market, subject to compliance with volume, timing and other requirements of Rule 144 and Rule 701 under the Securities Act and to the lock-up agreements
described below. The remaining           shares of currently outstanding common
stock and           shares issuable upon exercise of options which will vest
after the 90-day period will become eligible for resale under Rule 144 and Rule 701 at various times within the next year, and some of these shares could be sold earlier if the holders exercise their registration rights described below.

     We and some of our existing stockholders holding an aggregate of shares of common stock have agreed not to offer, sell or contract to sell or otherwise dispose of any common stock for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, except under limited circumstances. In its sole discretion, and at any time without notice, Donaldson, Lufkin & Jenrette Securities Corporation may release all or any portion of the shares subject to these lock-ups.

     The holders of           shares of common stock have the right in specified
circumstances to require us to register their shares under the Securities Act, for resale to the public. If these stockholders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, those sales could negatively affect on the market price for
our common stock. Specifically, the holders of approximately           shares of
common stock have the right to demand registration of their shares beginning on
the date           days after the effective date of the registration statement relating to an initial public offering. If we were required to include shares held by these stockholders in a registration statement filed by us, those sales could negatively affect on our ability to raise needed capital. In addition,
within approximately           days after the date of this prospectus, we expect
to register under the Securities Act a total of           shares of common stock
reserved for issuance upon exercise of outstanding stock options or reserved for issuance under our stock option plans.

     In connection with entering into acquisitions and strategic relationships, we have issued and may continue to issue options and warrants to purchase significant amounts of common stock. The issuance of significant amounts of options and warrants in the future, particularly options and warrants with exercise prices below the fair market value of the common stock at the time of issuance, could cause the market price of our stock to decline.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF MEDSCAPE.

     Some provisions of our certificate of incorporation and bylaws, sections of the Delaware General Corporation Law and the ability of our board of directors to issue shares of preferred stock could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. These provisions could also make it more difficult to remove incumbent directors.

OUR SECURITIES HAVE NO PRIOR PUBLIC MARKET, AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE AFTER THIS OFFERING.

     Before this offering, there has not been a public market for our common stock. The initial public offering price has been determined by negotiations between us and the representatives of the underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The trading market price of our common stock may decline below the initial public offering price. In addition, an active public market for our common stock may not develop or be sustained after this offering.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     The price you will pay for our common stock will be substantially higher than the pro forma tangible book value per share of outstanding common stock. As a result, you will experience immediate and substantial dilution in tangible book value per share, and the current stockholders of our company will experience an immediate increase in the tangible book value per share of their shares of common stock. The dilution that you will experience in this offering
will be approximately                per share. Furthermore, to the extent that
we issue additional shares of common stock in connection with acquisitions or any strategic partner agreements, or other outstanding options or warrants to purchase common stock are exercised, there will be further dilution.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Medscape and our industry. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "expect," "may," "will," "should," "plan," "project," "contemplate," "anticipate" or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Medscape's actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, as more fully described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus. Medscape undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

     Assuming an initial public offering price of $     per share and after
deducting estimated underwriting discounts and commissions and our estimated
offering expenses, the net proceeds from the sale of the                shares
of common stock in this offering are estimated to be approximately $
million. The net proceeds will be approximately $          million if the
underwriters' over-allotment option is exercised in full. The principal purposes of this offering are to:

     - obtain additional capital;

     - create a public market for our common stock;

     - enhance our ability to acquire other businesses, products or technologies; and

     - facilitate future access by us to public equity markets.

     We currently expect to use the net proceeds of this offering for general corporate purposes, including funding operating losses, working capital and capital needs. We also may use a portion of the net proceeds of this offering to acquire or invest in complementary businesses or technologies, although we have no present commitments or agreements with respect to any material acquisition or investment. Pending such uses, we intend to invest the net offering proceeds in short-term, interest-bearing, investment-grade securities.

     The forgoing represents our present intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds of this offering in a manner other than as described in this prospectus.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock or other securities and we do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business and to fund future growth.

                                 CAPITALIZATION

     The following shows the cash and cash equivalents and capitalization of Medscape as of March 31, 1999 on an actual basis, and as adjusted to give effect
to the sale of                shares of common stock offered by Medscape at the
initial public offering price and the application of the estimated net proceeds
as described in "Use of Proceeds," the      -for-one stock split, the
authorization of 5,000,000 shares of preferred stock effective as of the closing of the offering, and the automatic conversion of securities into common stock to occur upon the closing of this offering. The table should be read together with the financial statements and the related notes and the other information included elsewhere in this prospectus.

                                                                AS OF MARCH 31, 1999
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $ 20,633        $
                                                              ========        =========
Shareholders' equity:
     Series A Preferred Stock, par value $.01;
      shares authorized, issued and outstanding (actual); no
      shares authorized, issued or outstanding (as
      adjusted).............................................  $      8        $
     Series C Preferred Stock, par value $.01
      shares authorized, issued and outstanding (actual); no
      shares authorized, issued or outstanding (as
      adjusted).............................................        15
     Series C-1 Preferred Stock, par value $.01;
      shares authorized, issued and outstanding (actual); no
      shares authorized, issued or outstanding (as
      adjusted).............................................         9
     Series D Preferred Stock, par value $.01;
      shares authorized, issued and outstanding (actual); no
      shares authorized, issued or outstanding (as
      adjusted).............................................        18
     Preferred Stock, par value $.01; no shares authorized,
      issued or outstanding (actual); 5,000,000 shares
      authorized, no shares issued or outstanding (as
      adjusted).............................................        --
     Class A Common Stock, par value $.01;           shares
      authorized,           issued and outstanding (actual);
                     shares issued and outstanding and
      redesignated as common stock (as adjusted)............         4
     Class B Common Stock, par value $.01;           shares
      authorized             shares issued and outstanding
      (actual); no shares authorized, issued or outstanding
      (as adjusted).........................................        23
     Warrants...............................................        85
     Additional paid-in capital.............................    32,079
     Treasury stock.........................................       (3)
     Notes receivable.......................................     (628)
     Accumulated deficit....................................   (9,890)
                                                              --------        ---------
          Total shareholders' equity........................    21,720
                                                              --------        ---------
          Total capitalization..............................  $ 21,720        $
                                                              ========        =========

The outstanding share information is based on our shares outstanding as of March 31, 1999. This information excludes:

     - shares of common stock subject to options granted under our 1996 Stock Option Plan and outstanding as of March 31, 1999 at a weighted
       average exercise price of $     per share; and

     -           shares of common stock reserved for outstanding warrants at an
       exercise price of $     per share.

                                    DILUTION

     Our net tangible book value as of March 31, 1999 was approximately $19.7
million, or $     per share of common stock. Net tangible book value per share is equal to Medscape's total net tangible book value, which is total tangible assets less total liabilities, divided by the number of shares of common stock
outstanding on that date after giving pro forma effect to the           -for-one
stock split and preferred stock conversion. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of shares of common stock offered by us in this offering. Assuming an initial
public offering price of $          per share and after deducting estimated
underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering, Medscape's net tangible book value as of March 31, 1999 would have been
$               million, or $     per share. This represents an immediate
increase in pro forma net tangible book value to existing stockholders of $
per share and an immediate dilution to purchasers in this offering of $     per
share. The following table illustrates the per share dilution:

Assumed initial public offering price................                       $            --
Pro forma net tangible book value per share prior to
  this offering......................................   $            --
Increase per share attributable to this offering.....                --
Adjusted pro forma net tangible book value per share
  after this offering................................                                    --
Dilution per share to new investors(1)...............                       $            --

---------------

(1) Assuming the exercise in full of the underwriters' over allotment option, the adjusted pro forma net tangible book value of Medscape at March 31, 1999
    would have been approximately $     per share, representing an immediate
    increase in net tangible book value of $     per share to our existing
    stockholders and an immediate dilution in net tangible book value of $ per share to purchasers in this offering.

     The following table illustrates, on a pro forma basis, as of March 31, 1999, the difference between the number of shares of common stock purchased from Medscape, the total consideration paid and the average price per share paid by existing stockholders and by the purchasers in this offering at an assumed
initial public offering price of $     per share and before deducting estimated
underwriting discounts and commissions and estimated offering expenses payable by us.

                             SHARES PURCHASED    TOTAL CONSIDERATION
                            ------------------   -------------------   AVERAGE PRICE PER
                             NUMBER    PERCENT    AMOUNT     PERCENT         SHARE
Existing stockholders.....                  %                     %        $
Purchasers in this
  offering................
                            --------     ---     ---------     ---
          Total...........               100%    $             100%
                            ========     ===     =========     ===

     The discussion and table assume no exercise of options outstanding under our 1996 Stock Option Plan. As of March 31, 1999, there were options outstanding
to purchase a total of                shares of common stock at a weighted
average price of $     per share and           shares issuable upon exercise of
outstanding warrants with a weighted average exercise price of $     per share.
To the extent that any of these options and warrants are exercised, there will be further dilution to new investors.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma consolidated statement of operations present Medscape's consolidated results of operations for the year ended December 31, 1998, after giving effect to the Healthcare Communications Group, LLC acquisition and the other adjustments referred to below, in each case as if this transaction had occurred on January 1, 1998. The pro forma data does not give effect to this offering. The pro forma data is not necessarily indicative of the results that would have been achieved, nor is it indicative of Medscape's future results.

                                                                HEALTHCARE
                                                              COMMUNICATIONS
                                               HISTORICAL       GROUP, LLC                        PRO FORMA
                                               YEAR ENDED    JANUARY 1, 1998                      YEAR ENDED
                                              DECEMBER 31,          TO            PRO FORMA      DECEMBER 31,
                                                  1998       OCTOBER 27, 1998   ADJUSTMENTS(1)       1998
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues....................................   $   3,069          $2,585            $  --         $   5,654
                                               ---------          ------            -----         ---------
Operating expenses:
  Editorial, production, content and
     technology.............................       2,563           1,737               --             4,300
  Sales and marketing.......................       2,344              --               --             2,344
  General and administration................       1,775             868               --             2,643
  Depreciation and amortization.............         280               9              110               399
                                               ---------          ------            -----         ---------
          Total operating expenses..........       6,962           2,614              110             9,686
                                               ---------          ------            -----         ---------
Loss from operations........................      (3,893)            (29)            (110)           (4,032)
  Interest expense (income).................        (249)             (2)              --              (251)
                                               ---------          ------            -----         ---------
Net loss....................................   $  (3,644)         $  (27)           $(110)        $  (3,781)
                                               =========          ======            =====         =========
Basic net loss per share(2).................   $                                                  $
Weighted average number of shares of common
  stock outstanding.........................

---------------

(1) Adjustment represents amortization of goodwill for the 10 months ended October 27, 1998.

(2) We calculate loss per common share by dividing the loss attributable to common shares by the weighted average number of shares outstanding. We do not include outstanding common stock options and warrants in the loss per common share calculation, as their effect is anti-dilutive.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Shown below are selected financial data for the nine months ended December 31, 1996 and for each of the years in the two year period ended December 31, 1998 and for the three months ended March 31, 1998 and 1999. The selected consolidated financial data presented below with respect to the nine months ended December 31, 1996 and for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 have been derived from the financial statements appearing elsewhere in this prospectus. Deloitte & Touche LLP, independent auditors, have audited the consolidated financial statements for the nine months ended December 31, 1996 and two year period ended December 31, 1998. In our opinion the unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1998 and 1999 are not necessarily indicative of the results that may be expected for the full year. The information shown below is qualified by reference to and should be read together with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                    HISTORICAL
                                     -----------------------------------------
                                                              YEARS ENDED         THREE MONTHS ENDED
                                     NINE MONTHS ENDED       DECEMBER 31,              MARCH 31,
                                       DECEMBER 31,      ---------------------   ---------------------
                                           1996            1997        1998        1998        1999
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues...........................       $ 1,015        $   1,522   $   3,069   $     550   $   1,644
                                          -------        ---------   ---------   ---------   ---------
Operating expenses:
  Editorial, production, content
     and technology................         1,182            1,790       2,563         396       1,231
  Sales and marketing..............           278            1,201       2,344         299       1,081
  General and administration.......           830            1,823       1,775         360         765
  Depreciation and amortization....            41              160         280          47          88
                                          -------        ---------   ---------   ---------   ---------
          Total operating
            expenses...............         2,331            4,974       6,962       1,102       3,165
                                          -------        ---------   ---------   ---------   ---------
Loss from operations...............        (1,316)          (3,452)     (3,893)       (552)     (1,521)
  Interest expense (income)........            28               12        (249)        (49)        (82)
                                          -------        ---------   ---------   ---------   ---------
Net loss...........................       $(1,344)       $  (3,464)  $  (3,644)  $    (503)  $  (1,439)
                                          =======        =========   =========   =========   =========
Basic loss per share(1)............       $              $           $           $           $
Weighted average number of shares
  of common stock outstanding......

                                                     AS OF DECEMBER 31,       AS OF MARCH 31,
                                                  -------------------------   ----------------
                                                   1996      1997     1998     1998     1999
CONSOLIDATED BALANCE SHEET DATA:
Current assets..................................  $   560   $4,294   $3,038   $7,409   $22,985
Working capital.................................   (1,570)   2,350    1,368    5,874    19,302
                                                  --------  ------   ------   ------   -------
Total assets....................................      836    4,633    5,414    7,723    25,403
Stockholders' equity............................   (1,294)   2,689    3,744    6,188    21,720

---------------

(1) We calculate loss per common share by dividing the loss attributable to common shares by the weighted average number of shares outstanding. We do not include outstanding common stock options and warrants in the loss per common share calculation as their effect is anti-dilutive.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We operate Medscape.com, a leading healthcare Web site for physicians, allied healthcare professionals, such as pharmacists and nurses, and consumers. Our Web site is a valuable resource that enables our members to make better informed healthcare decisions. We provide comprehensive, authoritative and timely medical information, including original proprietary articles written for us by renowned medical experts and what we believe is the Web's largest collection of free, full-text, peer-reviewed articles. We supplement our medical content with a variety of non-medical information, community features and interactive programs, that make Medscape.com a full-service healthcare destination Web site.

     Medscape, Inc. commenced operations in April 1996. In October 1998, we acquired Healthcare Communications Group, LLC, which operated a leading HIV Web site. In the first quarter of 1999, we acquired the trademarks and hired key employees of Bonehome.com, a leading orthopedic Web site, and CompuRx, Inc., a healthcare market research company serving pharmaceutical and other healthcare companies. The Bonehome.com and CompuRx transactions were not material to our financial statements. These transactions are consistent with our strategy to be the leading online information source for selected medical specialties and to broaden our revenue streams.

     Since our inception, we have derived substantially all of our revenues from advertising and sponsorships from pharmaceutical companies. We also generate revenues from our e-commerce partners who either provide us with a placement fee or a commission on sales of their products generated through our Web site. We offer banner advertising to third-party advertisers and generally guarantee delivery of a specified number of advertising impressions. We derive sponsorship revenues from the development of client-sponsored content, including modules on disease topics and editorial coverage of medical conferences. We expect our revenues to be seasonal due to the scheduling of major medical conferences.

     We recognize banner advertising revenues in the period that we display the advertisement, provided that no significant obligations remain and collection of the resulting receivable is probable. We recognize revenues from modules and editorial coverage of medical conferences on a cost of completion basis. We recognize revenues from e-commerce based on commissions when earned from our third-party partners or, in cases where third-party partners pay placement fees to us, over the life of the product placement.

     To date, we have incurred substantial costs to create and enhance our content, build brand awareness, develop our infrastructure and grow our business, and have yet to achieve significant revenue. As a result, we have incurred operating losses in each fiscal quarter since we were formed. We expect operating losses and negative cash flow to continue for the foreseeable future as we intend to significantly increase our operating expenses to grow our business. These costs could have an adverse effect on our future financial condition or operating results. We believe that period-to-period comparison of our financial results is not necessarily meaningful and you should not rely upon them as an indication of our future performance.

RESULTS OF OPERATIONS

     The following descriptions of the components of revenues and expenses apply to the Comparison of Results of Operations:

     - Revenues. Revenues consist primarily of sales of advertising banners and sponsorships for developing content for modules and medical conferences. Revenues also include commission revenues or placement fees from product sales, such as medical books, and market research services to pharmaceutical and other healthcare companies.

     - Editorial, Production, Content and Technology. Product development expenses consist primarily of salaries, third-party content acquisition costs, the development of sponsored content and expenditures associated with maintaining and enhancing our Web site.

     - Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, advertising, promotions and related marketing costs.

     - General and Administration. General and administration expenses consist primarily of salaries, facility costs and fees for professional services.

     - Depreciation and Amortization. Depreciation expense reflects the charge for depreciation of capitalized fixed assets, including computer equipment, Web site servers and related equipment, and the amortization of office leasehold improvements. Additionally, this category includes goodwill amortization related to corporate acquisitions.

     - Interest Expense/Income. Interest expense is related to loans that a related party provided to Medscape, which were fully repaid by the end of 1998. Interest income consists primarily of interest earned on cash and cash equivalents generated from private placements of equity securities.

     The following tables present, for the periods given, selected data from Medscape's statements of operations and this data as a percentage of net revenues. We have derived our statements of operations data for 1996, 1997 and 1998 periods from our audited financial statements. We have derived the statement of operations data for the first quarters of 1998 and 1999 from our unaudited financial statements which, in our opinion, have been prepared on substantially the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information. This information should be read together with the financial statements and notes thereto included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

                                                            HISTORICAL
                                            -------------------------------------------
                                               NINE MONTHS            YEAR ENDED            THREE MONTHS
                                                  ENDED              DECEMBER 31,         ENDED MARCH 31,
                                              DECEMBER 31,      -----------------------   ----------------
                                                  1996             1997         1998       1998     1999
                                                                    (IN THOUSANDS)
Revenues...................................      $ 1,015         $ 1,522      $ 3,069     $  550   $ 1,644
                                                 -------         -------      -------     ------   -------
Operating Expenses:
     Editorial, production, content and
       technology..........................        1,182           1,790        2,563        396     1,231
     Sales and marketing...................          278           1,201        2,344        299     1,081
     General and administration............          830           1,823        1,775        360       765
     Depreciation and amortization.........           41             160          280         47        88
                                                 -------         -------      -------     ------   -------
          Total operating expenses.........        2,331           4,974        6,962      1,102     3,165
                                                 -------         -------      -------     ------   -------
Loss from operations.......................       (1,316)         (3,452)      (3,893)      (552)   (1,521)
     Interest expense (income).............           28              12         (249)       (49)      (82)
                                                 -------         -------      -------     ------   -------
Net loss...................................      $(1,344)        $(3,464)     $(3,644)    $ (503)  $(1,439)
                                                 =======         =======      =======     ======   =======

                                                         HISTORICAL
                                              --------------------------------
                                              NINE MONTHS       YEAR ENDED       THREE MONTHS ENDED
                                                 ENDED         DECEMBER 31,          MARCH 31,
                                              DECEMBER 31    -----------------   ------------------
                                                  1996        1997      1998      1998
                                                              (IN THOUSANDS)                 1999
Revenues.....................................     100.0%       100.0%    100.0%   100.0%     100.0%
                                                -------      -------   -------   ------    -------
Operating expenses:
     Editorial, production, content and
       technology............................     116.5        117.6      83.5     72.0       74.9
     Sales and marketing.....................      27.4         78.9      76.4     54.4       65.8
     General and administration..............      81.8        119.8      57.8     65.5       46.5
     Depreciation and amortization...........       4.0         10.5       9.1      8.5        5.4
                                                -------      -------   -------   ------    -------
          Total operating expenses...........     229.7        326.8     226.8    200.4      192.5
                                                -------      -------   -------   ------    -------
Loss from operations.........................    (129.7)      (226.8)   (126.8)  (100.4)     (92.5)
     Interest expense (income)...............       2.8          0.8      (8.1)    (8.9)      (5.0)
                                                -------      -------   -------   ------    -------
Net loss.....................................    (132.4)%     (227.6)%  (118.7)%  (91.5)%    (87.5)%
                                                =======      =======   =======   ======    =======

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND 1999

     Revenues and operating expenses for the first quarter of 1999 include Healthcare Communications Group, which we acquired in October 1998.

     Revenues. Revenues increased 199% from $550,000 for the three months ended March 31, 1998 to $1.6 million for the three months ended March 31, 1999. The increase in revenues was driven by the inclusion of Healthcare Communications Group revenues during the first quarter of 1999 and an increase in the number of advertisers and sponsors on our Web site.

     Editorial, Production, Content and Technology. Product development expenses increased 211% from $396,000 for the three months ended March 31, 1998 to $1.2 million for the three months ended March 31, 1999. The increase in costs was primarily due to increased variable costs related to the development of sponsored content and costs associated with expanding and enhancing editorial content and the functionality of our Web site.

     Sales and Marketing. Sales and marketing expenses increased 262% from $299,000 for the three months ended March 31, 1998 to $1.1 million for the three months ended March 31, 1999. The increase in costs was primarily due to increased costs related to the continued development and implementation of our marketing and branding campaigns and additional sales and marketing personnel.

     General and Administration. General and administration expenses increased 113% from $360,000 for the three months ended March 31, 1998 to $765,000 for the three months ended March 31, 1999. The increase in costs was primarily a result of expenses related to increased personnel, professional service fees and facility expenses necessary to support our growth.

     Depreciation and Amortization. Depreciation and amortization expenses increased 87% from $47,000 for the three months ended March 31, 1998 to $88,000 for the three months ended March 31, 1999. The increase in costs was attributable to increased purchases of fixed assets and amortization of goodwill related to the Healthcare Communications Group acquisition in October 1998.

     Interest Expense/Income. Net interest income for the three months ended March 31, 1999 was $82,000 compared to $49,000 for the three months ended March 31, 1998. The higher interest income was due to a higher average of net cash and cash equivalents balance as a result of our issuance of preferred stock during the three months ended March 31, 1999.

     Income Taxes. As of March 31, 1999, Medscape had federal net operating loss carryforwards of approximately $10.1 million which will be available to reduce future taxable income. The federal net operating loss carryforwards expire beginning in 2011 through 2019. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to our lack of earnings history.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1998

     Operating results for the year ended December 31, 1998 include the results of Healthcare Communications Group, which we acquired in October 1998.

     Revenues. Revenues increased 102% from $1.5 million for the year ended December 31, 1997 to $3.1 million for the year ended December 31, 1998. The increase in revenues was driven by the inclusion of Healthcare Communications Group revenues for November and December 1998 and an increase in the number of advertisers and sponsors on our Web site.

     Editorial, Production, Content and Technology. Product development expenses increased 43% from $1.8 million for the year ended December 31, 1997 to $2.6 million for the year ended December 31, 1998. The increase in costs was primarily due to increased variable costs associated with the development of sponsored content as well as from additional editorial, production and technology personnel.

     Sales and Marketing. Sales and marketing expenses increased 95% from $1.2 million for the year ended December 31, 1997 to $2.3 million for the year ended December 31, 1998. The increase in costs was primarily due to the expansion of our sales force and client services staff and costs related to marketing and branding campaigns.

     General and Administration. General and administration expenses remained essentially flat at $1.8 million for the years ended December 31, 1997 and 1998. General and administration costs in 1997 included certain non-recurring service fees charged by a related party. Recurring costs increased in 1998 as a result of hiring several senior managers and related recruitment fees and increased support costs in line with the increase in our number of personnel.

     Depreciation and Amortization. Depreciation and amortization expenses increased 75% from $160,000 for the year ended December 31, 1997 to $280,000 for the year ended December 31, 1998. The increase in costs was largely attributable to increased purchases of fixed assets and amortization of goodwill resulting from the Healthcare Communications Group acquisition in October 1998.

     Interest Expense/Income. Net interest expense for the year ended December 31, 1997 was $12,000. Net interest income for the year ended December 31, 1998 was $249,000. The improvement was due to higher average net cash and cash equivalents balances as a result of the issuance of preferred stock at the end of 1997 and in 1998, as well as the payment in full of all outstanding loans in 1998.

COMPARISON OF NINE MONTHS ENDED DECEMBER 31, 1996 AND YEAR ENDED DECEMBER 31,
1997

     Revenues. Revenues increased 50% from $1.0 million for the period from April 1, 1996, when we commenced operations, to December 31, 1996 to $1.5 million, for the year ended December 31, 1997. The increase in revenues was driven primarily by an increase in the number of advertisers and sponsors on our Web site and the inclusion of twelve months of revenues for the year ended December 31, 1997 versus nine months for the prior period.

     Editorial, Production, Content and Technology. Product development expenses increased 51% from $1.2 million for the nine months ended December 31, 1996 to $1.8 million for the year ended December 31, 1997. The increase in costs was primarily due to increased number of personnel required to develop our core product offerings and the inclusion of twelve months of costs for the year ended December 31, 1997 versus nine months for the prior period.

     Sales and Marketing. Sales and marketing expenses increased 332% from $278,000 for the nine months ended December 31, 1996 to $1.2 million for the year ended December 31, 1997. The increase in costs was primarily due to increased sales and marketing personnel and promotional costs and inclusion of twelve months of costs for the year ended December 31, 1997 versus nine months for the prior period.

     General and Administration. General and administration expenses increased 120% from $830,000 for the nine months ended December 31, 1996 to $1.8 million for the year ended December 31, 1997. The increase in costs was primarily a result of non-recurring items in 1997, including certain service fees paid to a related party and the twelve month period versus nine months of operations.

     Depreciation and Amortization. Depreciation and amortization expenses increased 290% from $41,000 for the nine months ended December 31, 1996 to $160,000 for the year ended December 31, 1997. The increase in costs was primarily attributable to increased purchases of fixed assets and the inclusion of twelve months of costs for the year ended December 31, 1997 versus nine months for the prior year.

     Interest Expense/Income. Interest expense for the nine months ended December 31, 1996 was $28,000 as compared with $12,000 for the year ended December 31, 1997. We earned income on net cash and cash equivalents balances from the issuance of preferred stock offset by interest paid, at commercial rates, on a loan to Medscape.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have largely financed our operations through the private placement of equity securities and, to a lesser extent, from revenues generated from advertising and sponsorship sales and loans received from a related party.

     Net cash used in operating activities was $80,000, $3.6 million and $4.2 million for the period from April 1, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. Net cash used in operating activities for the three months ended March 31, 1999 was $1.4 million. Cash used in operating activities from April 1, 1996 through March 31, 1999 was attributable to funding net operating losses and increases in accounts receivable and prepaid expenses, which were partially offset by increases in deferred revenues, accrued expenses and accounts payable.

     Net cash used in investing activities was $318,000, $222,000 and $1.5 million for the period from April 1, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. Net cash used in investing activities for the three months ended March 31, 1999 was $130,000. Cash used in investing activities related primarily to the purchase of tangible fixed assets and the acquisition of Healthcare Communications Group in October of 1998.

     Cash provided by financing activities was $597,000, $7.3 million and $3.6 million for the period from April 1, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. For the quarter ended March 31, 1999, gross proceeds provided by financing activities were $20.6 million.

     As of March 31, 1999, the primary source of liquidity for Medscape was $20.6 million of cash and cash equivalents. As of this date, we had no bank credit facility.

     We expect to incur significantly higher costs, particularly content creation costs and sales and marketing costs to grow our business. We believe that the net proceeds from this offering, together with current cash and cash equivalents and any cash generated from operations, will be sufficient to meet anticipated cash needs for working capital and capital expenditures for at least the next 12 months following the offering. However, if during that period or thereafter we are not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, these failures could have a material adverse effect on our business, results of operations and financial condition. If we raise additional funds through the issuance of equity securities, the percentage ownership of our then current stockholders would be reduced.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. We have no elements of comprehensive income; we operate in one segment in the United States.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and hedging activities for our year ended December 31, 2000. Generally, it requires that a entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. We currently do not have any derivative instruments and we do not engage in any hedging activities.

     During 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Policy No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement is applicable to our 1999 financial statements and will require us to capitalize certain payroll and payroll-related costs and other costs that are directly related to the development of certain systems. Amortization of these costs will be over the life of the systems. We are currently evaluating the effect of this statement on our financial statements.

YEAR 2000

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many software and computer systems used by companies and governmental agencies may need to be upgraded or replaced in order to correctly process dates beginning in 2000 and comply with Year 2000 requirements.

     We are conducting a comprehensive review of our computer based operating, financial and administrative systems to ensure that all such systems are, or prior to the end of 1999 will be, Year 2000 compliant. We are also reviewing our non-information technology systems, such as telephone switches, fax machines, security systems, elevators and other common devices for Year 2000 problems. Our Year 2000 review project includes the following phases:

     - conducting a comprehensive inventory of our internal systems and the systems acquired or to be acquired by us;

     - assessing and prioritizing any required remediation;

     - remediating any problems by repairing or, if appropriate, replacing the non-compliant systems; and

     - testing all remediated systems for Year 2000 compliance.

     We have substantially completed the first three phases of our Year 2000 review project and plan to complete the fourth phase by the end of the third quarter of 1999. Based upon the results of our review to date, it appears that there are no significant Year 2000 issues within our systems that would have a negative effect on our ability to conduct business.

     In addition to assessing the readiness of our systems, we have been gathering information from and have initiated communications with our third-party systems and software vendors, as well as other suppliers, to identify and, to the extent possible, resolve issues involving the Year 2000 problem. Based on representations made to us by applicable suppliers, we believe that the third-party software and systems that are material to our business are Year 2000 compliant. However, we have limited or no control over the actions of our third-party suppliers. Thus, while we expect that we will be able to resolve any significant Year 2000 problems with our systems, we cannot guarantee that our third-party suppliers will resolve all Year 2000 problems with their systems before the occurrence of a material disruption to our business. Any failure of material third-party suppliers to resolve Year 2000 problems with their systems in a timely manner would have a negative effect on our ability to conduct business.

     To date, we have spent an immaterial amount on Year 2000 compliance issues but expect to incur approximately an additional $50,000 in connection with evaluating and addressing these issues. Most of our expenses have related to operating costs associated with the time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. These expenses, if higher than anticipated, could have a negative effect on our financial condition.

     We expect to identify and resolve by September 30, 1999 all Year 2000 problems that could materially adversely affect our business, financial condition or operating results. We cannot assure you, however, that we will achieve full Year 2000 compliance before the end of 1999. A failure of our computer systems or the failure of our suppliers or customers to effectively upgrade their software and systems for transition to the year 2000 could have a material adverse effect on our business, financial condition and results of operations.

     In addition, we cannot be certain that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, that could prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing our Web site, any of which could have a material adverse effect on our business, financial condition and results of operations.

     We completed an acquisition during 1998 and are finalizing the integration of the systems of the acquired business into our operations. Those systems are included in our Year 2000 review. For any other acquisitions that we may complete prior to the end of 1999, we will evaluate the extent of the Year 2000 problems associated with such potential acquisition and the cost and timing of remediation. This work will be done as part of the due diligence process as well as post-acquisition integration. We cannot assure you, however, that the systems of any acquired business will be Year 2000 compliant when we acquire them or will be capable of timely remediation.

     As discussed above, we are engaged in an ongoing Year 2000 assessment and have not yet developed any contingency plans. We will take the results of our assessment into account in determining the nature and extent of any contingency plans.

                                    BUSINESS

MEDSCAPE

     We operate Medscape.com, a leading healthcare Web site for physicians, allied healthcare professionals, such as pharmacists and nurses, and consumers. Our Web site is a valuable resource that enables our members to make better informed healthcare decisions. We provide comprehensive, authoritative and timely medical information, including original proprietary articles written for us by renowned medical experts. We supplement our medical content with a variety of non-medical information, community features and interactive programs that make Medscape.com a full-service healthcare destination site. As of March 31, 1999, Medscape.com had more than one million registered members worldwide, including over 180,000 registered as physicians, 500,000 registered as allied healthcare professionals and 350,000 registered as consumers. Our registered member base allows us to provide pharmaceutical, medical device and other healthcare companies with direct access to their target audiences.

     Medscape.com is currently organized by medical specialty area, such as oncology and cardiology, to make it easier for our members to access the information most relevant to them. Our medical content and interactive programs assist medical professionals in keeping abreast of medical advances. Our original, exclusive and proprietary content includes such innovative features as next day summaries of major medical conferences and online, peer-reviewed medical journals. We also provide proprietary interactive programs that test a medical professional's diagnostic skills and understanding of recent medical developments. We provide access to extensive online medical databases and what we believe is the Web's largest collection of free, peer-reviewed, full-text medical articles. In addition, we offer physicians the opportunity to earn continuing medical education credits that are required by most states' licensing boards.

     We believe that consumers view Medscape.com as a trusted source of healthcare information because of our high-quality content and credibility with physicians. To enhance and personalize the consumer experience, we plan to launch a separate consumer site that will provide consumer-oriented information, community features and interactive programs. We plan to organize our consumer site by health topics, such as diabetes and asthma, and general health and wellness. The consumer site will also operate under the Medscape brand and will be linked to the professional site to provide members registered as consumers with Medscape.com's full suite of comprehensive medical information.

     Medscape was incorporated in New York in March 1996 and commenced operations in April 1996. Medscape was reincorporated in Delaware in December 1998. In October 1998, we purchased Healthcare Communications Group, which operated a leading HIV Web site.

INDUSTRY BACKGROUND

     THE INTERNET

     The Internet has emerged as a global medium for communications, news, information and commerce. International Data Corporation estimates that the number of Web users worldwide will increase from approximately 97 million at the end of 1998 to 320 million by the end of 2002. IDC also estimates that the number of Web users in the United States will increase from approximately 52 million at the end of 1998 to 136 million by the end of 2002. A number of factors drive the Internet's continued growth, including the large and growing installed base of personal computers, a rapidly expanding and improving Internet delivery infrastructure and an explosion of content and commerce offerings on the Web.

     The Internet allows content delivery in a manner not possible through traditional broadcast and print media. These traditional media can have large audiences but generally are limited to a specific geographic area, can deliver only limited content and are not effective for distributing detailed information quickly. The Internet is distinct from traditional media in that it offers immediate access to dynamic and interactive content and enables instantaneous communication among users. As a result, the Internet has become an important alternative to traditional media, enabling users to seek current information and to communicate with one another. These characteristics, combined with the fast growth of Internet, have created a powerful, rapidly expanding direct marketing and sales channel. Advertisers can target very specific demographic groups, measure the effectiveness of advertising campaigns and quickly revise them in response to the prompt feedback allowed by the Internet's technology.

     As users increasingly rely on the Internet for their information needs, they have sought more detailed content on a wide variety of specific subjects. Utilizing subject-specific sites, users can find information on selected topics quickly, easily and cost effectively, making these sites a very attractive resource for users. In addition to offering detailed and comprehensive content, many of these subject-specific sites have developed online communities that allow users to communicate with each other and to engage in other interactive activities. We believe these community features are attractive to users who want to express themselves and who seek to interact with other users who have similar interests.

     RELEVANT DYNAMICS IN THE HEALTHCARE INDUSTRY

     Healthcare is the largest sector of the U.S. economy, accounting for approximately $1 trillion in annual spending. As the focal point of the healthcare delivery system, the approximately 620,000 prescribing physicians in the United States directly or indirectly control approximately 80% of the $1 trillion in annual expenditures. This makes physicians attractive marketing targets for pharmaceutical companies, medical device manufacturers and other healthcare companies. According to IMS Health, in 1998, pharmaceutical companies spent over $10 billion on promotional and educational activities targeting physicians in the United States. According to Scott-Levin, approximately $5.7 billion of these expenditures were on 59 million face-to-face product details, a process in which a sales representative explains to a physician the therapeutic benefits and adverse effects of new or existing drugs. This amount represents an increase of 14.6% over 1997 detailing expenditures. In addition, pharmaceutical companies spent approximately $1.9 billion on medical journal print advertising, promotional meetings and events.

     Continuing changes in the healthcare industry, including the increasing adoption of managed care plans and the need to keep informed about rapidly emerging medical and pharmaceutical therapies, are placing increasing pressures on physicians' time. Physicians must keep abreast of the latest developments within their medical specialty to provide their patients with the best possible care and to meet continuing medical education requirements. There is a vast flow of information from many sources, including traditional medical journals, medical textbooks, industry conferences and other trade literature. The sheer volume of medical information and the time constraints that physicians face make it extremely difficult for them to stay current and to quickly and efficiently access the information most relevant to their practice. We believe that physicians value services that allow them to easily find and manage information they are seeking.

     Consumers are taking a more active role in seeking information sources on health and wellness topics and educating themselves on available treatment options. This trend is driven by the proliferation of new therapies and the increased oversight of treatment options by payors. Traditional media have sought to meet this demand for consumer-oriented healthcare information by introducing magazines focused on health and wellness and by increasing news coverage of healthcare-related issues. We believe that consumers, like physicians, value a comprehensive healthcare site with high-quality content, community features and interactive programs that help them make better informed healthcare decisions and simplify management of their healthcare needs.

     Pharmaceutical, medical device and other healthcare companies recently have increased their efforts to influence consumer behavior with targeted advertising and promotions. This trend has been influenced in part by new guidelines for direct-to-consumer advertising of pharmaceuticals issued by the U.S. Food and Drug Administration in August 1997. As a result, according to Scott-Levin, pharmaceutical companies spent an estimated $1.3 billion on direct-to-consumer advertising for prescription drugs in 1998, an increase of 30% over 1997.

     CONVERGENCE OF THE INTERNET AND THE HEALTHCARE INDUSTRY

     The Internet is an effective medium for accessing timely and relevant medical information. Health and medical information is one of the fastest growing areas of interest on the Internet. According to Cyber

Dialogue, one-third of all Web users in the United States use the Internet to locate healthcare information, half of whom are searching for information on a specific disease or health condition.

     Physicians are using the Internet as a valuable source of the latest medical information. According to a June 1998 PERQ/HCI report, over 52% of physicians accessed medical information online, up from 37% in the prior year. The Internet allows physicians to access, at their convenience, recent healthcare articles and reports, link to authoritative medical databases and earn continuing medical education credits.

     Consumers are also using the Internet to find information that will enable them to better understand and manage their own, their family's and their friends' healthcare needs and to interact with other users who have similar healthcare interests. According to Cyber Dialogue, during the 12-month period ending June 1998, approximately 17 million adults in the United States searched online for health and medical information. It is estimated that this number will grow to over 33 million by 2000. We believe that community features are particularly important to healthcare consumers, because medical information is often complex and intimidating and consumers value communication, information and testimonials from peers who share similar health concerns. According to Cyber Dialogue, 70% of consumers who access healthcare information on the Internet feel more empowered to make healthcare decisions. In addition, approximately 50% of such consumers make offline purchases after seeking information on the Internet. Cyber Dialogue also reports that Web users seeking healthcare information are typically better educated, have higher household incomes and are more experienced with the Internet than the general population of Internet users.

THE MEDSCAPE SOLUTION

     Medscape.com is a healthcare destination site that provides medical professionals and consumers with comprehensive, authoritative and timely medical information and interactive programs. We believe Medscape.com is positioned to help users make better informed healthcare decisions and change the way people access information and communicate about healthcare.

     We believe the following factors drive our success:

     We provide comprehensive, authoritative and timely medical information. Medscape.com provides high-quality, timely and original content on important healthcare trends and disease topics. Using the real-time publishing capabilities of the Internet, we can deliver this content to our audience faster and more cost effectively than traditional print media, which is limited by publication schedules and physical distribution. Many of our articles are written by industry-leading medical experts and are peer-reviewed by other physicians to insure they meet the highest standards of medical integrity. Our experienced editorial staff is headed by Medscape's Editor in Chief, Dr. George
D. Lundberg, who was the Editor of the prestigious Journal of the American Medical Association for 17 years. We supplement our extensive original content with one of the Web's largest collections of free, peer-reviewed, full-text medical articles, one of the Web's most extensive libraries of continuing medical education accredited programs, and exclusive third-party Web access to a leading drug and disease database. Our medical specialty areas are carefully designed and their features are regularly updated by our editorial and quality control staff.

     Our site is well organized and easy-to-use. Our Web site is designed to meet the needs of our members in a personalized and easy-to-use manner. We organize our professional information by medical specialty area, the way physicians practice, and we plan to organize our consumer-oriented information areas by health topic. In addition to high-quality medical content, our consumer site will provide community features and interactive programs to help consumers make better informed healthcare decisions and to simplify management of their healthcare needs. Unlike many other healthcare Web sites, we allow consumers to access the same high-quality medical information as physicians.

     We provide our clients with cost-effective access to our audience. Our membership registration profiles give us the ability to segment our audience based on their medical specialty or healthcare interest. In addition, our proprietary membership profile and traffic database enables us to provide advertising and sponsored content targeted to the specific profile our clients seek to reach. We also offer online programs that complement many of the pharmaceutical companies' off-line promotional and educational efforts. For example, we expand the audience of sponsored medical conferences by making next-day summaries of the proceedings available to members who were unable to attend. In addition, we believe Medscape.com creates an attractive e-commerce environment for health-related products.

     We bring physicians, allied healthcare professionals and consumers together under a single brand. One of our key advantages is Medscape.com's ability to attract three of the most important healthcare communities: physicians, allied healthcare professionals and consumers. By attracting these important communities to our single brand, we believe we are positioned to become the preferred online advertising medium and e-commerce partner in the healthcare sector.

GROWTH STRATEGY

     Our objective is to be the premier online healthcare destination Web site where physicians, allied healthcare professionals and consumers find reliable and comprehensive information to make better and more informed medical and health decisions. We intend to achieve this objective by pursuing the following strategies:

     Strengthening the Medscape Brand. We intend to establish Medscape as the leading single brand for online healthcare information. We believe that strengthening our brand awareness is critical to attracting and retaining members, advertisers, sponsors and strategic partners. To achieve this objective, we plan to pursue an aggressive brand development strategy through strategic distribution relationships, online and off-line advertising, promotions, media coverage and word-of-mouth support.

     Expanding and Enhancing Our Content Offerings. We intend to expand the content on both our professional and consumer sites by adding new medical specialty areas, enlarging our editorial staff and utilizing our extensive relationships with leading medical experts. We intend to enhance the consumer experience by adding consumer-oriented health condition and general health and wellness information, community features and interactive programs that take advantage of our credibility with medical professionals and our existing professional medical specialty content.

     Growing Membership and Audience Loyalty. We intend to grow our medical professional membership and increase the frequency and length of their visits to our site. Our objective is to establish Medscape.com as an integral part of the medical professional's daily work flow by continuing to offer compelling content, providing interactive programs and services and building relationships with relevant healthcare organizations. We plan to substantially grow consumer membership by offering a superior consumer experience with compelling content, community features and interactive programs that we believe will increase member loyalty, repeat usage and time spent on our site.

     Developing Strategic Alliances and Enhancing Distribution. We plan to increase traffic, market share and revenues through strategic alliances, distribution relationships and selected acquisitions. We are pursuing distribution relationships with high-traffic Web sites that target both medical professionals and consumers. We are also pursuing professional distribution relationships with healthcare companies to provide medical content to their medical professionals and become a part of their daily work flow. For example, we are a content provider to PhyCor Online, the private physician intranet of PhyCor, the United States' largest physician practice management company with over 27,000 physicians.

     Generating Multiple Revenue Streams. We believe our attractive audience demographics and high-quality content offerings provide us with significant opportunities to develop multiple revenue streams. In addition to advertising and sponsorships, we have begun to generate e-commerce revenues from such sources as our online medical bookstore, drugstore, and pay-per-view services for selected full-text articles, and from our online market research services. We plan to expand our e-commerce offerings to include medical supplies and other health-related offerings. We are also developing other research products that we expect will complement pharmaceutical companies' product detailing efforts. In addition, we plan to introduce products and services that appeal directly to our international and allied healthcare members.

THE MEDSCAPE.COM SITE

     MEDICAL SPECIALTY AREAS

     We designed our Web site to meet the needs of our members in a personalized and easy-to-use manner. We currently organize our professional information by the following medical specialty and subject areas:

Cardiology                    Orthopedics
Diabetes and Endocrinology    Pediatrics
Gastroenterology              Pharmacotherapy
HIV/AIDS                      Primary Care
Infectious Diseases           Psychiatry
Internal Medicine             Respiratory Care
Managed Care                  Surgery
Molecular Medicine            Urology
Multispecialty                Women's Health
Oncology

     Each of the medical specialty and subject areas will have a program director and a scientific advisory board dedicated to developing the content for that area. We plan to expand into new medical specialty areas that appeal to our current membership base and attract new members. Our objective is to be the category leader in each of our medical specialty areas by delivering the highest quality specialty-based content and selectively acquiring other high-quality medical specialty Web sites. As part of this strategy, we acquired Healthcare Communications Group, which operated of a leading HIV Web site, in October 1998, and Bonehome.com, a leading orthopedic site, in February 1999.

     REGISTERED MEMBERS

     To utilize all of Medscape.com's features, users must register as members. This enables us to deliver targeted medical content based on our members' registration profiles. As of March 31, 1999, Medscape.com had over one million registered members worldwide, an increase of 19% from January 1, 1999 and 160% from January 1, 1998.

     The registration process enables members to choose a home page tailored to their medical specialty or interest. Accordingly, a cardiologist accessing Medscape.com is automatically directed to Medscape Cardiology, rather than a more generic home page. However, every member, regardless of medical specialty or professional status, has access to the full suite of exclusive, original and licensed content through a uniform, easy-to-use interface.

     Registration information also enables us to deliver targeted advertising messages to the specific audience profile our clients seek to reach. For example, an oncologist in New York can be targeted with different messages than a cardiologist in Chicago. Not only can advertising clients choose to target one or more of Medscape.com's medical professional groups, but they can also deliver their message to our large group of consumer members.

     To encourage initial use, our consumer site will allow visitors to access selected features without registering as a member. Visitors, however, will have to register as members to have access to all the features of Medscape.com, including the interactive programs.

     OUR CONTENT

     Medscape.com offers three distinct types of high-quality content to members:

     Original, exclusive and proprietary content. Our original content is written exclusively for Medscape by medical experts, many of whom are internationally renowned in their specialties. This content includes:

     - Next Day Summaries(SM) -- highlights of selected presentations at major medical conferences, published on our site the day after the presentations are delivered, providing physicians and other members with immediate, easy-to-read authoritative summaries of new data, therapies and procedures discussed at the meeting;

     - Medscape General Medicine(SM) -- pioneering, primary-source, peer-reviewed general medical journal launched in March 1999. Published exclusively online and accessible free of charge to all Medscape.com members, Medscape General Medicine will provide prompt delivery of articles relating to important new clinical research and trials, public health studies and other significant medical developments;

     - Clinical Management Series -- interactive practice modules that include state-of-the-art treatment information and clinical cases for particular diseases, each of which is accredited for continuing medical education;

     - Treatment Updates -- authoritative evaluations of significant new changes in therapies; and

     - eMed Journals -- peer-reviewed, electronic medical journals written exclusively for Medscape.com covering HIV/AIDS, cardiology, oncology, psychiatry, orthopedics, respiratory medicine and women's health. Two of our eMed Journals, Clinical Care Options in HIV and Medscape Women's Health, have already been indexed in Index Medicus, the National Library of Medicine's prestigious MEDLINE database.

     We have also developed innovative, proprietary interactive medical programs that allow physicians to enter clinical data points and obtain feedback on available treatment options. We also offer an array of proprietary, challenging and instructional interactive features to test a physician's medical knowledge. Interactive self-assessment elements include:

     - PicTours(R) -- image-based case challenges testing the physician's diagnostic skills;

     - Today's Question -- testing the physician's understanding of recent developments in the physician's medical specialty; and

     - ECG of the Week -- images of cardiograms with case histories testing the physician's diagnostic skills, supplied by leading cardiologists.

     High-quality, third-party content. We believe Medscape.com contains the Web's largest collection of free, peer-reviewed, full-text medical articles and one of the Web's most extensive libraries of continuing medical education accredited programs. Medscape.com also provides exclusive third-party Web access to the National Drug Data File, a leading drug and disease database of Hearst Corporation's First DataBank. Numerous prestigious medical publishers, universities, hospitals and professional organizations are part of our strategic content partner program known as Medscape Publishers' Circle(R). Through this program, Medscape.com aggregates, organizes, and places in context content from over 100 medical journals, textbooks, news services and other publications, and offers integrated, easy-to-use searching of vast medical databases, including over nine million abstracts of medical journals available in the National Library of Medicine's MEDLINE, AIDSLINE and TOXLINE databases. In addition, through an agreement with Dow Jones & Company, Medscape.com provides free searching of more than 500 leading medical publications, including such leading titles as the Journal of the American Medical Association, the British Medical Journal, The Lancet, and abstracts from the New England Journal of Medicine. Members can immediately retrieve online a full-text copy of the article or abstract for a fee.

     Non-medical content. We also provide an array of non-medical content on subjects of particular interest to medical professionals and health-conscious consumers. Medscape Money & Medicine offers personal finance features, including stock quotes, portfolio tracking and business news, and valuable practice management features that provide business information that is directly relevant to a medical practice. Members can also learn about the developments in managed care in a special Managed Care topic area. The Medscape Humor & Medicine section provides readers with medical jokes, cartoons, DeFUNitions, crossword puzzles and other entertaining features that generate traffic to and increase usage of our site.

     OUR MEMBER SERVICES

     We offer a number of services that complement our high-quality content offerings and make Medscape.com a preferred destination site, including:

     Continuing Medical Education. Approximately half the states require physicians and certain other medical professionals to certify annually that they have accumulated a minimum number of continuing medical education hours in order to maintain licensure. Medscape.com offers our professional members what we believe is one of the Web's largest libraries of continuing medical education programs. Our extensive continuing medical education programs are produced in association with entities accredited by the Accreditation Council for Continuing Medical Education. From the convenience of their home or office computer, our professional members can obtain continuing medical education credits by accessing a variety of accredited editorial resources and programs including online journal articles, our Next Day Summaries of medical conferences, in-depth Treatment Updates and our state-of-the-art Clinical Management Series.

     Physician Web Sites. We offer our members registered as physicians the opportunity to create home pages for their medical practices that can be accessed by their patients and the general public. In addition to details about their practice, including office address, phone number, medical specialty, types of insurance accepted, hospital affiliations and languages spoken, our Physician Web Sites will soon permit a physician to offer links to disease-specific information from Medscape.com as well as the general searching capability of Medscape.com. We believe these Physician Web Sites will keep Medscape's high-quality medical information at the center of the communication between physician and patient, and keep the physician at the center of the healthcare dialogue.

     Interactive Consumer Programs. We expect the initial phase of Medscape.com's enhanced consumer site to be launched in the second half of 1999. In addition to high-quality content, we expect to provide interactive programs, like diaries, to enable our consumer members to simplify management of their healthcare needs.

     e-Commerce and Services. Through a series of strategic partners, we offer our audience the opportunity to purchase a variety of goods and services. The Medscape MedBookstore offers members the opportunity to purchase discounted medical texts from a collection of over 90,000 titles through our partner MedSite Publishing Inc. The Medscape Job Center offers a comprehensive job-listing/posting service for medical professionals through our partner NetMed, Inc. The Medscape Drugstore offers our members the ability to purchase online a wide range of health, beauty and wellness products through drugstore.com.

     Community Features. Medscape Mail, a free service, enables members to send and receive Web-based email. Medscape Mail, powered by CommTouch, is especially useful for mobile professionals like physicians, who often require email access from multiple locations, such as their homes, offices, clinics and hospitals or during travel. Discussion areas on many medical articles and physician-only discussion groups are also available. Our new Ask-the-Expert feature, which will allow members registered as physicians to present interesting cases to leading experts online for comments, is expected to be launched later this year.

     OUR HEALTHCARE COMPANY SERVICES

     We offer healthcare companies many value-added online services including:

     Medscape Profiles. The Internet offers significant advantages over traditional mail surveys and focus groups in terms of speed and cost savings. U.S. pharmaceutical and other healthcare companies are estimated to spend as much as $1 billion annually on custom and syndicated market research. Medscape Profiles, our online market research division, has already successfully piloted several custom research projects and has recruited a 1,000+ physician panel from our member base to conduct custom and syndicated online research quickly and efficiently. In addition, our registration and traffic pattern database provides us with a valuable and expanding source of proprietary data about viewing habits and usage patterns. This database helps pharmaceutical companies correlate prescribing behavior with promotions and content seen by physicians and consumers.

     Medscape MedPyx. We plan to introduce Medscape MedPyx as an educational research program that will assist pharmaceutical companies in better understanding the physician's knowledge base and prescribing patterns. In 1998, pharmaceutical company sales representatives conducted more than 59 million details to office- and hospital-based physicians. We believe that Medscape MedPyx will provide pharmaceutical companies with a cost-effective method of evaluating and improving their existing detailing activities.

EDITORIAL, DESIGN AND PRODUCTION

     Our editorial staff is headed by Dr. George D. Lundberg, Medscape Editor in Chief and the former Editor of the Journal of the American Medical Association. As of March 31, 1999, our editorial, design and production staff consisted of 28 professionals who are all experienced medical editors, writers and producers. We intend to significantly increase our number of editors as we add additional medical specialty areas. We have assembled specialty-specific editorial boards for Medscape.com and have also assembled a Medscape.com scientific advisory board consisting of 16 of the world's leading physicians, academicians and healthcare experts, who will also serve as the editorial board of Medscape General Medicine, our newly launched primary source online medical journal.

     We have an easy-to-use interface that incorporates original and proprietary content written by medical experts with an extensive library of licensed content and medical databases. Each medical specialty area is headed by a program director responsible for building and continuously updating that area's content. We seek to be the premier online information resource in each of our medical specialty areas. To support this effort, we cover major medical conferences in many specialties and plan to attend over 20 different conferences in 1999, with our editors and medical experts summarizing and reporting on the breaking medical research and news delivered at these events.

SALES

     As of March 31, 1999, we had a direct sales organization consisting of six sales professionals, with an average of 16 years experience, and seven sales operations staff employees. We plan to hire additional sales professionals, many of whom will be focused on selling banner advertisements and sponsorships in our expanded Medscape.com consumer site. We generally seek to hire individuals with significant experience selling to pharmaceutical and other healthcare companies and their advertising agencies.

MARKETING AND PUBLIC RELATIONS

     We employ a variety of methods to promote the Medscape brand and to attract traffic and new members, including advertising on other Internet sites and in medical journals, pharmaceutical and other healthcare publications, and other targeted publications. To extend the Medscape brand, we encourage other healthcare sites to integrate our branded search box with full searching capability across all the Medscape.com databases directly into their services. Medscape.com is also one of the Tell Me More links on the bottom of selected articles appearing on the Health Channel of MSNBC.com.

     We believe in the value of direct, in person marketing and plan to staff a Medscape.com booth at over 13 major medical meetings and conferences in 1999. We use our booth presence to cross promote our Next Day Summaries(SM) of the medical conferences. We have also effectively used Medscape Academies, in which we offer free Internet training for physicians at major medical meetings, as a way to introduce physicians to the power of the Internet as a communications and educational medium, and to Medscape.com as a premier source of high-quality medical information on the Internet.

     We supplement these efforts with direct mail campaigns targeted at medical professionals, and plan to significantly increase these activities in 1999.

     Our professional distribution strategy is designed to have Medscape.com's medical content be available within major Internet-accessible healthcare information system platforms like hospital intranets, electronic medical record systems and physician practice management company intranets. This strategy integrates Medscape.com into the daily workflow of their medical professionals with frequent reminders of and easy access to our selection of medical content. Consistent with this strategy in 1998, we signed a content distribution agreement with PhyCor, the largest physician practice management organization in the United States.

     Our internal public relations staff oversees a comprehensive public relations program which we believe is a key component of our marketing and brand recognition strategy. We target key business, medical and healthcare marketing publications, and encourage their reporters to use Medscape.com for their medical news and research needs, in an effort to build both brand awareness and loyalty among news organizations.

INFRASTRUCTURE, OPERATIONS AND TECHNOLOGY

     Our business is supported by a reliable, scalable and secure system platform. Using a combination of proprietary online solutions and commercially available licensed technologies, we have deployed systems for online content dissemination, site analysis, and Web- and email-based member support.

     We have developed a database management and online publication system to index, retrieve and display information. This system allows for rapid searching, viewing and distribution of content including text, photos, graphics and other images. Our hardware and software systems are based on a distributed processing model that allows applications to be distributed among multiple parallel servers. Our hardware servers, storage systems, Internet connections and networks allow our online systems to operate continuously 24 hours a day and seven days a week. We do not maintain offsite redundant systems and facilities but we plan to outsource our Web-hosting in the future. This outsourcing will provide faster and more reliable connections to the Internet backbone and enhanced reliability and scalability.

COMPETITION

     We face competition both in attracting visitor traffic and in generating revenue across all our business lines. We compete with numerous companies and organizations for the attention of medical professionals and consumers including traditional off-line media such as print journals, conferences, continuing medical education programs and symposia. We also face significant competition from online information resources. There are thousands of healthcare-related sites on the Internet. Also, several large consumer sites offer specialized healthcare channels as part of their general services. In addition, there are many companies that provide non-Internet based marketing and advertising services to the healthcare industry. These competitors include advertising agencies, consulting firms, marketing and communications companies and contract sales and marketing organizations. We believe that competition for our audience and sources of revenue will continue to increase.

     Some of our current and potential competitors may have competitive advantages compared to us, including:

     - greater resources to devote to the development, promotion and sale of their services;

     - greater financial, technical and marketing resources;

     - greater brand recognition and larger marketing budgets; and

     - larger customer and user bases.

     We believe that the principal competitive factors in attracting and retaining members are the depth, breadth and timeliness of services and brand recognition. Other important factors in attracting and retaining members include ease of use, quality of service and cost. We believe that the principal competitive factors that will continue to attract advertisers and sponsors to Medscape.com include price, the number of medical professionals and consumers who use our Web site, the demographics of our member base and the creative implementation of advertisement placements. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures we face will not seriously harm our business.

GOVERNMENT REGULATION OF THE INTERNET AND HEALTHCARE INDUSTRIES

     THE INTERNET

     We are subject to various laws and regulations relating to our business. Currently, few laws or regulations are directly applicable to access to the Internet. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. Such laws and regulations may cover issues such as:

     - user privacy;

     - pricing;

     - content;

     - copyrights and other intellectual property rights;

     - distribution; and

     - characteristics and quality of products and services.

     Currently, U.S. privacy law consists of disparate state and federal statutes regulating specific industries that collect personal data. Most of them pre-date and therefore do not specifically address online activities. However, European nations are now implementing a European Union Data Privacy Directive regulating the transmission and storage of personal information and data. In addition, a number of comprehensive legislative and regulatory privacy proposals are now under consideration by federal, state and local governments in the United States. For example, the Federal Trade Commission's recently published proposed regulations implementing the Children's On-line Privacy Protection Act of 1998 and, under authority established in the Health Insurance Portability and Accountability Act of 1996, regulations are being prepared by the Secretary of Health and Human Services that will be applicable to electronically transmitted or stored health information. These regulations are scheduled to be published in late 1999, absent intervening Congressional action.

     The growth of the Internet and e-commerce, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. For example, the Department of Commerce is actively developing safe harbors for activities in various industry sectors to help U.S. companies meet standards for conducting electronic commerce with EU countries as they implement the EU Data Privacy Directive. In addition, the Federal Trade Commission has informed Congress of its intentions to use its general consumer protection authority to protect online consumers from deceptive practices that jeopardize online consumers' privacy. In addition, state legislatures are considering and are likely to adopt more protective consumer and health privacy legislation. States also may elect to use their consumer protection statutes in ways that are analogous to the FTC activities. The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues from e-commerce or otherwise adversely affect our business, financial condition and operating results.

     Laws and regulations directly applicable to e-commerce and Internet communications are becoming more prevalent. The most recent session of Congress enacted Internet laws regarding online copyright infringement. Although not yet enacted, Congress is considering laws regarding Internet taxation. These are recent enactments, and there is uncertainty regarding their marketplace impact. In addition, various jurisdictions already have enacted laws that are not specifically directed to e-commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability.

     Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could negatively affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could negatively affect us.

     THE U.S. FOOD AND DRUG ADMINISTRATION

     The FDA regulates the form and content of labeling, advertising and promotional materials, including direct-to-consumer prescription drug and medical device advertising, prepared by, or for, pharmaceutical or medical device companies. Generally, these companies must limit these materials to discussions of the FDA-approved claims and, in limited circumstances, to a limited number of claims not approved by the FDA. Therefore, any information developed by, or for, pharmaceutical and medical device companies that promotes the use of their products and is put on our Web site is subject to the full array of the FDA requirements and enforcement actions. Any information that is jointly prepared by us and a pharmaceutical or medical device company, intended to promote the use of a product and put on our Web site, is also subject to the full array of FDA requirements and enforcement actions. The FDA regulatory actions may include correction to, or removal of, information on our Web site and the conveyance of FDA-required corrective information to our audience. The FDA has been considering the development of a broad set of policies dealing with the promotion of pharmaceutical and medical device products on the Internet. They have not done so to date. In the future, the FDA may develop new regulatory policies that may more tightly regulate the format and content of this information on the Internet. The FDA may also alter its present policies on the direct-to-consumer advertising of prescription drugs and medical devices in a way that would reduce or restrict the amount of this information available to consumers. Therefore, existing FDA rules and enforcement actions and regulatory policies that the FDA may develop in the future could have a material adverse effect on our ability to provide existing or future applications or services to our audience or obtain the necessary corporate sponsorship to do so.

     Some computer applications and software are considered medical devices and are subject to regulation by the FDA. We believe that some of our current applications or services are or could be regulated by the FDA as a medical device. Additionally, we may expand our applications and service offerings into areas that subject us to the FDA's medical device regulations. To the extent that any of our current or future services or applications are regulated by the FDA as devices, we would be subject to various laws, regulations and policies enforced by the FDA and other governmental authorities that include both pre-market and post-market requirements. The FDA's regulations and policies on the regulation of software products and the transmission of medical information are evolving. Changes in existing regulatory requirements, our failure to comply with current or future requirements or adoption of new requirements could negatively affect us. In some cases, medical device advertising is also regulated by the Federal Trade Commission.

     We believe that complying with FDA regulations may be time consuming, burdensome and expensive and could negatively affect our ability to continue providing some applications or services, or to introduce new applications or services in a timely manner. Noncompliance with applicable FDA requirements, including those related to pharmaceutical and medical device promotional practices and the pre-market and post-market approval requirements for medical devices, can result in an enforcement action by the FDA including warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution.

INTELLECTUAL PROPERTY AND DOMAIN NAME

     We protect our intellectual property through a combination of license agreements, trademark, service mark, copyright and trade secret laws and other methods. We obtain the majority of our content under license agreements with publishers, through assignments or work for hire arrangements with third parties and from internal staff development. We currently have no patents or patents pending for our current online services and do not anticipate that patents will become a significant part of our intellectual property in the foreseeable future. We also enter into confidentiality agreements with our employees, consultants, vendors and customers and license agreements with third parties and we generally seek to control access to and distribution of our technology, documentation and other proprietary information. We currently hold the domain name Medscape.com. The legal status of intellectual property on the Internet is currently subject to various uncertainties.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

EMPLOYEES

     As of March 31, 1999, we had 83 full-time employees. None of our employees is covered by a collective bargaining agreement. We consider our employee relations to be good.

FACILITIES

     We are headquartered in New York, New York, where we lease approximately 17,975 square feet of office space, under two leases that expire June 30, 2004 and June 30, 2009. We have also leased offices in Fairfield, New Jersey, where some of our employees work. Other of our employees work remotely, frequently in home offices, in Potomac, Maryland; Aurora, Colorado; Chicago, Illinois; London, England; and Milford, Massachusetts. We currently anticipate that we will require additional space as we hire more personnel.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Shown below are the names, ages and positions of the executive officers and directors of Medscape:

                   NAME                     AGE                     POSITION
Paul T. Sheils............................   44    President, Chief Executive Officer and
                                                   Director
Peter M. Frishauf.........................   50    Executive Committee Chairman, Founder and
                                                   Director
Jeffrey L. Drezner, M.D., Ph.D............   51    Executive Vice President and Director
Steven R. Kalin...........................   35    Chief Operating Officer and Chief
                                                   Financial Officer
George D. Lundberg, M.D...................   66    Editor in Chief
Meg Walsh.................................   36    President, Medscape Consumer
David Yakimischak.........................   37    Chief Technology Officer
Marc Butlein..............................   60    Director
Esther Dyson..............................   47    Director
Alan J. Patricof..........................   64    Director, Chairman of the Board
Carlo A. von Schroeter....................   35    Director
Oakleigh Thorne...........................   41    Director

     PAUL T. SHEILS, President, Chief Executive Officer and Director. Prior to joining Medscape in February 1998, Mr. Sheils was Vice President of Dow Jones Interactive Publishing from 1994 to 1998 and was Executive Director from 1993 to 1994. Mr. Sheils was responsible for all of Dow Jones' corporate and consumer online businesses including The Wall Street Journal Interactive Edition, the largest subscription-based publication on the Web, and Dow Jones Interactive, an award-winning online business intelligence and research service. Mr. Sheils holds a BA from Williams College and a JD from Fordham Law School.

     PETER M. FRISHAUF, Executive Committee Chairman, Founder and Director. Mr. Frishauf has over 20 years of experience in the medical information field. In 1982, Mr. Frishauf founded the predecessor of SCP Communications, Inc., a medical publishing, education and clinical trial company, and served as SCP's President and Chief Executive Officer until April 1996. Mr. Frishauf continues to serve on the board of directors of SCP Communications, Inc. From April 1996 through February 1998, Mr. Frishauf served as the Chief Executive Officer of Medscape. In addition to being a director of Medscape since it commenced operations in 1996, he holds the executive position of Executive Committee Chairman. Mr. Frishauf holds a BA from New York University and an MS in Journalism from Columbia University.

     JEFFREY L. DREZNER, M.D., Ph.D., Executive Vice President and
Director. Dr. Drezner practiced medicine for 14 years before founding Integrated Care Systems, Inc., an HIV-focused, alternate-site healthcare delivery company, in 1987. From 1992 to 1995, Dr. Drezner was Vice President of Clinical Programs at Homedco, Inc., a home and alternate-site healthcare delivery company. In 1995, Dr. Drezner founded Healthcare Communications Group, LLC, which developed one of the first online continuing medical education programs and summaries of next day medical conferences programs on the Internet, operated the highly acclaimed Clinical Care Options for HIV and Oncology Web sites and is now a wholly owned subsidiary of Medscape. Dr. Drezner became a director and officer of Medscape when Medscape acquired Healthcare Communications Group in October 1998. Dr. Drezner holds a BS from the University of California at Berkeley, an MD degree from the University of Southern California School of Medicine and a Ph.D. from the Southern California Psychoanalytic Institute.

     STEVEN R. KALIN, Chief Operating Officer and Chief Financial
Officer. Prior to joining Medscape in October 1998, Mr. Kalin was with ESPN since 1995, most recently as Vice President of Business Development for ESPN Internet Ventures, where he was responsible for ESPN.com's strategic partnerships. From 1990 to 1995, Mr. Kalin was a Senior Engagement Manager with McKinsey & Co., specializing in the media industry. Mr. Kalin holds a BA from Brown University and an MBA from Harvard Business School.

     GEORGE D. LUNDBERG, M.D., Editor in Chief. Prior to joining Medscape in February 1999, Dr. Lundberg served as Editor of the Journal of the American Medical Association for 17 years. Dr. Lundberg also served as the Editor in Chief of Scientific Information and Multimedia, a publication of the American Medical Association, from 1982 until 1999. Dr. Lundberg holds an MS degree from Baylor University and BS and MD degrees from the University of Alabama. Dr. Lundberg holds honorary degrees from four U.S. universities.

     MEG WALSH, President, Medscape Consumer. Prior to joining Medscape in March 1999, Ms. Walsh was Managing Director of HealthTech Digital, a leading interactive consumer healthcare agency, which Ms. Walsh founded in 1996 and sold to Lowe McAdams Healthcare/Interpublic Group in September 1997. From 1995 to 1996, Ms. Walsh was Director of Marketing for Time Life Medical. Ms. Walsh also held positions as Assistant V.P. of Sales for Physicians World, a professional healthcare communications organization, from 1992 to 1995, and before that was a Sales Manager for Johnson & Johnson. Ms. Walsh holds a BA from Rider University.

     DAVID YAKIMISCHAK, Chief Technology Officer. Prior to joining Medscape in March 1999, Mr. Yakimischak was the Director of Product Development at Dow Jones Interactive Publishing where he was responsible for bringing all new electronic products to market. Mr. Yakimischak had been with Dow Jones since 1994. Mr. Yakimischak studied engineering and computer science at the University of Toronto.

     MARC BUTLEIN, Director. Mr. Butlein is Chairman of MAS Communications, an e-commerce consulting business. In 1989, he co-founded META Group, a leading worldwide information technology market assessment and consulting firm. Mr. Butlein served as Chairman of META Group until April 1998. Mr. Butlein is a director of META Group and Aeneid, an Internet software business. Mr. Butlein joined the Medscape board in October 1997 as a designee of Media Technology Ventures. Mr. Butlein received a BA from the University of Connecticut and worked on his doctorate in political science at the Maxwell School of Citizenship and Public Affairs at Syracuse University.

     ESTHER DYSON, Director. Ms. Dyson has been the chairman of EDventure Holdings, publisher of the newsletter Release 1.0, since 1982. Ms. Dyson is the author of Release 2.0, an acclaimed book about cyberspace. Ms. Dyson joined the Medscape board in June 1996. She is also interim chairman of the Internet Corporation for Assigned Names and Numbers and is a director of three software companies -- Accent Software, Graphisoft and Scala Business Solutions. She also sits on the boards of directors of Uproar.com, an online game company, and PRT Group, a systems integrator. Ms. Dyson holds a BA from Harvard College.

     ALAN J. PATRICOF, Chairman of the Board. Mr. Patricof is co-Chairman of Patricof & Co. Ventures, Inc., a venture capital firm with operations in eight countries and over $6 billion under management, which he founded in 1969. Mr. Patricof joined as Chairman of the Board in 1996. Mr. Patricof serves on the boards of directors of Boston Properties, a real estate investment trust; NTL Corp., a communications company; and CORECOMM, Inc., a telecommunications company. In 1995, he served as Chairman of the White House Conference on Small Business Commission. Mr. Patricof holds a BS in finance from Ohio State University and an MS from Columbia University Graduate School of Business.

     CARLO A. VON SCHROETER, Director. Mr. von Schroeter is a General Partner of Weston Presidio Capital, a private equity and venture capital firm. Prior to joining Weston Presidio Capital at its inception in September 1992, Mr. von Schroeter was a Vice President with Security Pacific Capital. Mr. von Schroeter has served as a director of Medscape since March 1999 as a designee of Weston Presidio Capital. Mr. von Schroeter also serves on the boards of directors of MapQuest.com, Inc., a leading online provider of mapping and destination information, and several private companies. Mr. von Schroeter holds a BS from Queen's University, Canada and an MBA from Harvard Business School.

     OAKLEIGH THORNE, Director. Since October 1996, Mr. Thorne has served as the Chairman and Chief Executive Officer of TBG Information Investors, LLC, a private equity partnership, and as the Co-President of Blumenstein/Thorne Information Partners I, L.P., a private equity partnership. From April 1995 to August 1996, Mr. Thorne was President and CEO, and from January 1991 to April 1995, the Executive Vice President, of Commerce Clearing House, Inc., a leading provider of tax and business law information, software and services. Mr. Thorne joined the Medscape board in March 1998 as TBG Information Investors LLC's designee. He also serves as the Chairman of the Board of SCP Communications, Inc. Mr. Thorne holds a BS from Boston University School of Journalism and an MBA from Columbia University Graduate School of Business.

BOARD COMPOSITION

     We currently have eight directors. In accordance with the terms of our restated certificate of incorporation, which will become effective upon the closing of this initial public offering, the terms of office of the directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors will be Paul T. Sheils, Peter M. Frishauf and Marc Butlein, the Class II directors will be Esther Dyson, Oakleigh Thorne and Jeffrey D. Drezner, M.D., Ph.D. and the Class III directors will be Alan J. Patricof and Carlo A. von Schroeter. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of Medscape.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has established an audit committee and a compensation committee. The audit committee assists the board of directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls to assure:

     - that assets are safeguarded and that financial reports are properly prepared;

     - consistent application of generally accepted accounting principles; and

     - compliance with management's policies and procedures.

     In performing these functions, the audit committee meets periodically with the independent auditors and management to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

     - recommends an independent audit firm to audit financial statements and to perform services related to the audit;

     - reviews the scope and results of the audit with the independent accountants;

     - reviews with management and the independent accountants our annual operating results;

     - considers the adequacy of the internal accounting control procedures; and

     - considers accountants' independence.

     The audit committee currently consists of Oakleigh Thorne and Marc Butlein.

     The primary function of the compensation committee is to determine management and executive compensation and establish fringe benefit and other compensation policies. The compensation committee is also responsible for the administration of our stock option plan, including reviewing management recommendations with respect to option grants and taking such other actions as may be required in connection with our compensation and incentive plans. The compensation committee currently consists of Esther Dyson and Alan J. Patricof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Patricof, a member of the compensation committee, is Co-Chairman of Patricof & Co. Ventures, Inc., that manages APA Excelsior IV, L.P., Coutts & Co. Cayman Ltd. c/o APA Excelsior IV/Offshore L.P., Patricof Private Investment Club and APA Excelsior Fund. In our March 5, 1999 private placement of Series D
Preferred Stock, APA Excelsior IV, L.P. purchased           shares, Coutts & Co.
Cayman Ltd. c/o APA Excelsior IV/Offshore, L.P. purchased           shares and
Patricof Private Placement Investment Club, L.P. purchased           shares, all
at a purchase price of $     per share.

DIRECTOR COMPENSATION

     Medscape reimburses its directors for out-of-pocket expenses related to attending meetings of the board of directors. Non-employee directors are also entitled to stock option grants under our stock option plan. Medscape currently does not intend to pay cash fees to directors for attendance at meetings.

EXECUTIVE COMPENSATION

     The following table shows the total compensation paid for the year ended December 31, 1998 for our Chief Executive Officer and the Executive Committee Chairman, the only other executive officer whose annual salary and bonus exceeded $100,000 in 1998.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                              ANNUAL COMPENSATION         SECURITIES
                                            -----------------------       UNDERLYING
       NAME AND PRINCIPAL POSITION             SALARY        BONUS         OPTIONS
Paul T. Sheils............................    $171,750(1)   $85,000
  President and Chief Executive Officer

Peter M. Frishauf.........................    $ 80,000         *                  (2)
  Executive Committee Chairman

---------------

(1) Mr. Sheils joined Medscape in February 1998. His annualized salary was $195,000.

(2) In accordance with the terms of his agreement, Mr. Frishauf elected to
    receive options to purchase           shares of common stock instead of a
    cash bonus of $35,000 to which he would have otherwise been entitled.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows grants of stock options to Medscape's Chief Executive Officer and to the Executive Committee Chairman for the year ended December 31, 1998. We have never granted any stock appreciation rights. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year term. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1998

                                                                                         POTENTIAL
                                                                                     REALIZABLE VALUE
                                                                                        AT ASSUMED
                                           INDIVIDUAL GRANTS                              ANNUAL
                       ----------------------------------------------------------     RATES OF STOCK
                       NUMBER OF                                                           PRICE
                       SECURITIES    PERCENT OF TOTAL                                APPRECIATION FOR
                       UNDERLYING   OPTIONS GRANTED TO    EXERCISE                        OPTION
NAME                    OPTIONS        EMPLOYEES IN       PRICE PER    EXPIRATION   -------------------
----                    GRANTED     FISCAL YEAR(%)(1)    SHARE($/SH)      DATE         5%        10%
Paul T. Sheils.......                      37.7%                         2/15/08    $          $
Peter M. Frishauf....                       7.7%                        12/14/08

---------------

(1) Based on options to purchase an aggregate of           shares of common
    stock granted under our stock option plan in the year ended December 31, 1998 to employees, consultants and directors of Medscape.

FISCAL YEAR END OPTION VALUES

     The following table provides certain summary information concerning stock options held as of December 31, 1998 by our Chief Executive Officer and by the Executive Committee Chairman. The value of unexercised in-the-money options at
fiscal year-end is based on $       per share, the assumed fair market value of
the common stock at December 31, 1998, less the exercise price per share.

                                                           NUMBER OF
                                                     SECURITIES UNDERLYING               VALUE OF
                                                      UNEXERCISED OPTIONS        UNEXERCISED IN-THE MONEY
                         SHARES                       AT FISCAL YEAR-END        OPTIONS AT FISCAL YEAR-END
                        ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                   ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Paul T. Sheils.......                                                           $             $
Peter M. Frishauf....                $         (1)

---------------
(1) Based on a value of $     per share, the fair market value of the common
    stock at August 18, 1998, as determined by the board of directors, minus the exercise price.

1996 STOCK OPTION PLAN

     The following summary description of the Medscape, Inc. 1996 Stock Option Plan may not contain all the information that is important to you. You should refer to the exhibits that are part of the registration statement for a copy of the stock option plan.

     Types of Awards. The stock option plan provides for grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and stock options which are not intended to qualify as incentive stock option, or nonqualified stock options.

     Shares Subject to the Stock Option Plan.  The total number of shares of
common stock that may be issued under the stock option plan is           shares.
These shares may be authorized but unissued common stock or authorized and issued common stock that has been reacquired by Medscape and held in our treasury. If any grant expires or for any reason is terminated or unexercised, the shares of common stock relating to such grant again become available for issuance with respect to grants under the stock option plan.

     The compensation committee has the authority to make appropriate adjustments to the total number of shares available for issuance under the stock option plan and to the number of shares that may be purchased and the exercise price applicable to outstanding stock options under the stock option plan in the event of a merger, consolidation, reorganization, stock dividend, stock split, or other similar change affecting our capital structure.

     Eligibility. Grants may be made to any full or part-time employee of Medscape and of our current or future subsidiaries, and to any consultant, director or independent contractor providing services to Medscape or any of our subsidiaries, in each case as determined by the compensation committee.

     Administration. Our compensation committee administers the stock option plan. The compensation committee has the authority to make grants under the stock option plan, including the authority, in its discretion, to select the individuals to receive grants, to determine, consistent with the stock option plan, the terms of such grant, and the terms and provisions of each option agreement under the stock option plan reflecting awards, and to prescribe rules and make interpretations regarding the stock option plan which are final and conclusive.

     Stock Options. The compensation committee may grant incentive stock options and nonqualified stock options to eligible persons that permit the optionee to purchase shares of common stock from Medscape at a fixed price and in accordance with such terms, as determined by the compensation committee, relating to, among others, option exercise price, exercisability, method of payment of the option exercise price, and the option exercise periods applicable after the optionee's termination of service, with all such terms set forth in the option agreement and not otherwise inconsistent with the stock option plan. The term of any nonqualified stock option granted under the stock option plan may not exceed 15 years from the grant date.

     In the case of any grant intended to constitute an incentive stock option, the exercise price will be no less than the fair market value of the common stock on the date of grant and the option term may not exceed 10 years from the grant date. Further, the aggregate fair market value, determined at the date the option is granted, of stock with respect to which incentive stock options granted under the stock option plan are exercisable for the first time in any calendar year by any eligible employee may not exceed $100,000.

     Unless otherwise provided in an option agreement, if we undergo a "change in control," as defined in the stock option plan, then all outstanding options will become fully exercisable.

     Nonassignability. Except as may otherwise be provided in a option agreement with respect to the grant of a nonqualified stock option, no grant is assignable or transferable by an optionee other than by will or the laws of descent and distribution and during the optionee's lifetime such grant may be exercisable only by the optionee.

     Amendment and Termination. Our board of directors may amend or discontinue the stock option plan at any time, provided that any stock option plan amendment that would increase the maximum number shares of common stock available for issuance under the stock option plan, modify the eligibility requirements for participation in the stock option plan, decrease the minimum option price, or extend the maximum option term will require stockholder approval. In addition, the board of directors may not change the terms of any outstanding grant if such change would be materially adverse to the optionee without the optionee's consent.

     Federal Income Tax Consequences. The following is a brief description of certain U.S. federal income tax consequences of grants under the stock option plan based upon the laws in affect on the date hereof.

     Incentive Stock Options. No federal taxable income should be recognized by the employee upon the grant or exercise of an incentive stock option. If the shares of common stock acquired upon exercise of an incentive stock option are not disposed of within two years of the date of grant or within one year after the transfer of the shares to the employee upon exercise of the incentive stock option, then:

     - upon the sale of the shares, any amount realized in excess of the exercise price of the option will be taxed as long-term capital gain; and

     - no deduction will be allowed to us for federal income tax purposes.

The exercise of an incentive stock option may result in an alternative minimum tax liability to the employee.

     If the stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the holding periods described above, then, generally:

     - the employee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares at exercise, or, if less, the amount realized on the disposition of the shares, over the exercise price of the option; and

     - Medscape will be entitled to deduct the ordinary income so recognized by the employee.

Any further gain recognized by the employee will be taxed as short-term or long-term capital gain, depending upon the length of time the employee held the shares, and such amount will not be deductible by Medscape.

     Nonqualified Stock Options.  With respect to nonqualified stock options:

     - no federal taxable income should be recognized by the optionee at the time the option is granted;

     - generally upon exercise of the option, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares purchased on the date of exercise and we generally will be entitled to a tax deduction in the same amount; and

     - upon disposition of the shares acquired, generally any appreciation or depreciation after the date of exercise is treated by the optionee either as long-term or short-term capital gain or loss, depending upon the length of time that the optionee held the shares.

     Section 162(m) Limitations. The stock option plan is subject to a special initial public offering-related transition rule under Code Section 162(m). Medscape's tax deduction upon the exercise of a nonqualified stock option by certain executive officers would be subject to the limitations of Section 162(m) of the Code if a nonqualified stock option is granted after this offering with an exercise price less than the fair market value of the common stock on the date of grant.

     As of March 31, 1999, there were options to purchase           shares
outstanding and           shares available for future grant.

EMPLOYMENT AGREEMENTS

     Agreement with Paul T. Sheils. Under a three-year employment agreement dated January 26, 1998, Paul T. Sheils became our President and Chief Executive Officer on February 16, 1998 at an initial base salary of $195,000. Mr. Sheils' base salary was increased to $225,000 effective February 16, 1999 and he was
granted options to purchase an additional           shares of common stock at an
exercise price of $     per share. The employment agreement includes a $35,000
signing bonus, a 1998 performance bonus of up to $52,500 based on reaching certain performance targets, and 1999 and 2000 performance bonuses, the target amounts of which cannot be less than $35,000 per year and are based on meeting performance targets developed by our compensation committee.

     The employment agreement also granted Mr. Sheils incentive stock options to
purchase           shares of our common stock at $     per share. These
incentive stock options are subject to the provisions of our stock option plan and an incentive stock option agreement between Mr. Sheils and Medscape. One-third of Mr. Sheils' incentive stock options vested on the first anniversary of his employment and the remaining incentive stock options will vest after that date in equal monthly installments until the third anniversary of Mr. Sheils' employment. Regardless of these vesting provisions, the incentive stock options are 100% exercisable on the date of a "corporate change," which is defined in the stock option plan.

     If Mr. Sheils' employment is terminated for any reason other than his death, disability or serious misconduct, he may exercise any vested incentive stock options within 90 days of his termination. However, the incentive stock options are forfeited if Mr. Sheils is terminated for serious misconduct. Also, if Mr. Sheils' employment is terminated because of his death or disability, Mr. Sheils or his estate may exercise any vested incentive stock options within one year after termination. Until a firm commitment underwritten public offering is consummated, we and certain of our stockholders have first refusal rights to any of our common stock purchased by Mr. Sheils' or his estate by exercising incentive stock options.

     Under his employment agreement, Mr. Sheils agreed not to compete with Medscape and not to solicit our customers or employees for one year after the termination of his employment, with limited exceptions. However, if he is terminated without cause, the noncompetition and nonsolicitation restrictions are limited to six months and the noncompetition restrictions will apply only to his employment by certain healthcare-oriented Web sites. Mr. Sheils is also entitled to six months' salary if he is terminated by us without cause, and may himself terminate the employment agreement for any reason upon 60 days' notice. In accordance with the terms of the employment agreement, Medscape and certain of our stockholders amended a stockholders' agreement dated October 27, 1997, which was subsequently replaced by the current amended and restated stockholders agreement dated March 5, 1999, to provide that Mr. Sheils would serve as a director of Medscape as long as he is our President.

     Agreement with Peter M. Frishauf. Under a three-year employment agreement dated February 16, 1998, Peter M. Frishauf became Chairman of the executive committee of Medscape at a base salary of $80,000. Under the employment agreement, Mr. Frishauf has agreed to dedicate at least one-half of his business time to Medscape. His employment agreement provides for performance bonuses of up to $50,000 per year if certain performance targets are met. The performance bonuses may be paid, at Mr. Frishauf's option in cash, in shares of our common stock, the fair market value of which will be equal to the performance bonus amount, or options for shares of our common stock, the fair market value of which will be equal to 150% of the performance bonus amount. Mr. Frishauf also agreed not to compete with Medscape and not to solicit our customers or employees for one year following the termination of his employment, with limited exceptions. Mr. Frishauf may terminate the employment agreement for any reason upon 60 days' notice to us.

                       TRANSACTIONS WITH RELATED PARTIES

     Since January 1, 1998, there has not been nor is there currently proposed any transaction or series of similar transactions to which Medscape or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the common stock of Medscape or any member of the immediate family of any of those people had or will have a direct or indirect material interest other than
(a) compensation agreements and other arrangements that are described above for the named executive officers and (b) the transactions described below.

SERIES D TRANSACTION

     On March 5, 1999, we sold           shares of Series D Preferred Stock at a
purchase price of $     per share, which was paid in cash. The purchasers of the
Series D Preferred Stock included the following holders of more than 5% of the common stock, assuming the conversion of outstanding preferred shares:

     - Media Technology Ventures, L.P. --           shares.

     - MTV Entrepreneurs Fund, L.P. --           shares.

     - CSK Venture Capital Co. Ltd. (CSK-1(A)) --           shares.

     - CSK Venture Capital Co., Ltd. (CSK-1(B)) --           shares.

     - CSK Venture Capital Co., Ltd. (CSK-2) --           shares.

     - Weston Presidio Capital II, L.P. --           shares.

     - Weston Presidio Capital III, L.P. --           shares.

     - WPC Entrepreneur Fund, L.P. --           shares.

     - Highland Capital Partners IV --           shares.

     - Highland Entrepreneurs Fund IV --           shares.

     - APA Excelsior IV, L.P. --           shares.

     - Patricof Private Investment Club, L.P. --           shares.

     - Coutts & Co. Cayman Ltd. c/o APA Excelsior IV/Offshore,
       L.P. --           shares.

     Alan J. Patricof, the Chairman of Medscape's board, is a Co-Chairman at Patricof & Co. Ventures, Inc., that manages APA Excelsior IV, L.P., Coutts & Co. Cayman Ltd. c/o APA Excelsior IV/Offshore, L.P., Patricof Private Investment Club and APA Excelsior Fund. Carlo A. von Schroeter, a director of Medscape and designee of Weston Presidio Capital, is a General Partner at Weston Presidio Capital, that manages Weston Presidio Capital II, L.P., Weston Presidio Capital III, L.P. and WPC Entrepreneur Fund, L.P. Mr. von Schroeter was elected as a director as a condition to the investment by these entities.

ACQUISITION OF HEALTHCARE COMMUNICATIONS GROUP, LLC

     In October 1998 we acquired all the membership interests of Healthcare
Communications Group for           shares of our Class B Common Stock, and
$1,075,000 in cash. Dr. Jeffrey L. Drezner owned the majority of the membership interests of Healthcare Communications Group, LLC. Contemporaneously with our acquisition of Healthcare Communication Group, we hired Dr. Drezner as Executive Vice President with an initial base salary of $195,000 and, as a condition to the acquisition, Dr. Drezner was elected as a director of Medscape. In connection with Dr. Drezner's employment agreement, he purchased restricted shares of Class B Common Stock in exchange for a promissory note in the principal amount of $627,950 with 5.12% interest per annum. This note is secured by a pledge of the stock and the principle remains outstanding. These restricted shares will vest in yearly installments over a three year period through December 31, 2001, based upon the achievement of targeted revenue performance goals. Restricted shares which do not vest are subject to forfeiture.

SERIES C TRANSACTION

     On March 17, 1998, pursuant to amendments to an earlier financing agreement entered into by various investors in October 31, 1997 involving the purchase of shares of Series C Preferred Stock at $
per share, we sold an additional           shares of Series C Preferred Stock at
a purchase price of $     per share, which was paid in cash. This investment
triggered anti-dilution provisions inherent in the outstanding           shares
of Series C Preferred Stock, making them convertible into           shares of
common stock upon conversion. The           shares of Series C Preferred Stock,
which are convertible into           shares of common stock upon conversion,
were redesignated as Series C-1 Preferred Stock on March 5, 1999, in connection with the Series D Transaction described above to distinguish their conversion rate from that of the March 1997 investors. The purchasers of the shares of Series C Preferred Stock included the following holders of more than 5% of the common stock, assuming the conversion of outstanding preferred shares:

     - TBG Information Investors, LLC --           shares.

     - Media Technology Ventures, L.P. --           shares.

     - Media Technology Ventures Entrepreneurs Fund, L.P. --           shares.

     Oakleigh Thorne, a director of Medscape, is Chairman and Chief Executive Officer of TBG Information Investors, LLC. Mr. Thorne was elected as a director as a condition to the investment by TBG Information Investors, LLC. Marc Butlein, a designee of Media Technology Ventures, L.P. and Media Technology Ventures Entrepreneurs Fund, L.P., was elected as a director as a condition to the earlier investment by Media Technology Ventures, L.P. and Media Technology Entrepreneurs Fund, L.P. in March 1997.

TRANSACTIONS WITH SCP COMMUNICATIONS, INC.

     On April 1, 1996, we entered into an agreement with SCP Communications, Inc. for administrative and support services, including accounting, clerical, secretarial and receptionist assistance. We renewed this agreement in each of 1997 and 1998. From April 1, 1996 until March 31, 1997, we paid SCP Communications $35,000 per month for these services. Beginning on April 1, 1997 through June 30, 1998, as we expanded our own administrative and support services, this amount was reduced to $12,000 per month. The service agreement increased to $14,950 for the period July 1, 1998 to April 30, 1999 to reflect additional services. Under this agreement, we agreed to reimburse out-of-pocket costs incurred by SCP Communications in connection with these services. We terminated the agreement on April 30, 1999.

     On April 1, 1996, we also entered into a financing agreement with SCP Communications that provided that they would advance funds to us under certain circumstances. The agreement provided for financing of up to $1 million, payable on demand, with interest at SCP Communications' borrowing rate plus 2%, payable quarterly. We received loan proceeds of $550,000 in 1996 and further proceeds of $1 million in 1997. In 1997 we repaid $1.15 million to SCP Communications reducing the balance to $359,000 at December 31, 1997. We fully repaid this balance in 1998.

     Peter M. Frishauf and Oakleigh Thorne currently serve as directors of SCP Communications. Peter M. Frishauf was the Chief Executive Officer of SCP Communications until April 1996, and an employee of SCP Communications until January 15, 1999. TBG Information Investors, LLC owns a majority of the outstanding voting stock of SCP Communications. Alan J. Patricof resigned as a director of SCP Communications, Inc. on November 25, 1997.

                             PRINCIPAL STOCKHOLDERS

     The following table shows information with respect to beneficial ownership of our common stock, as of March 31, 1999, after giving pro forma effect to the preferred stock conversion and as adjusted to reflect the sale of the common stock offered by Medscape in this offering, for:

     - each person known by Medscape to beneficially own more than 5% of the common stock;

     - each director of Medscape;

     - each executive officer named in the Summary Compensation Table; and

     - all directors and executive officers of Medscape as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.

     Unless indicated otherwise below, the address for each listed director and officer is Medscape, Inc., 134 West 29th Street, New York, New York 10001-5399. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days of March 31, 1999 but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on shares of common stock outstanding as of March 31, 1999, after giving effect to the conversion of the convertible preferred stock, and shares of common stock outstanding after completion of this offering.

                                                          SHARES OF        PERCENTAGE BENEFICIALLY OWNED
                                                         COMMON STOCK        BEFORE              AFTER
NAME OF BENEFICIAL OWNER                              BENEFICIALLY OWNED    OFFERING           OFFERING
Entities associated with Patricof & Co. Ventures,
  Inc.(1)............................................                             17%
Entities associated with CSK Venture Capital Co.,
  Ltd.(2)............................................                              7
Entities associated with Highland Capital Partners,
  Inc.(3)............................................                              8
Entities associated with Media Technology
  Ventures(4)........................................                             10
TBG Information Investors, LLC.......................                              9
Entities associated with Weston Presidio Capital
  Funds(5)...........................................                              8
Paul T. Sheils(6)....................................                              2
Jeffrey L. Drezner, M.D., Ph.D.(7)...................                             17
Peter M. Frishauf(8).................................                              9
Marc Butlein(9)......................................                              *
Esther Dyson(10).....................................                              *
Alan J. Patricof(11).................................                             18
Carlo A. von Schroeter(12)...........................                              8
Oakleigh Thorne(13)..................................                              9
All executive officers and directors as a group
  (12 persons)(14)...................................                             63

---------------

  * Less than one percent.

  (1) Represents        shares held in record by APA Excelsior IV, L.P.,
      shares held of record by Coutts & Co. Cayman Ltd. c/o APA Excelsior
      IV/Offshore, L.P.,        shares held of record by Patricof Private
      Investment Club, L.P.,        shares held of record by APA Excelsior Fund
      and        shares held of record by Patricof & Co. Ventures, Inc. Each of the above funds disclaims ownership of any other above fund. Patricof & Co. Ventures, Inc. Manages APA Excelsior IV, L.P., Coutts & Co. Cayman
      Represents        shares held of record by APA Excelsior IV, L.P.,
      shares held of record by Coutts & Co. Cayman Ltd. c/o APA Excelsior
      IV/Offshore, L.P.,        shares held of record by Patricof Private
      Investment Club, L.P.,        shares held of record by APA

      Excelsior Fund and        shares held of record by Patricof & Co.
      Ventures, Inc. Each of the above funds disclaims ownership of any other above fund. Patricof & Co. Ventures, Inc. manages APA Excelsior IV, L.P., Coutts & Co. Cayman Ltd. c/o APA Excelsior IV/Offshore, L.P., Patricof Private Investment Club and APA Excelsior Fund. The address for Patricof & Co. Ventures, Inc. is c/o Alan J. Patricof, 445 Park Avenue, New York, NY 10021.

 (2) Represents        shares held of record by CSK Venture Capital Co., Ltd.,
     as investment manager for CSK-1(B) Investment Fund,        shares held of
     record by CSK Venture Capital Co., Ltd., as investment manager for CSK-2
     Investment Fund,        shares held of record by CSK Venture Capital Co.,
     Ltd., as investment manager for CSK-1(A) Investment Fund. Each of the above funds disclaims ownership of any other above fund. The address for the CSK Venture Capital Co., Ltd. is CSK Corporation, Kenchikukaikan, 7F, 5-26-20 Shiba, Minato-Ku, Tokyo 108-0014, Japan.

 (3) Represents        shares held of record by Highland Capital Partners IV
     Limited Partnership and        shares held of record by Highland
     Entrepreneurs' Fund IV Limited Partnership. Each of the above funds disclaims ownership of any other above fund. Highland Capital Partners, Inc. manages Highland Capital Partners IV Limited Partnership and Highland Entrepreneurs' Fund IV Limited Partnership. The address for the Highland Capital Partners, Inc. is Two International Place, Boston, MA 02100.

 (4) Represents        shares held in record by Media Technology Ventures, L.P.
     and        shares held of record by Media Technology Ventures Entrepreneurs
     Fund, L.P. Each of the above funds disclaims ownership of any other above fund. The address for the Media Technology Ventures entities is One First Street, Los Angeles, CA 94022.

 (5) Represents        shares held of record by Weston Presidio Capital II,
     L.P.,        shares held of record by Weston Presidio Capital III, L.P. and shares held of record by WPC Entrepreneur Fund, L.P. Each of the above funds disclaims beneficial ownership of any other above fund. Weston Presidio Capital manages Weston Presidio Capital II, L.P., Weston Presidio Capital III, L.P. and WPC Entrepreneur Fund, L.P. The address for Weston Presidio Capital is One Federal Street, 21st Floor, Boston, MA 02110-2004.

 (6) Includes        shares of common stock issuable upon the exercise of
     options exercisable within 60 days of March 31, 1999.

 (7) Includes        shares of restricted stock issued pursuant to the terms of
     Dr. Drezner's employment agreement.

 (8) Includes        shares of common stock issuable upon exercise of options
     exercisable within 60 days of March 31, 1999.

 (9) Includes        shares of common stock issuable upon exercise of options
     exercisable within 60 days of March 31, 1999.

(10) Includes        shares of common stock issuable upon exercise of options
     exercisable within 60 days of March 31, 1999.

(11) Represents           shares held in record by APA Excelsior IV, L.P.,
            shares held of record by Coutts & Co. Cayman Ltd. c/o APA Excelsior
     IV/Offshore, L.P.,        shares held of record by Patricof Private
     Investment Club, L.P.,        shares held of record by APA Excelsior Fund,
            shares held of record by Patricof & Co. Ventures, Inc. and
     shares held of record by Mr. Patricof's sons. Also includes        shares
     of common stock issuable upon exercise of options exercisable within 60 days of March 31, 1999. Mr. Patricof disclaims beneficial ownership to the shares held of record by his sons, and disclaims beneficial ownership of the shares held of record by the above entities except to the extent of his pecuniary interest. The address for all of the above is c/o Alan J. Patricof, 445 Park Avenue, New York, NY 10021.

(12) Includes        shares held of record by Weston Presidio Capital II, L.P., shares held of record by Weston Presidio Capital III, L.P. and shares held of record by WPC Entrepreneur Fund, L.P., for both of which Mr. von Schroeter is a general partner of the managing partner. Mr.
     von

     Schroeter disclaims beneficial ownership of the shares held of record by the above entities except to the extent of his pecuniary interest.

(13) Includes        shares of common stock issuable upon exercise of options
     exercisable within 60 days of March 31, 1999. Also includes        shares
     held of record by TBG Information Investors, LLC, for which Mr. Thorne serves as Chairman and CEO. Mr. Thorne disclaims beneficial ownership of the shares held of record by TBG Information Investors, LLC except to the extent of his pecuniary interest.

(14) Includes        shares issuable upon the exercise of options exercisable
     within 60 days of March 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, our amended and restated certificate of
incorporation will authorize the issuance of up to           shares of common
stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established
from time to time by our board of directors. As of April 30, 1999,        shares
of common stock were outstanding and        shares of convertible preferred
stock convertible into        shares of common stock upon the completion of this
offering were issued and outstanding. As of April 30, 1999, we had 77 stockholders.

COMMON STOCK

     Upon the closing of this offering, all shares of Class B Common Stock will automatically convert on a one-for-one basis into Class A Common Stock, which will be redesignated as common stock. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Medscape, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and shares of common stock offered by Medscape in this offering, when issued and paid for, will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of preferred stock will convert into shares of common stock. Upon the closing of this offering, the board of directors will be authorized, subject to Delaware law, without stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

WARRANTS

     Upon the completion of this offering, we will have outstanding warrants to
purchase        shares of common stock at a weighted average exercise price of
$0.01 per share. These warrants became exercisable on March 5, 1999 and expire on March 5, 2002.

REGISTRATION RIGHTS

     After the offering, the holders of        shares of our common stock will
be entitled to registration rights. These rights include demand registration rights and rights to require us to include their common stock in future registration statements we file with the SEC. The holders may also require us to register their common stock once we are eligible to use a short-form registration statement. However, holders of substantially all of these shares have agreed not to exercise their registration rights until 180 days after the date of this prospectus. Registration of shares of common stock upon the exercise of demand registration rights would result in the covered shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of this registration.

CHARTER AND BYLAW PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUTE

     Under Delaware law, we may not engage in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," namely, a stockholder who owns 15% or more of Medscape's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the time that stockholder became an interested stockholder unless:

     - the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Medscape outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

     - at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Medscape. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Medscape.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Medscape's certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware law. In addition, the certificate of incorporation and Bylaws provide that Medscape will indemnify directors and officers of Medscape to the fullest extent permitted by Delaware law. We believe that the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is                .

                        SHARES ELIGIBLE FOR FUTURE SALE

     If our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

     Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. As of April 30, 1999, we had approximately 77 holders of common stock, after giving effect to the conversion of the convertible preferred stock. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the
Securities Act. This leaves           shares eligible for sale in the public
market as follows:

NUMBER OF SHARES                                                    DATE
               .............................    After the date of this prospectus.
               .............................    After 180 days from the date of this
                                                prospectus (subject, in some cases, to
                                                volume limitations).
               .............................    At various times after 180 days from the
                                                date of this prospectus.

LOCK-UP AGREEMENTS

     All of our officers and directors and substantially all of our current stockholders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding, which
       will equal approximately [       ] shares immediately after this
       offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Medscape, Inc.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

     After this offering, the holders of        shares of our common stock, or
their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. After this registration, these shares of our common stock become freely tradeable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

STOCK OPTIONS

     Shortly after this offering, we intend to file a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our stock option plan. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements described above.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement, dated as
of                , 1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, BT Alex. Brown Incorporated and Bear, Stearns & Co. Inc. have severally agreed to purchase from Medscape the respective number of shares of common stock shown opposite their names below.

                                                                 NUMBER
                                                                   OF
UNDERWRITERS                                                     SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
BT Alex. Brown Incorporated.................................
Bear, Stearns & Co. Inc.....................................
                                                                --------
          Total.............................................
                                                                ========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered in this prospectus require the approval by their counsel of legal matters and other conditions. The underwriters must purchase and accept delivery of all the shares of common stock offered through this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

     The underwriters propose to initially offer some of the shares of common stock directly to the public at the public offering price on the cover page of this prospectus and some of the shares of common stock to dealers, including the underwriters, at the public offering price less a concession not in excess of
$            per share. The underwriters may allow, and these dealers may
re-allow, to other dealers a concession not in excess of $            per share.
After the initial offering of the common stock, the representatives of the underwriters may change the public offering price and other selling terms at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     An electronic prospectus is available on the respective Web sites maintained by DLJdirect Inc., a selected dealer and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, Wit Capital Corporation, and other dealers and selected dealers designated by Wit Capital Corporation. The underwriters have agreed to allocate a limited number of shares to these underwriters and selected dealers for sale to their brokerage account holders. Other than the prospectus in electronic format, the information on these Web sites relating to the offering is not part of this prospectus and has not been approved and/or endorsed by Medscape or any underwriter, and should not be relied on by prospective investors.

     Medscape has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole
or in part, up to an aggregate of                additional shares of common
stock at the public offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, under conditions specified in the underwriting agreement, to purchase its pro rata portion of the additional shares based on that underwriter's percentage underwriting commitment as indicated in the preceding table.

     Medscape has agreed to indemnify the underwriters against liabilities specified in the underwriting agreement, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of these liabilities.

     Each of Medscape, our executive officers and directors and substantially all of our stockholders has agreed, for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, not to:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

     The underwriting agreement contains limited exceptions to these lock-up agreements.

     In addition, during this 180-day period, Medscape has also agreed not to file any registration statement for, and each of its executive officers, directors and several stockholders of Medscape has agreed not to make any demand for, or exercise any right for, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without Donaldson, Lufkin & Jenrette Securities Corporation's prior written consent.

     Prior to the offering, there has been no established trading market for the common stock. Medscape and the underwriters negotiated the public offering price for the shares of common stock offered by this prospectus. The factors they considered in determining the public offering price included:

     - the history of and the prospects for the industry in which Medscape competes;

     - the past and present operations of Medscape;

     - the historical results of operations of Medscape;

     - the prospects for future earnings of Medscape;

     - the recent market prices of securities of generally comparable companies; and

     - the general condition of the securities markets at the time of the offering.

     Other than in the United States, no action has been taken by Medscape or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered through this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements associated with the offer and sale of any the shares of common stock offered through this prospectus be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. You should inform yourself and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered in this prospectus in any jurisdiction in which an offer or a solicitation is unlawful.

     As a result of the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover a syndicate short position or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or in some other way or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have "flipped" the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The underwriters, at our request, have reserved for sale at the initial public offering price up to ten percent of the shares of common stock to be sold in this offering for sale to our employees and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered through this prospectus.

                             VALIDITY OF THE SHARES

     The validity of the shares of common stock offered through this prospectus will be passed upon for us by Patterson, Belknap, Webb & Tyler LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

     The financial statements of Medscape as of and for the years ended December 31, 1998 and December 31, 1997 and the nine months ended December 31, 1996, and Healthcare Communications Group, LLC as of and for the period ended October 27, 1998 and as of and for the year ended December 31, 1997 included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in this prospectus and are included in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1, including amendments to it, relating to the common stock offered by us. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference. For further information with respect to Medscape and our common stock, reference is made to the registration statement and its exhibits and schedules. A copy of the registration statement may be inspected without charge at the SEC's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

     Medscape intends to furnish its stockholders with annual reports containing audited financial statements certified by its independent auditors.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
MEDSCAPE, INC.
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  December 31, 1998.........................................   F-3
Consolidated Statements of Operations for Nine Months Ended
  December 31, 1996, and for the Years Ended December 31,
  1997 and December 31, 1998................................   F-4
Consolidated Statements of Shareholders' Equity (Deficiency)
  for the Nine Months Ended December 31, 1996, and for the
  Years Ended December 31, 1997 and December 31, 1998.......   F-5
Consolidated Statements of Cash Flows for the Nine Months
  Ended December 31, 1996, and for the Years Ended December
  31, 1997 and December 31, 1998............................   F-6
Notes to Consolidated Financial Statements..................   F-7

Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of December 31,
  1998 and March 31, 1999 (unaudited).......................  F-16
Condensed Consolidated Statements of Operations for the
  Three Months Ended March 31, 1998 and March 31, 1999
  (unaudited)...............................................  F-17
Condensed Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 1998 and March 31, 1999
  (unaudited)...............................................  F-18
Notes to the Condensed Consolidated Financial Statements....  F-19

HEALTHCARE COMMUNICATIONS GROUP, LLC
Independent Auditors' Report................................  F-21
Balance Sheets as of December 31, 1997 and October 27,
  1998......................................................  F-22
Statements of Operations for the Year Ended December 31,
  1997 and the Ten Months Ended October 27, 1998............  F-23
Statements of Member's Capital for the Year Ended December
  31, 1997 and the Ten Months Ended October 27, 1998........  F-24
Statements of Cash Flows for the Year Ended December 31,
  1997 and the Ten Months Ended October 27, 1998............  F-25
Notes to Financial Statements...............................  F-26

                          INDEPENDENT AUDITORS' REPORT

Medscape, Inc.
New York, New York

     We have audited the accompanying consolidated balance sheets of Medscape, Inc. and its subsidiary ("Medscape") as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for the nine months ended December 31, 1996 and each of the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of Medscape's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Medscape at December 31, 1997 and 1998 and the results of its operations and its cash flows for the nine months ended December 31, 1996 and the two years then ended December 31, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

New York, New York
February 12, 1999

                                 MEDSCAPE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1998
ASSETS
Current Assets:
  Cash and cash equivalents (Note 2)........................  $ 3,627,903   $ 1,594,939
  Accounts receivable.......................................      634,200     1,350,194
  Prepaid expenses and other assets.........................       31,691        92,911
                                                              -----------   -----------
          Total current assets..............................    4,293,794     3,038,044
Property and equipment -- Net...............................      279,005       379,588
Intangible assets -- Net....................................       59,831        46,144
Goodwill -- Net.............................................           --     1,950,268
                                                              -----------   -----------
          Total assets......................................  $ 4,632,630   $ 5,414,044
                                                              ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $    90,948   $   330,402
  Accrued expenses..........................................      154,529       308,394
  Accrued compensation......................................       13,000       152,248
  Accrued vacation..........................................       56,679        28,812
  Due to related party......................................      465,918        50,862
  Loan payable..............................................      358,949            --
  Deferred revenue..........................................      803,884       799,523
                                                              -----------   -----------
          Total current liabilities.........................    1,943,907     1,670,241
                                                              -----------   -----------
Commitments (Notes 10 and 12)
Shareholders' Equity:
  Common stock, Class A -- par value $.01; 6,000,000 shares
     authorized, 431,600 issued and outstanding.............        4,316         4,316
  Common stock, Class B -- par value $.01; 6,000,000 shares
     authorized, 690,658 and 2,316,927 issued and
     outstanding............................................        6,906        23,169
  Preferred stock, Series A -- par value $.01; 1,000,000
     shares authorized, 788,200 shares issued and
     outstanding............................................        7,882         7,882
  Preferred stock, Series B -- par value $.01; 1,000,000
     shares authorized, 0 issued and outstanding............           --            --
  Preferred stock, Series C -- par value $.01; 4,000,000
     shares authorized, 1,478,359 and 2,410,760 issued and
     outstanding............................................       14,784        24,108
  Additional paid-in-capital................................    7,463,239    12,767,469
  Treasury stock............................................           --        (3,277)
  Notes receivable..........................................           --      (627,950)
  Accumulated deficit.......................................   (4,808,404)   (8,451,914)
                                                              -----------   -----------
          Total shareholders' equity........................    2,688,723     3,743,803
                                                              -----------   -----------
          Total liabilities and shareholders' equity........  $ 4,632,630   $ 5,414,044
                                                              ===========   ===========

                See notes to consolidated financial statements.

                                 MEDSCAPE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 AND
                   THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                        NINE MONTHS
                                                           ENDED        YEAR ENDED DECEMBER 31,
                                                        DECEMBER 31,   -------------------------
                                                            1996          1997          1998
Revenues..............................................  $ 1,015,358    $ 1,522,183   $ 3,069,045
                                                        -----------    -----------   -----------
Operating expenses:
  Editorial, production, content and technology.......    1,181,783      1,790,588     2,563,419
  Sales and marketing.................................      278,269      1,200,745     2,343,962
  General administration..............................      830,354      1,822,595     1,774,649
  Depreciation and amortization.......................       41,325        159,862       279,528
                                                        -----------    -----------   -----------
          Total Operating Expenses....................    2,331,731      4,973,790     6,961,558
                                                        -----------    -----------   -----------
Loss from operations..................................   (1,316,373)    (3,451,607)   (3,892,513)
  Interest (income) expense...........................       28,117         12,307      (249,003)
                                                        -----------    -----------   -----------
Net loss..............................................  $(1,344,490)   $(3,463,914)  $(3,643,510)
                                                        ===========    ===========   ===========
Basic net loss per shares.............................  $     (1.66)   $     (3.15)  $     (2.50)
Weighted average number of shares of common stock
  outstanding.........................................      810,493      1,100,221     1,454,623

                See notes to consolidated financial statements.

                                 MEDSCAPE, INC.

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 AND
                   THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                         CLASS A              CLASS B             SERIES A            SERIES B
                                       COMMON STOCK        COMMON STOCK       PREFERRED STOCK     PREFERRED STOCK
                                     ----------------   -------------------   ----------------   ------------------
                                     SHARES    AMOUNT    SHARES     AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT
Balance, April 1, 1996.............       --   $  --           --   $   --         --   $  --          --   $   --
 Initial capitalization -- April 1,
   1996............................   11,592     116       17,238      172     21,170     212          --       --
 Stock split, 37.232 to 1..........  420,008   4,200      624,562    6,246    767,030   7,670          --       --
 Exercise of stock options.........       --      --        9,000       90         --      --          --       --
 Net loss..........................       --      --           --       --         --      --          --       --
                                     -------   ------   ---------   -------   -------   ------   --------   -------
Balance, December 31, 1996.........  431,600   4,316      650,800    6,508    788,200   7,882          --       --
 Issuance of Preferred B Stock.....       --      --           --       --         --      --     123,974    1,240
 Conversion of Preferred Stock.....       --      --           --       --         --      --    (123,974)  (1,240)
 Issuance of Preferred C Stock.....       --      --           --       --         --      --          --       --
 Exercise of stock options.........       --      --       39,858      398         --      --          --       --
 Contributed capital...............       --      --           --       --         --      --          --       --
 Net loss..........................       --      --           --       --         --      --          --       --
                                     -------   ------   ---------   -------   -------   ------   --------   -------
Balance, December 31, 1997.........  431,600   4,316      690,658    6,906    788,200   7,882          --       --
 Purchase of Treasury Stock........       --      --           --       --         --      --          --       --
 Options issued to nonemployees....       --      --           --       --         --      --          --       --
 Issuance of Preferred C Stock.....       --      --           --       --         --      --          --       --
 Issuance of Common B Stock
   (acquisition)...................       --      --    1,460,348   14,604         --      --          --       --
 Exercise of stock options.........       --      --      165,921    1,659         --      --          --       --
 Net loss..........................       --      --           --       --         --      --          --       --
                                     -------   ------   ---------   -------   -------   ------   --------   -------
Balance, December 31, 1998.........  431,600   $4,316   2,316,927   $23,169   788,200   $7,882         --   $   --
                                     =======   ======   =========   =======   =======   ======   ========   =======

                                          SERIES C
                                       PREFERRED STOCK     ADDITIONAL
                                     -------------------     PAID-IN     ACCUMULATED   TREASURY     NOTES
                                      SHARES     AMOUNT      CAPITAL       DEFICIT      STOCK     RECEIVABLE      TOTAL
Balance, April 1, 1996.............         --   $   --    $        --   $       --    $    --    $      --    $        --
 Initial capitalization -- April 1,
   1996............................         --       --         49,500           --         --           --         50,000
 Stock split, 37.232 to 1..........         --       --        (18,116)          --         --           --             --
 Exercise of stock options.........         --       --            153           --         --           --            243
 Net loss..........................         --       --             --   (1,344,490)        --           --     (1,344,490)
                                     ---------   -------   -----------   -----------   -------    ---------    -----------
Balance, December 31, 1996.........         --       --         31,537   (1,344,490)        --           --     (1,294,247)
 Issuance of Preferred B Stock.....         --       --      1,498,760           --         --           --      1,500,000
 Conversion of Preferred Stock.....    326,087    3,261         (2,021)          --         --           --             --
 Issuance of Preferred C Stock.....  1,152,272   11,523      5,288,924           --         --           --      5,300,447
 Exercise of stock options.........         --       --          3,675           --         --           --          4,073
 Contributed capital...............         --       --        642,364           --         --           --        642,364
 Net loss..........................         --       --             --   (3,463,914)        --           --     (3,463,914)
                                     ---------   -------   -----------   -----------   -------    ---------    -----------
Balance, December 31, 1997.........  1,478,359   14,784      7,463,239   (4,808,404)        --           --      2,688,723
 Purchase of Treasury Stock........         --       --             --           --     (3,277)          --         (3,277)
 Options issued to nonemployees....         --       --         65,000           --         --           --         65,000
 Issuance of Preferred C Stock.....    932,401    9,324      3,990,675           --         --           --      3,999,999
 Issuance of Common B Stock
   (acquisition)...................         --       --      1,241,296           --         --     (627,950)       627,950
 Exercise of stock options.........         --       --          7,259           --         --           --          8,918
 Net loss..........................         --       --             --   (3,643,510)        --           --     (3,643,510)
                                     ---------   -------   -----------   -----------   -------    ---------    -----------
Balance, December 31, 1998.........  2,410,760   $24,108   $12,767,469   $(8,451,914)  $(3,277)   $(627,950)   $ 3,743,803
                                     =========   =======   ===========   ===========   =======    =========    ===========

                See notes to consolidated financial statements.

                                 MEDSCAPE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 AND
                   THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                        NINE MONTHS
                                                           ENDED              YEARS ENDED
                                                        DECEMBER 31,   -------------------------
                                                            1996          1997          1998
OPERATING ACTIVITIES
  Net loss............................................  $(1,344,490)   $(3,463,914)  $(3,643,510)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization....................       41,325        159,862       279,528
     Recruiting fees -- issuance of options...........           --             --        65,000
  Changes in assets and liabilities:
     (Increase) decrease in accounts receivable.......     (350,733)      (283,467)      474,365
     Increase in prepaid expenses.....................      (10,431)       (21,260)       (6,489)
     Increase in accounts payable and accruals........      225,979         89,178       149,742
     Increase (decrease) in due to related party......      645,758       (179,840)     (415,056)
     Increase (decrease) in deferred revenue..........      712,224         91,660    (1,125,556)
                                                        -----------    -----------   -----------
          Net cash used in operating activities.......      (80,368)    (3,607,781)   (4,221,976)
                                                        -----------    -----------   -----------
INVESTING ACTIVITIES
  Purchase of property and equipment..................     (245,543)      (221,850)     (262,350)
  Acquisition of intangible assets....................      (72,632)            --            --
  Payments for business acquired, net of cash acquired
     (note 1).........................................           --             --    (1,195,330)
                                                        -----------    -----------   -----------
          Net cash used in investing activities.......     (318,175)      (221,850)   (1,457,680)
                                                        -----------    -----------   -----------
FINANCING ACTIVITIES
  Proceeds from loan..................................      546,667        962,283            --
  Payment of loan.....................................   (1,150,000)      (358,949)
  Proceeds from issuance of preferred stock...........        7,882      6,800,447     3,999,999
  Proceeds from exercise of stock options.............       42,361          4,073         8,918
  Purchase of treasury stock..........................           --             --        (3,276)
  Contributed capital.................................           --        642,364            --
                                                        -----------    -----------   -----------
          Cash provided by financing activities.......      596,910      7,259,167     3,646,692
                                                        -----------    -----------   -----------
Increase (decrease) in cash and cash equivalents......      198,367      3,429,536    (2,032,964)
Cash and cash equivalents, beginning of period........           --        198,367     3,627,903
                                                        -----------    -----------   -----------
Cash and cash equivalents, end of period..............  $   198,367    $ 3,627,903   $ 1,594,939
                                                        ===========    ===========   ===========

                See notes to consolidated financial statements.

                                 MEDSCAPE, INC.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 AND
                   THE YEARS ENDED DECEMBER 31, 1997 AND 1998

1. ORGANIZATION AND NATURE OF BUSINESS

     Medscape, Inc. was formed and incorporated under the laws of the State of New York in March 1996, and commenced operations in April 1996. Medscape was reincorporated in Delaware in December 1998. Medscape operates Medscape.com, a leading healthcare Web site for physicians, allied healthcare professionals such as pharmacists and nurses, and consumers. The Medscape Web site is a valuable resource that enables members to make better informed healthcare decisions. Medscape provides comprehensive, authoritative and timely medical information, including original proprietary articles written by renowned medical experts. Medscape sells advertising and sponsorship, market research and other services to pharmaceutical, medical device and other healthcare companies. Medscape also sells products, such as medical books, to physicians, allied healthcare professionals and consumers.

     Effective October 27, 1998, Medscape consummated an acquisition in accordance with a purchase agreement with Healthcare Communications Group, LLC, ("HCG") a Maryland corporation. HCG is a medical communications/education company that develops, produces and distributes unique live, print, digital and Internet-based programs for healthcare professionals funded by pharmaceutical companies. The agreement provided for the purchase of the membership interests of HCG.

     The purchase price of $1,837,359 was allocated principally to working capital and assets, including accounts receivable and goodwill (see below).

     The acquisition of HCG has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their respective estimated fair values at the date of acquisition. The excess of the purchase price over the aggregated estimated fair values of the net tangible assets acquired has been recorded as goodwill, which is being amortized over fifteen years.

     The purchase price was allocated in the following manner:

Purchase price:
  Cash at closing...........................................               $ 1,075,000
  Legal and accounting fees.................................                   134,410
  Common stock 730,174 shares at $.86 (Note 8)..............                   627,949
                                                                           -----------
                                                                             1,837,359
Liabilities assumed:
  Accounts payable..........................................  $   74,777
  Demand note, Medscape.....................................     275,000
  Deferred revenue..........................................   1,121,193
  Payroll tax liabilities...................................       5,182     1,476,152
                                                              ----------
Assets purchased:
  Cash......................................................      14,081
  Accounts receivable.......................................   1,190,359
  Prepaid expenses..........................................      54,730
  Fixed assets..............................................      76,777
  Intangibles...............................................       5,383    (1,341,330)
                                                              ----------   -----------
Total goodwill..............................................               $ 1,972,181
                                                                           ===========

                                 MEDSCAPE, INC.

     The following presents, on a pro forma basis, Medscape's operations as if Medscape and HCG were combined as of the beginning of the periods presented.

                                                                    JANUARY 1,
                                                             -------------------------
                                                                1997          1998
                                                                    (UNAUDITED)
Total revenue..............................................  $ 4,677,687   $ 5,653,660
                                                             ===========   ===========
Net loss...................................................  $(3,086,341)  $(3,671,093)
                                                             ===========   ===========

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Medscape and its subsidiary, HCG. The results of the subsidiary acquired are included from the date of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, Medscape considers all highly liquid short-term cash investments purchased with maturities of three months or less as cash and cash equivalents.

CONCENTRATION OF CREDIT RISK

     Medscape's financial instruments that are exposed to concentration of credit risks consist primarily of cash and cash equivalents and trade accounts receivable. Medscape maintains its cash and cash equivalents in bank accounts which, at times exceeds federally insured limits. Medscape has not experienced any losses in such accounts. Medscape believes it is not exposed to any significant credit risk on cash and cash equivalents. Concentrations of credit risks with respect to accounts receivable are limited because of Medscape's expanding customer base and the credit worthiness of its three major customers (see Note 11), making up the majority of the accounts receivable balance.

DEPRECIATION AND AMORTIZATION

     Medscape provides for depreciation of property and equipment based on the estimated useful lives of the applicable assets and the life of leases or the life of the leasehold improvement if less, using the straight-line method.

     Expenditures for renewals and improvements which extend the useful lives of assets are capitalized, while maintenance and repairs are charged to operations as incurred.

                                 MEDSCAPE, INC.

GOODWILL, INTANGIBLE ASSETS AND RELATED AMORTIZATION

     Goodwill represents the excess of cost over the fair value of the net assets acquired of HCG and is being amortized using the straight-line method over fifteen years. Medscape periodically reviews the value of its goodwill to determine if impairment has occurred.

     Intangible assets consist of trademarks and organization costs, which are being amortized using the straight-line method over their estimated useful life.

IMPAIRMENT OF ASSETS

     Medscape's long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, Medscape measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, Medscape would recognize an impairment loss. Medscape determined that, as of December 31, 1997 and 1998, there had been no impairment in the carrying value of the long-lived assets.

REVENUE RECOGNITION

     Income is derived from a variety of sources including advertising, sponsorship of on-line journals, medical conferences, market research and e-commerce. Revenues from advertising are recognized in the period in which the advertisement is displayed. Revenue from sponsored programs, such as medical conferences, are recognized on a percentage of completion basis. At December 31, 1998 and 1997, there were no uncompleted projects. Revenues from sponsored content and market research are recognized upon completion of the project.

DEFERRED REVENUE

     Deferred revenue represents amounts billed in excess of revenues recognized. Included in accounts receivable are amounts due (under contract) relating to deferred revenue.

INCOME TAXES

     Medscape accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes.

NET LOSS PER COMMON SHARE

     Basic loss per common share was computed by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted loss per common share has not been presented since the impact for options and warrants would have been anti-dilutive.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 130 establishes new rules for the

                                 MEDSCAPE, INC.

reporting and display of comprehensive income and its components. Medscape has no elements of comprehensive income. Medscape operates in one segment in the United States.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities for Medscape's year ended December 31, 2000. Generally, it requires that an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. Medscape currently does not have any derivative instruments and is not engaged in hedging activities.

     During 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement is applicable to Medscape's 1999 financial statements and will require Medscape to capitalize certain payroll and payroll related costs and other costs that are directly related to the development of certain systems of Medscape. Medscape will amortize these costs over the anticipated life of the systems. Management is currently evaluating the effect of this statement on Medscape's financial statements.

RECLASSIFICATIONS

     Certain prior years' amounts have been reclassified to conform to the current year presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment, consist of the following:

                                                         DECEMBER 31,
                                                     ---------------------   USEFUL LIFE
DESCRIPTION                                            1997        1998      (IN YEARS)
Computers..........................................  $ 268,032   $ 601,501        3
Furnitures and fixtures............................     62,196      66,163        5
Leasehold improvements.............................    137,163     138,855        2
                                                     ---------   ---------
                                                       467,391     806,519
Less accumulated depreciation......................   (188,386)   (426,931)
                                                     ---------   ---------
Property and equipment -- net......................  $ 279,005   $ 379,588
                                                     =========   =========

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                          DECEMBER 31,
                                                       -------------------   USEFUL LIFE
DESCRIPTION                                              1997       1998     (IN YEARS)
Trademarks...........................................  $ 50,000   $ 55,383       15
Organization costs...................................    22,632     22,632        5
                                                       --------   --------
                                                         72,632     78,015
Less accumulated amortization........................   (12,801)   (31,871)
                                                       --------   --------
Intangible assets -- net.............................  $ 59,831   $ 46,144
                                                       ========   ========

     In 1997, Medscape changed the useful life of intangible assets from 40 years for Trademarks and 15 years for Organization costs to 15 and 5 years, respectively, to more properly reflect their expected useful lives in the current business environment. The impact of the change was not material to Medscape's financial statements.

                                 MEDSCAPE, INC.

5. GOODWILL

     Goodwill consists of the following:

                                                              DECEMBER 31,   USEFUL LIFE
DESCRIPTION                                                       1998       (IN YEARS)
Goodwill....................................................   $1,972,181        15
Less accumulated amortization...............................      (21,913)
                                                               ----------
Goodwill -- net.............................................   $1,950,268
                                                               ==========

6. INCOME TAXES

     No provision for income taxes has been made because Medscape has sustained cumulative losses since the commencement of its operations.

     At December 31, 1998, Medscape had net operating loss carryforwards ("NOLs") of approximately $8,619,000 which will be available to reduce future taxable income. The NOLs are scheduled to expire in the following years:

2011.....................................................  $1,344,000
2012.....................................................  $3,306,000
2018.....................................................  $3,969,000

     In accordance with SFAS No. 109, Medscape has computed the components of deferred income taxes as follows:

                                                                   DECEMBER 31,
                                                                1997          1998
Deferred tax assets........................................  $ 1,961,000   $ 3,447,510
Less valuation allowance...................................   (1,961,000)   (3,447,510)
                                                             -----------   -----------
Net deferred tax assets....................................  $        --   $        --
                                                             ===========   ===========

     Medscape's net operating losses primarily generated the deferred tax assets. At December 31, 1998 and 1997, a valuation allowance is provided as the realization of the deferred tax benefits is not likely.

7. RETIREMENT PLAN

     Medscape has a 401(k) Retirement/Savings Plan (the "Plan") for all eligible employees. Employees are eligible to participate after they have completed three months of service. Medscape is not required to, but may match employee contributions. In addition, Medscape may make a discretionary contribution to the Plan. Medscape did not make any voluntary contributions to the Plan for the year ended December 31, 1997 or December 31, 1998.

8. SHAREHOLDERS' EQUITY (DEFICIENCY)

     The authorized capital stock of Medscape consists of Class A Common Stock, Class B Common Stock (collectively the "Common Stock") and Series A, Series B and Series C Preferred Stock (collectively the "Preferred Stock"). Class A and Class B Common Stock have identical powers except that Class B Common Stock does not have any voting power, including voting for the election of directors or for any other purpose except as required by law.

     On May 23, 1996, Medscape's Board of Directors and stockholders declared a
37.232 to 1 stock split to stockholders of record on April 1, 1996. A total of 1,811,600 additional shares were issued in conjunction with

                                 MEDSCAPE, INC.

the stock split. All Preferred Stock Class A Common Stock and Class B common Stock related data and per share amounts in the accompanying financial statements for all periods presented have been restated to reflect the stock split.

     The Series A Preferred Stock has a liquidation preference equivalent to $.02686 per share, except that the first 788,200 shares of the Preferred Stock issued shall have a liquidation preference of $21,170. The Series C Preferred Stock has a liquidation preference equivalent to $4.60 per share, except that the first 2,517,586 shares of the Preferred Stock issued shall have a liquidation preference of $10,800,446 plus cumulative dividends thereon at the rate of 6% per annum. If upon liquidation, Medscape's assets are insufficient to permit the payment of this amount, the entire assets shall be distributed ratably among the holders of the Preferred Stock. After payment of the liquidation preference, Medscape's remaining assets shall be distributed among the holders of the Common and Preferred Stock according to the number of shares held by each shareholder.

     The Preferred Stock is convertible at the option of the shareholder at any time into one share of Class A Common Stock for each share of the Preferred Stock. In the event of any stock dividend, stock split, recapitalization or like occurrence not affecting the Common and Preferred Stock in a like manner, the conversion ratio shall be adjusted ratably.

     In January 1997, Medscape issued 123,974 shares of Series B Preferred Stock at $12.10 per share for $1,500,000. In October 1997, Medscape issued 1,152,272 shares of Series C Preferred Stock at $4.60 per share for $5,300,447. As part of this offering, Medscape converted all of the Series B Preferred Stock outstanding for 326,087 shares of Series C Preferred stock at $4.60 per share. The total capital raised in 1997 from these offerings was $6,800,447, of which $800,000 was used to pay the principal and interest on the loan payable to SCP Communications, Inc. ("SCP"), a related party, with the remainder used to fund Medscape's ongoing operations.

     During 1997, SCP contributed to capital $642,364 which Medscape owed to it under an administrative services agreement (note 12).

     In March 1998, Medscape issued 932,401 shares of Series C Preferred Stock at $4.29 per share for $3,999,999. In October 1998, Medscape issued 730,174 shares of Class B Common Stock in connection with the acquisition of Healthcare Communications Group. Medscape also received a note for $627,950 from the majority shareholder in lieu of payment for an additional 730,174 shares of Class B Common Stock. The note is presented in the Equity section as a contra to shareholders equity.

9. STOCK OPTION PLAN

     During 1996, the Board of Directors adopted the Medscape, Inc. 1996 Stock Option Plan (the "Plan"). Pursuant to the Plan, the Board of Directors granted incentive stock options to certain key employees and non-qualified stock options to certain key non-employees all at fair value. Under the Plan approved by the Board of Directors, the total number of shares of Class B Common Stock that may be granted is 2,200,000.

     The incentive stock options granted permit the key employees the right and option to purchase shares of Class B Common Stock. Except for a change of control, as defined, an option may not be exercised within one year from the date of the grant and no option will be exercisable after 10 years from the date granted. Stock options vest over a three or four-year period, with one-third or one-quarter of the options becoming exercisable one year from date of grant. In the opinion of Medscape's management, all options granted were at fair market value at the date of grant.

     The non-qualified stock options also permit certain non-employees the right and option to purchase shares of Class B Common Stock. Except for a change of control, as defined, an option may not be exercised within one year from the date of the grant and no option will be exercisable after 10 years from the date

                                 MEDSCAPE, INC.

granted. Stock options vest over a three-year period, with one-third of the options becoming exercisable one year from date of grant. In the opinion of Medscape's management, all options granted were at fair market value at the date of grant.

     In addition, the non-qualified stock options granted permit other non-employees the option to purchase shares of Class B Common Stock. One-third of the options are exercisable one year from date of grant. In the opinion of Medscape's management, all options granted were at fair market value at the date of grant.

     Transactions involving the incentive stock options granted to key employees are summarized as follows:

                                                                         EXERCISE
                                                              OPTION       PRICE
                                                              SHARES     PER SHARE
Options outstanding April 1, 1996...........................       --   $        --
  Granted...................................................  124,844          .027
  Exercised.................................................       --            --
  Canceled..................................................  (10,973)           --
                                                              -------   -----------
Options outstanding December 31, 1996.......................  113,871          .027
  Granted...................................................  223,000     .36 & .43
  Exercised.................................................   (3,191)         .027
  Canceled..................................................  (43,991)           --
                                                              -------   -----------
Options outstanding December 31, 1997.......................  289,689      .027-.43
  Granted...................................................  660,047     .43 & .86
  Exercised.................................................   (3,119)   .027 & .36
  Canceled..................................................  (19,250)   .36 & .043
                                                              -------   -----------
Options outstanding December 31, 1998.......................  927,367   $  .027-.86
                                                              =======   ===========

     Employee Options exercisable at December 31, 1997 and 1998 were 25,330 and 137,949, respectively. No options were exercisable at December 31, 1996.

     Transactions involving non-qualified stock options granted to non-employees are summarized as follows:

                                                                           EXERCISE
                                                              OPTION        PRICE
                                                              SHARES      PER SHARE
Options outstanding April 1, 1996..........................         --             --
  Granted..................................................    789,967   $       .027
  Exercised................................................     (9,000)          .027
  Canceled.................................................         --             --
                                                             ---------   ------------
Options outstanding December 31, 1996......................    780,967           .027
  Granted..................................................     70,000            .36
  Exercised................................................    (36,667)          .027
  Canceled.................................................     (2,407)          .027
                                                             ---------   ------------
Options outstanding December 31, 1997......................    811,893     .027 & .36
  Granted..................................................    136,000     .430 & .86
  Exercised................................................   (162,802)    .027 & .36
  Canceled.................................................    (35,871)   .027 & .043
                                                             ---------   ------------
Options outstanding December 31, 1998......................    749,220   $   .027-.86
                                                             =========   ============

     Non-employee options exercisable at December 31, 1997 and 1998 were 250,297 and 399,332, respectively. No options were exercisable at December 31, 1996.

                                 MEDSCAPE, INC.

     SFAS No. 123 provides for a fair value based method of accounting for employee options and options granted to non-employees and measures compensation expense using an option valuation model that takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the options. For the years ended December 31, 1996 and 1997 the fair value of options granted to non-employees were nominal as determined using the Black Scholes option pricing model. For options granted to non-employees in 1998, an amount equal to the fair value of the services provided aggregating $65,000 is included as a charge to general and administrative expenses in the 1998 statement of operations.

     Medscape has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock options. Medscape has issued its options at fair value at the date of grant. Under APB 25, because the exercise price of Medscape's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma disclosures as if Medscape adopted the cost recognition requirement under SFAS 123 is presented below.

                                                               DECEMBER 31,
                                                   ------------------------------------
                                                      1996         1997         1998
Net loss as reported.............................  $1,344,490   $3,463,914   $3,643,510
Net loss pro forma...............................   1,344,970    3,482,361    3,718,546

     The fair value of options granted under the Plan for the years ended December 31, 1997 and 1998, in complying with SFAS 123 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: no dividend yield, no expected volatility, risk free interest rate of 5.66% as of December 31, 1997 and 4.60% as of December 31, 1998, and expected lives of 3.25 years. Pro forma compensation cost of options granted under the Plan is measured based on the discount from fair value.

10. EMPLOYMENT AGREEMENTS

     Medscape has employment agreements with four employees ranging from one to five years, with commitments aggregating in each of the years, ending December 31; $571,000 in 1999, $470,000 in 2000, $179,000 in 2001, $195,000 in 2002 and
2003.

11. MAJOR CUSTOMERS

     Sales to two major customers for the nine months ended December 31, 1996 represent 73% and 22%. For the year ended December 31, 1997, sales to three major customers represented 15%, 14% and 13%. For the year ended December 31, 1998, sales to the three major customers represent 27%, 14% and 7%. At December 31, 1997 and 1998, these three customers represented 4% and 15% of accounts receivable, respectively.

12. ADMINISTRATIVE SERVICES AGREEMENT

     On April 1, 1996, Medscape and SCP, a company controlled by the same stockholders, entered into a administrative services agreement under which SCP provided Medscape with certain administrative, support services, and sufficient space for Medscape to conduct its business. Such agreement had been extended through April 30, 1999.

                                 MEDSCAPE, INC.

     At December 31, 1998, Medscape owed SCP an aggregate of $50,862 under this agreement as compared to $465,916 at December 31, 1997. SCP provided services aggregating, $740,739, $1,074,307 and $749,415 for the years ended December 31, 1998, December 31, 1997 and the period ended December 31, 1996, respectively. In management's opinion, all such services were provided and paid for at a fair market value.

     Medscape and SCP have entered into a ten-year "Publishers' Circle Agreement" whereby SCP grants Medscape the right to distribute its content on the Web and to provide the content for worldwide on-line search and retrieval. Additionally, SCP agrees to promote Medscape in its publications, and run advertising in every issue of its journals. In return, SCP can sell all Medscape products including banner advertising for which SCP will receive a commission.

13. SUBSEQUENT EVENTS (UNAUDITED)

     In March 1999, Medscape issued 1,757,683 shares of Series D Preferred Stock at $11.72 per share for gross proceeds of $20,600,019.

     In March 1999 the Board of Directors increased the authorized shares of Class A Stock that can be issued to 11,000,000 and lowered the authorized shares of Preferred Stock to 4,956,643.

     The Board of Directors of Medscape has approved an increase in the total number of Class B Common Stock that may be granted under the Medscape, Inc., 1996 Stock Option Plan, to 3,300,000.

                                 MEDSCAPE, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 1998 AND MARCH 31, 1999
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              DECEMBER 31,   MARCH 31,
                                                                  1998         1999
                                                              ------------   ---------
Assets
Current Assets:
  Cash and cash equivalents.................................    $ 1,595       $20,633
  Accounts receivable.......................................      1,350         2,093
  Prepaid expenses and other assets.........................         93           259
                                                                -------       -------
          Total current assets..............................      3,038        22,985
Property and equipment -- net...............................        380           404
Intangible assets -- net....................................         46            95
Goodwill -- net.............................................      1,950         1,919
                                                                -------       -------
          Total assets......................................    $ 5,414       $25,403
                                                                =======       =======

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable..........................................    $   330       $    40
  Accrued expenses..........................................        489         1,741
  Due to related party......................................         51           104
  Deferred revenue..........................................        800         1,798
                                                                -------       -------
          Total current liabilities.........................      1,670         3,683
                                                                -------       -------
Shareholders' equity:
  Common stock, Class A -- par value $.01; 6,000,000 and
     11,000,000 at December 31, 1998 and March 31, 1999
     shares authorized, 431,600 issued and outstanding......          4             4
  Common stock, Class B -- par value $.01; 6,000,000 shares
     authorized, 2,316,927 issued and outstanding...........         23            23
  Preferred stock, Series A -- par value $.01; 1,000,000 and
     788,200 shares authorized at December 31, 1998 and
     March 31, 1999, 788,200 shares issued and
     outstanding............................................          8             8
  Preferred stock, Series C -- par value $.01; 4,000,000 and
     1,478,359 shares authorized at December 31, 1998 and
     March 31, 1999, 2,410,760 and 1,478,359 issued and
     outstanding............................................         24            15
  Preferred stock, Series C-1 -- par value $.01; 932,401
     shares at March 31, 1999, 932,401 issued and
     outstanding and authorized.............................         --             9
  Preferred stock, Series D -- par value $.01; 1,757,683
     shares at March 31, 1999, 1,757,683 issued and
     outstanding and authorized.............................         --            18
  Warrants..................................................         --            85
  Additional paid-in-capital................................     12,767        32,079
  Treasury stock............................................         (3)           (3)
  Notes receivable..........................................       (628)         (628)
  Accumulated deficit.......................................     (8,451)       (9,890)
                                                                -------       -------
          Total shareholders' equity........................      3,744        21,720
                                                                -------       -------
          Total liabilities and shareholders' equity........    $ 5,414       $25,403
                                                                =======       =======

           See notes to condensed consolidated financial statements.

                                 MEDSCAPE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1999
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1998        1999
Revenues....................................................  $     550   $   1,644
                                                              ---------   ---------
Operating expenses:
  Editorial, production, content and technology.............        396       1,231
  Sales and marketing.......................................        299       1,081
  General and administration................................        360         765
  Depreciation and amortization.............................         47          88
                                                              ---------   ---------
          Total operating expenses..........................      1,102       3,165
                                                              ---------   ---------
Loss from operations........................................       (552)     (1,521)
  Interest income -- net....................................        (49)        (82)
                                                              ---------   ---------
Net loss....................................................  $    (503)  $  (1,439)
                                                              =========   =========
Basic net loss per shares...................................  $   (0.45)  $   (0.52)
Weighted average number of shares of common stock
  outstanding...............................................  1,128,161   2,748,527

           See notes to condensed consolidated financial statements.

                                 MEDSCAPE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                THREE MONTHS ENDED
                                                              ----------------------
                                                              MARCH 31,    MARCH 31,
                                                                 1998        1999
OPERATING ACTIVITIES
  Net loss..................................................    $ (503)     $(1,439)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................        47           88
  Changes in assets and liabilities:
     Decrease (increase) in accounts receivable.............       431         (743)
     Increase in prepaid expenses...........................       (10)        (166)
     Increase (decrease) in accounts payable and accruals...         7         (223)
     (Decrease) increase in due to related party............      (268)          53
     (Decrease) increase in deferred revenue................      (123)         998
                                                                ------      -------
          Net cash in operating activities..................      (419)      (1,432)
                                                                ------      -------
INVESTING ACTIVITIES
  Purchase of property and equipment........................       (22)         (80)
  Intangible assets.........................................        --          (50)
                                                                ------      -------
          Net cash used in investing activities.............       (22)        (130)
                                                                ------      -------
FINANCING ACTIVITIES
  Proceeds from issuance of preferred stock.................     4,000       20,600*
                                                                ------      -------
          Cash provided by financing activities.............     4,000       20,600
                                                                ------      -------
Increase in cash and cash equivalents.......................     3,559       19,038
Cash and cash equivalents, beginning of period..............     3,628        1,595
                                                                ------      -------
Cash and cash equivalents, end of period....................    $7,187      $20,633
                                                                ======      =======

-------------------------
* Reflects gross proceeds before certain liabilities for expenses of the offering.

           See notes to condensed consolidated financial statements.

                                 MEDSCAPE, INC.

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

1. BASIS OF PRESENTATION

     Medscape, Inc. ("Medscape") has prepared the condensed financial statements of which these notes are part, pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, in the opinion of Medscape's management, the Condensed Financial statements include all adjustments, consisting only of normal recurring accruals, necessary to present fairly the financial information for such periods. These Condensed Financial Statements should be read in conjunction with the Financial Statements of Medscape for the year ended December 31, 1998.

2. PRIVATE PLACEMENT OF PREFERRED STOCK

     On March 5, 1999, Medscape completed a private placement of its Series D Preferred Stock (1,757,683 shares) for which it received $19,414,547 (gross proceeds $20,600,019 less expenses of the private placement of $1,185,472). In connection with such private placement, Medscape issued 5,867 warrants of Class B Common Stock to its investment bank. Each warrant entitles the warrantholder to purchase 1 share of common stock for $0.01 with a warrant. The value of the warrants was determined using the Black Scholes pricing model and was recorded in the balance sheet at March 31, 1999 at a value of $85,000.

3. PREFERRED STOCK SERIES C AND C-1

     On March 5, 1999, 932,401 shares of Series C Preferred Stock that had been issued on February 19 and March 9, 1998 were redesignated as Series C-1 Preferred Stock.

4. INCOME TAXES

     No provision for income taxes has been made because Medscape has sustained cumulative losses since the commencement of its operations.

     At March 31, 1999, Medscape had net operating loss carryforwards ("NOLs") of approximately $10,093,000 which will be available to reduce future taxable income. The NOLs are scheduled to expire in the following years:

2011.....................................................  $1,344,000
2012.....................................................   3,306,000
2018.....................................................   3,969,000
2019.....................................................   1,474,000

     In accordance with SFAS No. 109, Medscape has computed the components of deferred income taxes as follows:

                                                             DECEMBER 31,    MARCH 31,
                                                                 1998          1999
Deferred tax assets........................................  $ 3,447,510    $ 4,133,000
Less valuation allowance...................................   (3,447,510)    (4,133,000)
                                                             -----------    -----------
Net deferred tax assets....................................  $        --    $        --
                                                             ===========    ===========

                                 MEDSCAPE, INC.

     Medscape's net operating losses primarily generated the deferred tax assets. At December 31, 1998 and March 31, 1999, a valuation allowance is provided as the realization of the deferred tax benefits is not likely.

5. SUBSEQUENT EVENTS

     Medscape is in the process of filing an initial public offering with the Commission. On consummation of the offering, all Preferred shares will convert to Common Shares.

                          INDEPENDENT AUDITORS' REPORT

Healthcare Communications Group, LLC
Potomac, Maryland

     We have audited the accompanying balance sheets of Healthcare Communications Group, LLC ("HCG") as of December 31, 1997 and October 27, 1998, and the related statements of operations, members' capital, and cash flows for the year ended December 31, 1997 and the ten months ended October 27, 1998. These financial statements are the responsibility of HCG's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of HCG at December 31, 1997 and October 27, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997 and the ten months ended October 27, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

New York, New York
April 9, 1999

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

                                 BALANCE SHEETS
                     DECEMBER 31, 1997 AND OCTOBER 27, 1998

                                                              DECEMBER 31,   OCTOBER 27,
                                                                  1997          1998
ASSETS
Current assets:
  Cash and cash equivalents (Note 2)........................    $ 54,286     $   14,081
  Accounts receivable.......................................     520,388      1,190,359
  Prepaid expenses and other assets.........................     116,063         54,730
                                                                --------     ----------
          Total current assets..............................     690,737      1,259,170
Property and equipment -- net (Note 3)......................      29,875         76,777
Intangible assets -- net....................................       6,800          5,383
                                                                --------     ----------
          Total assets......................................    $727,412     $1,341,330
                                                                ========     ==========

LIABILITIES AND MEMBERS' CAPITAL (DEFICIENCY IN CAPITAL)
Liabilities:
  Accounts payable..........................................    $121,306     $   23,012
  Accrued expenses..........................................      47,243         56,946
  Demand note due to Medscape, Inc. (Note 4)................          --        275,000
  Deferred revenue (Note 2).................................     190,000      1,121,193
                                                                --------     ----------
          Total liabilities.................................     358,549      1,476,151
Commitments (Note 4)
Members' capital (deficiency in capital)....................     368,863       (134,821)
                                                                --------     ----------
          Total liabilities and members' capital............    $727,412     $1,341,330
                                                                ========     ==========

                       See notes to financial statements.

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

                            STATEMENTS OF OPERATIONS
                  FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE
                       TEN MONTHS ENDED OCTOBER 27, 1998

                                                                                 TEN
                                                                  YEAR         MONTHS
                                                                 ENDED          ENDED
                                                              DECEMBER 31,   OCTOBER 27,
                                                                  1997          1998
Revenues....................................................   $3,155,504    $2,584,615
                                                               ----------    ----------
Operating expenses:
  Editorial, production, content and technology.............    1,853,118     1,736,351
  General and administration................................      923,547       867,970
  Depreciation and amortization.............................        4,231         9,419
                                                               ----------    ----------
          Total operating expenses..........................    2,780,896     2,613,740
                                                               ----------    ----------
Income (loss) from operations...............................      374,608       (29,125)
  Interest income...........................................       (2,965)       (1,542)
                                                               ----------    ----------
Net income (loss)...........................................   $  377,573    $  (27,583)
                                                               ==========    ==========

                       See notes to financial statements.

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

             STATEMENTS OF MEMBERS' CAPITAL (DEFICIENCY IN CAPITAL)
                 FOR THE TEN MONTHS ENDED OCTOBER 27, 1998 AND
                          YEAR ENDED DECEMBER 31, 1997

Members' capital, January 1, 1997...........................  $ 148,636
  Net income for the year ended December 31, 1997...........    377,573
  Distribution to members during 1997.......................   (157,346)
                                                              ---------
Members' capital, December 31, 1997.........................    368,863
  Net loss for the ten months ended October 27, 1998........    (27,583)
  Distribution to members during 1998.......................   (476,101)
                                                              ---------
Members' deficiency in capital, October 27, 1998............  $(134,821)
                                                              =========

                       See notes to financial statements.

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

                            STATEMENTS OF CASH FLOWS
       YEAR ENDED DECEMBER 31, 1997 AND TEN MONTHS ENDED OCTOBER 27, 1998

                                                              DECEMBER 31,   OCTOBER 27,
                                                                  1997          1998
OPERATING ACTIVITIES
  Net income (loss).........................................  $   377,573     $ (27,583)
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities:
     Depreciation and amortization..........................        4,231         9,419
  Changes in assets and liabilities:
     Decrease (increase) in accounts receivable.............    1,148,237      (669,971)
     Decrease in prepaid expenses...........................        2,873        61,333
     Increase (decrease) in accounts payable and accruals...      120,613       (88,591)
     (Decrease) increase in deferred revenue................   (1,474,979)      931,193
                                                              -----------     ---------
          Net cash provided by operating activities.........      178,548       215,800
                                                              -----------     ---------
INVESTING ACTIVITIES
  Purchase of property and equipment........................      (27,412)      (54,904)
                                                              -----------     ---------
          Net cash used in investing activities.............      (27,412)      (54,904)
                                                              -----------     ---------
FINANCING ACTIVITIES
  Distributions to members..................................     (157,346)     (476,101)
  Demand note due to Medscape, Inc..........................           --       275,000
                                                              -----------     ---------
          Net cash used in financing activities.............     (157,346)     (201,101)
                                                              -----------     ---------
Decrease in cash and cash equivalents.......................       (6,210)      (40,205)
Cash and cash equivalents, beginning of period..............       60,496        54,286
                                                              -----------     ---------
Cash and cash equivalents, end of period....................  $    54,286     $  14,081
                                                              ===========     =========

                       See notes to financial statements.

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

                         NOTES TO FINANCIAL STATEMENTS
       TEN MONTHS ENDED OCTOBER 27, 1998 AND YEAR ENDED DECEMBER 31, 1997

1. ORGANIZATION AND NATURE OF BUSINESS

     Healthcare Communications Group, ("HCG") is a Maryland limited liability company, founded on November 17, 1995. HCG is a medical communications/education company that develops, produces and distributes unique live, print, digital and Internet-based programs for healthcare professionals that are funded by pharmaceutical companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For the purposes of the statements of cash flows, HCG considers all highly liquid short-term cash investments purchased with maturities of three months or less as cash and cash equivalents.

CONCENTRATION OF CREDIT RISK

     HCG's financial instruments that are exposed to concentration of credit risks consist primarily of cash and cash equivalents and trade accounts receivable. HCG maintains its cash and cash equivalents in bank accounts which, at times exceeds federally insured limits. HCG has not experienced any losses in such accounts. HCG believes it is not exposed to any significant credit risk on cash and cash equivalents. Concentrations of credit risks with respect to accounts receivable are limited because of HCG's expanding customer base and credit worthiness of its three major customers (see Note 5), making up the majority of the accounts receivable balance.

DEPRECIATION AND AMORTIZATION

     HCG provides for depreciation of property and equipment based on the estimated useful lives of the applicable assets and the life of leases, using the straight-line method.

     Expenditures for renewals and improvements which extend the useful lives of assets are capitalized, while maintenance and repairs are charged to operations as incurred.

     Intangible assets consists of trademarks which are being amortized using the straight-line method over their estimated useful life.

REVENUE RECOGNITION

     Revenue from custom programs, such as on-line conference summaries and custom modules produced by HCG, are recognized on a percentage of completion basis. Revenues from conferences and other events produced by HCG are recognized upon completion of the conference or event. At December 31, 1997 and October 27, 1998, there were no uncompleted projects.

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

DEFERRED REVENUE

     Deferred revenue represents amounts billed in excess of revenues recognized. Included in accounts receivable are amounts due (under contract) relating to deferred revenue.

IMPAIRMENT OF ASSETS

     HCG's long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, HCG measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, HCG would recognize an impairment loss. HCG determined that, as of December 31, 1997 and October 27, 1998, there had been no impairment in the carrying value of the long-lived assets.

INCOME TAXES

     Under present income tax regulations, HCG pays no federal, state or local income taxes. For tax purposes, any income or loss is included in the income tax returns of the members.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. HCG has no elements of comprehensive income. HCG operates in one segment in the United States.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities for HCG's year ended December 31, 2000. Generally, it requires that an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. Management is currently evaluating the effect of this statement on HCG's financial statements.

     During 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement is applicable to HCG's 1999 financial statements and will require HCG to capitalize certain payroll and payroll related costs and other costs that are directly related to the development of certain systems of HCG. HCG will amortize these costs over the anticipated life of the systems. Management is currently evaluating the effect of this statement on HCG's financial statements.

3. PROPERTY AND EQUIPMENT

     Property and equipment, consist of the following:

                                                     DECEMBER 31,   OCTOBER 27,   USEFUL LIFE
DESCRIPTION                                              1997          1998       (IN YEARS)
Computers and equipment............................    $26,441       $ 79,507          5
Furnitures and fixtures............................      6,959          8,797          7
                                                       -------       --------
                                                        33,400         88,304
Less accumulated depreciation......................     (3,525)       (11,527)
                                                       -------       --------
Property and equipment -- net......................    $29,875       $ 76,777
                                                       =======       ========

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

4. DEMAND NOTE

     As of October 27, 1998, the demand note consists of $215,000 and $60,000, borrowed on October 26 and October 23, 1998, respectively, from Medscape, Inc. at an annual interest rate of 8% (Note 6). Under the terms of the demand note, HCG was required to use the proceeds to pay amounts owed to vendors prior to the acquisition by Medscape, Inc.

5. MAJOR CUSTOMERS

     Sales to three major customers for the year ended December 31, 1997 and the ten months ended October 27, 1998 represented 43% and 53% of total sales, respectively. At December 31, 1997 and October 27, 1998, these three customers represented 34% and 76% accounts receivable, respectively.

6. SUBSEQUENT EVENT

     Effective October 27, 1998, the membership interests of HCG were purchased by Medscape, Inc., a New York corporation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
               , 1999

                             [MEDSCAPE, INC. LOGO]

                             SHARES OF COMMON STOCK

                          ----------------------------

                                   PROSPECTUS
                          ----------------------------

                          DONALDSON, LUFKIN & JENRETTE

                                 BT ALEX. BROWN
                            BEAR, STEARNS & CO. INC.
                             ---------------------
                            WIT CAPITAL CORPORATION

                                 DLJDIRECT INC.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Medscape, Inc. have not changed since the date hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until [            , 1999], (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

     The following table sets forth the expenses payable by Medscape in connection with this offering (excluding underwriting discounts and commissions):

                     NATURE OF EXPENSE                          AMOUNT
  SEC Registration Fee......................................  $   15,985
  NASD Filing Fee...........................................       6,250
  Nasdaq National Market Listing Fee........................           *
  Accounting Fees and Expenses..............................           *
  Legal Fees and Expenses...................................           *
  Printing Expenses.........................................           *
  Blue Sky Qualification Fees and Expenses..................  $    2,500
  Transfer Agent's Fee......................................           *
  Miscellaneous.............................................           *
                                                              ----------
          Total.............................................  $        *
                                                              ==========

---------------
(1) The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.
 *  To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with Section 145 of the Delaware General Corporation Law,
Article V of our certificate of incorporation provides that no director of Medscape shall be personally liable to Medscape or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Medscape or its stockholders,
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article VII of our bylaws provides for indemnification by Medscape of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer of employee of Medscape or any subsidiary of Medscape or served in any capacity with any other entity at the request of Medscape if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Medscape, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

     Medscape maintains directors and officers liability insurance that covers its officers and directors against certain losses that may arise out of their positions with Medscape and covers Medscape for liabilities it may incur to indemnify its officers and directors.

     Under section                of the underwriting agreement filed as Exhibit
1.1 hereto, the underwriters have agreed to indemnify, under certain conditions, Medscape, its directors, certain officers and persons who control Medscape within the meaning of the Securities Act against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following is a description of the sale of unregistered common stock for the last three years:

     (1) On January 17, 1997, we sold 123,974 shares of Series B Preferred Stock to CSK Venture Capital Co., Ltd. at a purchase price of $12.099 per share, which was paid in cash.

     (2) On October 31, 1997, we sold 1,152,523 shares of Series C Preferred Stock to 18 investors at a purchase price of $4.60 per share, which was paid in cash. In addition, we also issued 349,650 shares of Series C Preferred Stock to CSK Venture Capital Co., Ltd. in exchange for its 123,974 shares of Series B Preferred Stock.

     (3) On February 19 and March 9, 1998, we sold 932,401 additional shares of Series C Preferred Stock to three investors at a purchase price of $4.29 per share, which was paid in cash. This purchase caused an adjustment of the purchase price of the previously purchased Series C Preferred Stock in section (2) above from $4.60 to $4.29. On March 5, 1999, the 932,401 shares of Series C Preferred Stock from the February 19 and March 9, 1998 closing were redesignated as Series C-1 Preferred Stock.

     (4) On October 27, 1998, as part of an Employment and Restricted Stock Purchase Agreement, we sold 730,174 restricted shares of non-voting Class B Common Stock to Jeffrey L. Drezner, M.D., Ph.D. at a purchase price of $0.86 per share, which was paid with a promissory note secured by a pledge of the shares.

     (5) On March 5, 1999, we sold 1,757,683 shares of Series D Preferred Stock to 15 investors at a purchase price of $11.72 per share, which was paid in cash.

     (6) On March 5, 1999 we issued warrants to purchase a total of 5,867 shares of Class B Common Stock to Credit Suisse First Boston with an exercise price of $.01 in connection with the Series D financing.

     (7) Since April 1996 we have granted options to purchase 2,708,281 shares of Class B Common Stock to a total of 134 employees, consultants and non-employee directors at exercise prices ranging from $.02 to $8.50 per share.

     (8) Since July 1996 we have sold 377,549 shares of Class B Common Stock, pursuant to the exercise of some of the options described in section
         (7) above, to a total of 36 employees, consultants and non-employee directors exercise prices ranging from $.02 to $.86 per share.

     The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about Medscape, Inc.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                           DESCRIPTION
 1.1*    Form of Underwriting Agreement.
 2.1     Asset Purchase Agreement between Medscape, Inc. and SCP
         Communications, Inc., dated April 1, 1996.
 2.2     Administrative Services Agreement between Medscape, Inc. and
         SCP Communications, Inc., dated April 1, 1996.
 2.3     Financing Agreement between Medscape, Inc. and SCP
         Communications, Inc., dated April 1, 1996.
 2.4     Purchase Agreement between Medscape, Inc. and the holders of all of the membership interests of Healthcare Communications
         Group, L.L.C. dated October 27, 1998.
 2.5     Letter Agreement between Medscape, Inc. and Ira Kirshenbaum,
         M.D., dated February 2, 1999 regarding the sale of assets of
         bonehome.com.
 2.6     Bill of Sale between Medscape, Inc. and CompuRx and, dated
         March 25, 1999.
 3.1     Amended and Restated Certificate of Incorporation, as
         currently in effect.
 3.2*    Form of Amended and Restated Certificate of Incorporation,
         to be filed prior to the closing of the offering made under this Registration Statement.
 3.3     Bylaws.
 4.1*    Form of Specimen Common Stock Certificate.
 5.1*    Opinion of Patterson, Belknap, Webb & Tyler LLP as to the
         validity of the securities being offered.
10.1     Agreement of Lease between Medscape, Inc. and R.A.A. Realty
         Company LP dated February 1999.
10.2*    Lease Assignment made by SCP Communications, Inc. made in
         favor of Medscape, Inc.
10.3*    Agreement of Lease between Surgical Care Publishing, Inc.
         and Satyanman, Inc., dated October 7, 1996.
10.4*    Agreement of Lease between Surgical Care Publishing, Inc.
         and Satyanman, Inc., dated August 29, 1995.
10.5*    Agreement of Lease between Surgical Care Publishing, Inc., and Satyanman, Inc., dated March 17, 1994.
10.6*    Agreement of Lease between Surgical Care Publishing, Inc.
         and Satyanman, Inc., dated August 18, 1993.
10.7     Employment Agreement between Medscape, Inc. and Paul T.
         Sheils, dated January 26, 1998.
10.8     Employment Agreement between Medscape, Inc. and Steven
         Kalin, dated September 30, 1998.
10.9     Employment and Restricted Stock Purchase Agreement between
         Medscape, Inc. and Jeffrey L. Drezner, M.D., Ph.D., dated
         October 27, 1998.
10.10    Promissory Note dated October 27, 1998, in the principal
         amount of $627,949.64 made by Jeffrey L. Drezner, M.D.,
         Ph.D. in favor of Medscape, Inc.
10.11    Employment Agreement between Medscape, Inc. and Peter M.
         Frishauf, dated February 16, 1998.
10.12    Employment Agreement between Medscape, Inc. and George D.
         Lundberg, M.D., dated February 15, 1999.

EXHIBIT
NUMBER                           DESCRIPTION
10.13    Employment Agreement between Medscape, Inc. and David
         Yakimischak, dated March 15, 1999.
10.14    Employment Agreement between Medscape, Inc. and Meg Walsh, dated March 4, 1999.
10.15    1996 Stock Option Plan.
10.16    Form of Incentive Stock Option Agreement.
10.17    Form of Non-Qualified Stock Option Agreement.
10.18    Nonemployee Director Stock Option Plan.
10.19    Stock Purchase Agreement between Medscape, Inc. and
         investors, dated October 31, 1997 in respect of the Series C
         Preferred Stock.
10.20    First Amendment to Stock Purchase Agreement between
         Medscape, Inc. and investors, dated February 19, 1998.
10.21    Supplemental Agreement to Amendment to Stock Purchase
         Agreement and First Amendment to, and Waiver of Certain
         Terms of, Stockholders' Agreement between Medscape, Inc. and investors, dated March 9, 1998 in respect of the Series C
         Preferred Stock.
10.22    Series D Preferred Stock Purchase Agreement between
         Medscape, Inc. and investors, dated March 5, 1999.
10.23    Amended and Restated Stockholders' Agreement, dated March 5,
         1999.
10.24    Form of Copyright Assignment.
10.25    Form of Letter to Authors.
21.1     Subsidiaries of Medscape, Inc.
23.1*    Consent of Patterson, Belknap, Webb & Tyler LLP (included in
         Exhibit 5.1 hereto).
23.2     Consent of Deloitte & Touche LLP.
24.1     Powers of Attorney (included on the signature pages hereto).

---------------
* To be filed by Amendment to this Registration Statement.

ITEM 17.  UNDERTAKINGS

     1. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Medscape, Inc. pursuant to the foregoing provisions, or otherwise, Medscape, Inc. has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Medscape, Inc. of expenses incurred or paid by a director, officer, or a controlling person of Medscape, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Medscape, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     3.  The undersigned registrant hereby undertakes that:

        a. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon

     Rule 430A and contained in a form of prospectus filed by Medscape, Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        b. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Medscape, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on May 4, 1999.

                                      MEDSCAPE, INC.

                                      By: /s/ PAUL T. SHEILS

                                         ---------------------------------------
                                         Name: Paul T. Sheils
                                         Title: President and Chief Executive
                                          Officer

                               POWER OF ATTORNEY

     Each individual whose signature appears below constitutes and appoints each of Paul T. Sheils, Peter M. Frishauf and Steven R. Kalin, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                      TITLE                       DATE

             /s/ PAUL T. SHEILS                  President, Chief Executive Officer       May 4, 1999
---------------------------------------------      and Director (Principal Executive
               Paul T. Sheils                      Officer)

             /s/ STEVEN R. KALIN                 Chief Operating Officer and Chief        May 4, 1999
---------------------------------------------      Financial Officer (Principal
               Steven R. Kalin                     Financial Accounting Officer)

            /s/ ALAN J. PATRICOF                 Chairman of the Board of Directors       May 4, 1999
---------------------------------------------
              Alan J. Patricof

           /s/ JEFFREY L. DREZNER                Executive Vice President and Director    May 4, 1999
---------------------------------------------
             Jeffrey L. Drezner,
                 M.D., Ph.D.

            /s/ PETER M. FRISHAUF                Chairman-Executive Committee and         May 4, 1999
---------------------------------------------      Director
              Peter M. Frishauf

              /s/ MARC BUTLEIN                   Director                                 May 4, 1999
---------------------------------------------
                Marc Butlein

              /s/ ESTHER DYSON                   Director                                 May 4, 1999
---------------------------------------------
                Esther Dyson

         /s/ CARLO A. VON SCHROETER              Director                                 May 4, 1999
---------------------------------------------
           Carlo A. von Schroeter

             /s/ OAKLEIGH THORNE                 Director                                 May 4, 1999
---------------------------------------------
               Oakleigh Thorne

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION                             PAGE
 1.1*    Form of Underwriting Agreement.
 2.1     Asset Purchase Agreement between Medscape, Inc. and SCP
         Communications, Inc., dated April 1, 1996.
 2.2     Administrative Services Agreement between Medscape, Inc. and
         SCP Communications, Inc., dated April 1, 1996.
 2.3     Financing Agreement between Medscape, Inc. and SCP
         Communications, Inc., dated April, 1996.
 2.4     Purchase Agreement between Medscape, Inc. and the holders of all of the membership interests of Healthcare Communications
         Group, L.L.C. dated October 27, 1998.
 2.5     Letter Agreement between Medscape, Inc. and Ira Kirshenbaum,
         M.D., dated February 2, 1999 regarding the sale of assets of
         bonehome.com.
 2.6     Bill of Sale between Medscape, Inc. and CompuRx, dated March
         25, 1999.
 3.1     Amended and Restated Certificate of Incorporation, as
         currently in effect.
 3.2*    Form of Amended and Restated Certificate of Incorporation,
         to be filed prior to the closing of the offering made under this Registration Statement.
 3.3     Bylaws.
 4.1*    Form of Specimen Common Stock Certificate.
 5.1*    Opinion of Patterson, Belknap, Webb & Tyler LLP as to the
         validity of the securities being offered.
10.1     Agreement of Lease between Medscape, Inc. and R.A.A. Realty
         Company LP dated February 1999.
10.2*    Lease Assignment made by SCP Communications, Inc. made in
         favor of Medscape, Inc.
10.3*    Agreement of Lease between Surgical Care Publishing, Inc.
         and Satyanman, Inc., dated October 7, 1996.
10.4*    Agreement of Lease between Surgical Care Publishing, Inc.
         and Satyanman, Inc., dated August 29, 1995.
10.5*    Agreement of Lease between Surgical Care Publishing, Inc.
         and Satyanman, Inc., dated March 17, 1994.
10.6*    Agreement of Lease between Surgical Care Publishing, Inc.
         and Satyanman, Inc., dated August 18, 1993.
10.7     Employment Agreement between Medscape, Inc. and Paul T.
         Sheils, dated January 26, 1998.
10.8     Employment Agreement between Medscape, Inc. and Steven
         Kalin, dated September 30, 1998.
10.9     Employment and Restricted Stock Purchase Agreement between
         Medscape, Inc. and Jeffrey L. Drezner, M.D., Ph.D., dated
         October 27, 1998.
10.10    Promissory Note dated October 27, 1998, in the principal
         amount of $627,949.64 made by Jeffrey L. Drezner, M.D.,
         Ph.D. in favor of Medscape, Inc.
10.11    Employment Agreement between Medscape, Inc. and Peter M.
         Frishauf, dated February 16, 1998.
10.12    Employment Agreement between Medscape, Inc. and George D.
         Lundberg, M.D., dated February 15, 1999.
10.13    Employment Agreement between Medscape, Inc. and David
         Yakimischak, dated March 15, 1999.
10.14    Employment Agreement between Medscape, Inc. and Meg Walsh, dated March 4, 1999.
10.15    1996 Stock Option Plan.
10.16    Form of Incentive Stock Option Agreement.
10.17    Form of Non-Qualified Stock Option Agreement.
10.18    Nonemployee Director Stock Option Plan.
10.19    Stock Purchase Agreement, between Medscape, Inc. and
         investors dated October 31, 1997 in respect of the Series C
         Preferred Stock.

EXHIBIT
NUMBER                           DESCRIPTION                             PAGE
10.20    First Amendment to Stock Purchase Agreement between
         Medscape, Inc. and investors, dated February 19, 1998.
10.21    Supplemental Agreement to Amendment to Stock Purchase
         Agreement and First Amendment to, and Waiver of Certain
         Terms of, Stockholders' Agreement between Medscape, Inc. and investors, dated March 9, 1998 in respect of the Series C
         Preferred Stock.
10.22    Series D Preferred Stock Purchase Agreement between
         Medscape, Inc. and investors, dated March 5, 1999.
10.23    Amended and Restated Stockholders' Agreement, dated March 5,
         1999.
10.24    Form of Copyright Assignment.
10.25    Form of Letter to Authors.
21.1     Subsidiaries of Medscape, Inc.
23.1*    Consent of Patterson, Belknap, Webb & Tyler LLP (included in
         Exhibit 5.1 hereto).
23.2     Consent of Deloitte & Touche LLP.
24.1     Powers of Attorney (included on the signature page hereto).

---------------

* To be filed by Amendment to this Registration Statement.